UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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Radian Group Inc.

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Radian Group Inc. 1601 Market Street Philadelphia, Pennsylvania 19103-2337 800.523.1988 215.231.1000

April 10, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders of Radian Group Inc., which will be held at our headquarters, 1601 Market Street, 12th Floor, Philadelphia, Pennsylvania 19103, at 9:00 a.m. local time on May 10, 2017. The accompanying Notice of 2017 Annual Meeting of Stockholders and proxy statement describe the items to be considered and acted upon by the stockholders at the meeting.

Regardless of whether you plan to attend the annual meeting, please sign, date and return the enclosed proxy card as soon as possible so that your shares can be voted in accordance with your instructions. If you attend the meeting, you may revoke your proxy, if you wish, and vote personally. Because the representation of stockholders at the annual meeting is very important, we thank you in advance for your participation.

Sincerely,

Edward J. Hoffman

General Counsel and Corporate Secretary

RADIAN GROUP INC.

1601 Market Street

Philadelphia, Pennsylvania 19103-2337

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

Radian Group Inc. will hold its 2017 Annual Meeting of Stockholders as provided below:

Date and Time:	Wednesday, May 10, 2017, 9:00 a.m. local time

Place:	Radian Group Inc. 1601 Market Street, 12th Floor Philadelphia, Pennsylvania 19103

Items of Business:	(1) Elect ten directors, each for a one-year term, to serve until their successors have been duly elected and qualified;

(2) Conduct an advisory vote to approve the compensation of our named executive officers;

(3) Conduct an advisory vote on the frequency of the advisory vote to approve the compensation of our named executive officers;

(4)     Approve the Amended and Restated Radian Group Inc. Equity Compensation Plan to increase the number of shares of common stock authorized for issuance under the plan and to make certain other changes;

(5) Ratify the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for the year ending December 31, 2017; and

(6) In addition to the items above, the Company may transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

Record Date:	Stockholders of record as of the close of business on March 16, 2017 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement of the meeting.

Regardless of whether you plan to attend Radian’s annual meeting, please submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. For instructions about voting, please see “How Shares May Be Voted” on page 1 of the proxy statement.

By Order of the Board of Directors,

Edward J. Hoffman

General Counsel and Corporate Secretary

Philadelphia, Pennsylvania

April 10, 2017

Important Notice Regarding the Availability of Proxy Materials for the 2017 Annual Meeting of Stockholders to be held on May 10, 2017:

This proxy statement and our 2016 Annual Report to Stockholders are available at

www.radian.biz/StockholderReports.

i	2017 Proxy Statement

RADIAN GROUP INC.

1601 Market Street

Philadelphia, Pennsylvania 19103-2337

www.radian.biz

PROXY STATEMENT

FOR 2017 ANNUAL MEETING OF STOCKHOLDERS

The board of directors of Radian Group Inc. (“Radian” or the “Company”) is furnishing this proxy statement to solicit proxies from the Company’s stockholders for use at Radian’s 2017 Annual Meeting of Stockholders (the “Annual Meeting”). A copy of the Notice of 2017 Annual Meeting of Stockholders accompanies this proxy statement. These materials are also available on the internet at www.radian.biz/StockholderReports. This proxy statement and the accompanying proxy card are being mailed to stockholders beginning on or about April 10, 2017 to furnish information relating to the business to be transacted at the Annual Meeting.

INFORMATION ABOUT VOTING

Who Can Vote

Only stockholders of record on the close of business on March 16, 2017, the record date, may vote at the Annual Meeting. On the record date, 232,663,818 shares of our common stock were outstanding and entitled to vote at the Annual Meeting. For each share of common stock you held on the record date, you will be entitled to one vote on each matter submitted to a vote of stockholders. There is no cumulative voting.

What Shares Can Be Voted

You may vote all shares of our common stock owned by you as of the close of business on the record date.

These shares include:

•	Shares held directly in your name as the stockholder of record; and

•	Shares of which you are the beneficial owner but not the stockholder of record. These are shares not registered in your name but registered in “street name” through an account you have with a bank, broker or other holder of record (a “Nominee”), including shares owned by the Radian Group Inc. Savings Incentive Plan Stock Fund.

How Shares May Be Voted

Before the Annual Meeting, you can vote shares for which you are the stockholder of record by completing, signing and returning by mail the enclosed proxy card. Our stockholders of record may not vote by telephone or internet. You also may vote your shares at the Annual Meeting if you attend in person. If you are a stockholder of record, you may revoke your proxy at any time before it is voted by providing to our Corporate Secretary either a written instrument revoking it or a duly executed proxy bearing a later date. You also may revoke your proxy by attending the Annual Meeting and giving notice of revocation. Attendance at the Annual Meeting, by itself, will not constitute revocation of a proxy. Your vote is important to Radian. We encourage you to complete, sign and return the proxy card accompanying this proxy statement even if you plan to attend the Annual Meeting. You can always change your vote before the meeting or at the meeting, as described above.

Many of our stockholders who hold their shares in “street name” through a Nominee have the option to submit their proxies or voting instructions to their Nominee electronically by telephone or the internet. These stockholders should review and follow the voting instructions provided by their Nominee, including any instructions relating to revoking voting instructions. If you hold your shares in “street name” and wish to vote in person at the Annual Meeting, you must obtain a legal proxy from your Nominee.

Quorum and Votes Required for Approval

A quorum is necessary for us to conduct the business of the Annual Meeting. This means that holders of at least a majority of the shares entitled to vote must be present at the meeting, either in person or represented by proxy. Your shares are counted as present at the Annual Meeting if you attend the Annual Meeting and vote in person or if you properly complete and return a proxy or follow the voting instructions provided by your Nominee, as applicable.

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Information About Voting

The following table summarizes the vote threshold required for approval of each item of business to be transacted at the Annual Meeting. In addition, the table shows the effect on the outcome of the vote of: (i) abstentions; (ii) uninstructed shares held by brokers (which result in broker non-votes when a beneficial owner of shares held in “street name” does not provide voting instructions and, as a result, the institution that holds the shares is prohibited from voting those shares on certain proposals); and (iii) signed but unmarked proxy cards.

Proposal	Votes Required for Approval	Effect of Abstentions (1)	Uninstructed Shares/ Effect of Broker Non-votes (1)	Signed but Unmarked Proxy Cards (2)

Proposal 1 Election of directors	Majority of votes cast	No effect (3)	Not voted/No effect	Voted “For” each nominee

Proposal 2 Advisory, non-binding vote to approve named executive officer compensation	Majority of shares present in person or represented by proxy and entitled to vote	Same effect as a vote “Against”	Not voted/No effect	Voted “For”

Proposal 3 Advisory, non-binding vote on the frequency of the advisory vote to approve named executive officer compensation	The frequency (every year,
every two years or every
three years) that receives
the most votes cast by
stockholders present in
person or represented by
proxy and entitled to vote
will be considered the
frequency recommended
	by the stockholders	No effect	Not voted/No effect	Voted for a frequency of every year (“1 year”)

Proposal 4 Approval of the Amended and Restated Radian Group Inc. Equity Compensation Plan	Majority of shares present in person or represented by proxy and entitled to vote	Same effect as a vote “Against” (4)	Not voted/No effect	Voted “For”

Proposal 5 Ratification of the appointment of PricewaterhouseCoopers LLP as Radian’s independent registered public accounting firm for the year ending December 31, 2017	Majority of shares present in person or represented by proxy and entitled to vote	Same effect as a vote “Against”	Discretionary vote by broker	Voted “For”

(1)	Abstentions and broker non-votes are included for purposes of determining whether a quorum is present, however, abstentions are considered “entitled to vote” whereas broker non-votes are not.

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Information About Voting

(2)	If you complete your proxy card properly, but do not provide instructions on your proxy card as to how to vote your shares, your shares will be voted as shown in this column and in accordance with the judgment of the individuals named as proxies on the proxy card as to any other matter properly brought before the Annual Meeting.

(3)	Under Section 4.13(f) of our Amended and Restated By-Laws (the “By-Laws”), abstentions are not counted as votes “For” or “Against” a director’s election.

(4)	For purposes of this proposal, the New York Stock Exchange (the “NYSE”) listing standards require approval by at least a majority of votes cast and count abstentions as votes cast, meaning an abstention has the same effect as a vote “Against.” Accordingly, the NYSE approval requirement is consistent with that required by Radian’s By-Laws.

As described in the table above, in an uncontested election, meaning the number of director nominees is equal to or less than the number of directors to be elected at the meeting, our directors are elected by majority voting (Proposal 1). For an uncontested election of directors, a director is elected only if the number of shares voted “For” that director exceeds the number of shares voted “Against” that director. In accordance with our By-Laws, each of our incumbent directors submits a conditional resignation in advance of the Annual Meeting that will become effective if the number of shares voted “For” that director does not exceed the number of shares voted “Against” that director and the board accepts the director’s resignation. The director also may choose to retire from the board before the resignation is accepted by the board and becomes effective. If a sitting director fails to receive a majority of the votes cast, our board of directors will determine within 90 days of the Annual Meeting whether to accept the resignation of such director, unless the director retires during this 90-day period. If a nominee fails to receive a majority of the votes cast and the board accepts the director’s resignation or the director retires, there would be a vacancy created on the board. Our board would then have the option under our By-Laws either to appoint someone to fill the vacancy or to reduce the size of the board.

This year’s election of directors is an uncontested election of directors. If there were a contested election, then plurality voting, by which directors receiving the greatest number of votes cast would be elected, would apply.

Where to Find Voting Results

We will announce the preliminary voting results at the conclusion of the Annual Meeting, if practicable, and we will publish the voting results in a Current Report on Form 8-K that will be filed with the United States Securities and Exchange Commission (the “SEC”) within four business days after the conclusion of the Annual Meeting.

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PROPOSAL 1 – ELECTION OF DIRECTORS

Our Amended and Restated Certificate of Incorporation and our By-Laws provide for the annual election of directors. These organizational documents also provide that the number of directors, which shall not be less than nine or more than fourteen, shall be determined by our board of directors. Our board of directors has set the number of directors at ten.

Upon election, each of our directors serves for a one-year term and until his or her successor has been duly elected and qualified, or until his or her earlier removal or resignation. Our board of directors currently consists of Herbert Wender, David C. Carney, Howard B. Culang, Lisa W. Hess, Stephen T. Hopkins, Brian D. Montgomery, Gaetano Muzio, Gregory V. Serio, Noel J. Spiegel and Richard G. Thornberry.

Upon the recommendation of the Governance Committee of our board of directors, the board has nominated each of our current directors for reelection. All nominees (other than our Chief Executive Officer, Mr. Thornberry) are independent under applicable independence rules of the SEC and the NYSE, and all nominees have consented to be named in this proxy statement and to serve if elected. If, at the time of the Annual Meeting, any nominee is not available for election, proxies may be voted for another person nominated by the board, or the size of the board may be reduced.

Biographical Information for Director Nominees

Biographical information for each of the director nominees is provided below along with a discussion of each nominee’s specific experience, qualifications, attributes or skills that have led the board to conclude that he or she should be nominated for election or reelection.

Herbert Wender

Mr. Wender, 79, has served as non-executive Chairman of our board of directors since May 2005. He also previously served in this role from August 1992 to May 1999 and as Lead Director from May 1999 until his current appointment. Mr. Wender served as Chairman of the Board and Chief Executive Officer of Radian Guaranty Inc., our principal mortgage insurance subsidiary (“Radian Guaranty”), from June 1983 until July 1992. Between 1998 and 2001, Mr. Wender also served as a director and Vice Chairman of LandAmerica Financial Group, Inc., a title insurance company. Before that, he was Chairman of the Board and Chief Executive Officer of LandAmerica Financial Group’s predecessor, Commonwealth Land Title Insurance Company. He has been a director of Radian since July 1992.

Mr. Wender’s extensive leadership experience on our board of directors, his intimate familiarity with Radian, his prior management experience as Chief Executive Officer of our mortgage insurance subsidiary and his industry experience give him the expertise, skills and judgment to serve as a director and non-executive Chairman.

David C. Carney

Mr. Carney, 79, has served as President of Carney Consulting since March 1995. He served as Executive Vice President of Jefferson Health Systems, the parent company of a regional network of health care providers, from 1996 until 1999. Before that, he served as Chief Financial Officer of CoreStates Financial Corp, a banking and financial services holding company, from 1991 to 1995. Mr. Carney is a certified public accountant and served as Philadelphia Area Managing Partner for Ernst & Young LLP from 1980 through 1991. Mr. Carney served as Chief Executive Officer and Chairman of the Board of ImageMax, Inc., a provider of outsourced document management solutions, from 1999 through 2003. Mr. Carney also served as a director and Chairman of the Audit Committee of CSAA Insurance Group, an AAA insurer, from 2011 through 2014. Mr. Carney currently serves as a director and Chairman of the Executive Committee of AAA Club Alliance and as a director of AAA Club Partners. He has been a director of Radian since November 1992.

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Mr. Carney’s service as a director of Radian through various business and economic cycles gives him significant knowledge of Radian, its history and its businesses. Mr. Carney’s experience as a CPA, as managing partner of the Philadelphia area offices of one of the “big four” nationally recognized accounting firms, and as a Chief Financial Officer of a large, publicly-traded financial institution give him particular financial expertise and management experience relevant to his qualifications as a director and as the Chair of the Audit Committee of our board of directors. In addition, Mr. Carney’s consulting experience and service on other boards of directors give him a broad perspective and insight on effectively running and advising a business.

Howard B. Culang

Mr. Culang, 70, served as President of Laurel Corporation, a financial services firm, from January 1996 through December 2011. Mr. Culang was a Managing Member of JH Capital Management LLC, a management company for a private equity fund, from July 1998 to December 2010, and of Cognitive Capital Management LLC, a management company for a fund of hedge funds, from April 2001 to December 2005. In the past, he has served as Vice Chairman of Residential Services Corporation of America, the holding company for Prudential Home Mortgage, Lender’s Service, Inc. and Prudential Real Estate Affiliates, and as a Managing Director and member of the Executive Committee of the Prudential Home Mortgage Company, where he worked from November 1985 to December 2005. Mr. Culang also held a number of senior management positions with Citibank, N.A., including as a Senior Credit Officer. Mr. Culang currently serves as a director of Phase Change Software, LLC (formerly ioSemantics, LLC), a privately owned software company. He has been a director of Radian since June 1999.

Mr. Culang’s service as a director of Radian through various business and economic cycles gives him significant knowledge of Radian, its history and its businesses. In addition, his significant management experience in the mortgage and financial services industries gives him valuable expertise and a broad understanding of the mortgage business. These experiences are particularly relevant in Mr. Culang’s role as Chair of the Credit Committee of our board of directors.

Lisa W. Hess

Ms. Hess, 61, has been President and Managing Partner of SkyTop Capital Management LLC (“SkyTop”), an investment fund, since October 2010. From October 2002 to December 2008, she was the Chief Investment Officer of Loews Corporation, a diversified holding company, where she was responsible for managing approximately $50 billion in assets. Ms. Hess was a Founding Partner of Zesiger Capital Group, a diversified money manager, and also has held positions at First Boston Corporation, Odyssey Partners and Goldman, Sachs & Co. She has served on the U.S. Treasury Debt Advisory Committee and the Federal Reserve Bank of New York Investors Advisory Committee. Since June 2009, Ms. Hess has been a Trustee of Teachers Insurance and Annuity Association (“TIAA”), serving on the investment, real estate, customers and products and corporate governance committees. She has been a director of Radian since February 2011.

Ms. Hess’ extensive experience managing financial assets, including in her current role with SkyTop, and previously as a chief investment officer of Loews Corporation, and as a member of various investment and advisory committees, gives her a broad range of expertise with respect to finance, investments and the capital markets that is particularly beneficial to the board and in her role as Chair of the Finance and Investment Committee of the board. Her position as President and Managing Partner of SkyTop brings a current, day-to-day business perspective that is valuable in enhancing board oversight in today’s

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operating environment. In addition, her experience serving on the corporate governance committee at TIAA brings an added perspective and insight to the board’s consideration of corporate governance issues and the concerns of institutional shareholders.

Stephen T. Hopkins

Mr. Hopkins, 66, served most recently as President of Hopkins and Company LLC, a management consulting business, from February 1999 to 2014. From 1976 to January 1999, Mr. Hopkins held a number of managerial positions with Federal Home Loan Mortgage Corporation (“Freddie Mac”), a government sponsored enterprise that purchases and securitizes qualifying mortgage loans, serving as Senior Vice President and National Sales Director from April 1994 through August 1998. He has been a director of Radian since June 1999.

Mr. Hopkins’ service as a director of Radian through various business and economic cycles gives him significant knowledge of Radian, its history and its businesses. Additionally, Mr. Hopkins’ experience of more than 20 years with Freddie Mac gives him specialized insight into the mortgage industry and the role of government sponsored enterprises within the industry. Because Radian works closely on a regular basis with such government sponsored enterprises, Mr. Hopkins’ experience is especially valuable in this regard. Having served as an executive officer of Freddie Mac, he has broad general management experience and expertise to apply to many aspects of Radian’s business, including in his role as Chair of the Compensation and Human Resources Committee of our board of directors.

Brian D. Montgomery

Mr. Montgomery, 60, serves as Vice Chairman of The Collingwood Group, LLC (“Collingwood”), a business consulting firm that provides advice to corporate leadership on a range of issues within the financial services and mortgage banking industries. Mr. Montgomery also serves as a Partner of Collingwood Capital Advisors, LLC, which is a member of the Financial Industry Regulatory Authority and the Securities Investor Protection Corporation. Prior to joining Collingwood in August 2009, Mr. Montgomery served as the Assistant Secretary for Housing and Commissioner of the Federal Housing Administration (“FHA”) within the U.S. Department of Housing and Urban Development from June 2005 to July 2009. Before serving as Commissioner of the FHA, from January 2001 to April 2005, Mr. Montgomery served in the White House as Deputy Assistant to the President and Cabinet Secretary, as well as Deputy Assistant to the President and Director of Presidential Advance. Mr. Montgomery was Chairman of the Hope for Homeowners Oversight Board from 2008 to 2009 and served as a board member of the Federal Housing Finance Board from 2005 to 2008. In 2014, Mr. Montgomery became a director of Reverse Mortgage Investment Trust Inc., a real estate finance company that is focused on acquiring, originating, financing and managing home equity conversion mortgage loans, home equity conversion mortgage backed securities guaranteed by the Government National Mortgage Association and other real estate-related assets. He has been a director of Radian since May 2012.

Mr. Montgomery possesses a significant understanding of the mortgage industry, a deep knowledge of federal housing policies and broad experience in the federal regulation of housing. This expertise is extremely valuable to the Company as it seeks to navigate and capitalize upon the regulatory and legislative changes in the housing and mortgage finance industries.

Gaetano Muzio	Mr. Muzio, 63, is a Principal and co-founder of Ocean Gate Capital Management, LP (“Ocean Gate”), an investment fund. For 27 years prior to founding Ocean Gate, Mr. Muzio worked at Goldman, Sachs & Co. in various positions, including serving as a Managing Director from 1996 until 2004. In 1986, he became the first Global Mortgage and Asset Backed Sales Manager responsible for creating the sales team and strategy for, and was also one of the founding members of, Goldman’s Mortgage and Asset

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Proposal 1 – Election of Directors

Backed Department. In 1990, he became a general partner and Co-Head of Goldman’s Mortgage Department, with responsibilities for overseeing trading, risk management, sales, research, structured finance and compliance for the department. He has been a director of Radian since May 2012.

Mr. Muzio possesses a broad understanding of the mortgage industry. In addition, his significant experience in finance, risk management and corporate governance and strategy gives him extensive expertise in several areas that are valuable to the board’s oversight responsibilities.

Gregory V. Serio

Mr. Serio, 55, has served as a partner with Park Strategies, LLC (“Park Strategies”), a management and government relations consulting firm, since January 2005. He currently serves as the head of Park Strategies’ risk and insurance management practice group. Prior to joining Park Strategies, Mr. Serio served as Superintendent of Insurance for the State of New York from May 2001 to January 2005. From January 1995 until his appointment as Superintendent in 2001, Mr. Serio served as First Deputy Superintendent and General Counsel of the New York Insurance Department. Mr. Serio also has served as the Chairman of the Government Affairs Task Force of the National Association of Insurance Commissioners (“NAIC”) and as a member of and NAIC representative on the Financial Services and Banking Information Infrastructure Committee of the United States Treasury. He was also a commissioner of the International Commission on Holocaust Era Insurance Claims. Mr. Serio currently serves on the board of the College of St. Rose in Albany, New York. He has been a director of Radian since May 2012.

From both his private and public sector roles, Mr. Serio possesses extensive knowledge and experience in the insurance industry. His in-depth understanding of insurance regulatory matters, including financial and market conduct examinations and other compliance-related matters, combined with his experience in risk management and corporate governance matters, further strengthens the board’s oversight and perspective in these areas. He is also a Board Leadership Fellow of the National Association of Corporate Directors, which, together with his current and past work experiences, provide him with especially valuable expertise in his role as Chair of the Governance Committee of our board of directors.

Noel J. Spiegel

Mr. Spiegel, 69, was a partner at Deloitte & Touche, LLP (“Deloitte”) where he practiced from September 1969 until May 2010. In his career at Deloitte, he served in numerous management positions, including as Deputy Managing Partner; a member of Deloitte’s Executive Committee; Managing Partner of Deloitte’s Transaction Assurance practice, Global Offerings and International Financial Reporting Standards practice and Technology, Media and Telecommunications practice (Northeast Region); and as Partner-in-Charge of Audit Operations in Deloitte’s New York Office. Mr. Spiegel currently serves on the boards of directors and as Chair of the audit committees of American Eagle Outfitters, Inc. and vTv Therapeutics, Inc. He has been a director of Radian since February 2011.

Mr. Spiegel’s significant prior service as a partner at Deloitte, and his current experience as chair of audit committees of publicly held companies, provides him with a depth of experience in management, financial reporting, risk management, and public accounting and finance that is of significant value and relevance to the board and in particular the Audit Committee. In addition, his work with many public companies as an independent auditor provides him with a unique perspective and depth of insight with respect to corporate governance, board leadership and corporate strategy.

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Proposal 1 – Election of Directors

Richard G. Thornberry

Mr. Thornberry, 58, has served as Radian’s Chief Executive Officer since March 2017. Before joining Radian, from 2006 until 2016, Mr. Thornberry served as the Chairman and Chief Executive Officer of NexSpring Group, LLC (“NexSpring Group”), a company that he co-founded in 2006. NexSpring Group provides mortgage industry advisory and technology services to private equity investors, mortgage lenders, financial institutions, mortgage investors and other mortgage industry participants. Mr. Thornberry also has served as the Chairman and Chief Executive Officer of NexSpring Financial, LLC, an early stage fintech company that he co-founded to focus on improving the overall value proposition for all participants in a residential mortgage origination transaction. Prior to founding NexSpring Group, from 1999 until 2005 Mr. Thornberry served as President and Chief Executive Officer of Nexstar Financial Corporation, an end-to-end mortgage business process outsourcing firm, which he co-founded in 1999 and sold to MBNA Home Finance in 2005. Mr. Thornberry has also held executive positions with MBNA Home Finance from 2005 until 2006, Citicorp Mortgage Inc. from 1996 until 1998 and Residential Services Corporation of America/Prudential Home Mortgage Company from 1987 until 1996. Mr. Thornberry began his career as a certified public accountant at Deloitte where he primarily worked with financial services clients and entrepreneurial businesses. He has been a director of Radian since March 2017.

Mr. Thornberry was elected to the board of directors in conjunction with his appointment as our Chief Executive Officer following an extensive search overseen by a special committee of the board of directors. Mr. Thornberry’s broad understanding of the mortgage finance industry and experience leading innovative mortgage industry businesses gives him a unique perspective and set of skills to lead our Company and contribute to the board of directors.

Additional Information Regarding Directors

For additional information regarding our board of directors, its standing committees, and our standards for corporate governance and director independence, refer to the sections entitled “Corporate Governance and Board Matters” and “Compensation of Executive Officers and Directors—Director Compensation” below.

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES. SIGNED PROXIES WILL BE VOTED “FOR” EACH OF THE DIRECTOR NOMINEES UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

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PROPOSAL 2 – ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our stockholders with the opportunity to approve, on an advisory, non-binding basis, the compensation of our named executive officers (“NEOs”), as disclosed in the “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis” section of this proxy statement (the “Compensation Discussion and Analysis”) and the accompanying tabular and narrative disclosures. This vote is intended to provide an overall assessment of our executive compensation program rather than focus on any specific item of compensation.

Based on an advisory vote at our 2011 annual meeting of stockholders, it is our current policy to conduct an advisory vote on the compensation of our NEOs on an annual basis. This year, we are again providing our stockholders with the opportunity to cast an advisory vote on the frequency of this advisory vote on the compensation of our NEOs. See Proposal 3.

Our executive compensation program is designed under the direction of our Compensation and Human Resources Committee of our board of directors (the “Committee”) to attract, motivate and retain high quality executive officers and to align our pay-for-performance philosophy with sound risk management practices and our overall business and strategic objectives. In 2016, our executive compensation program again included a heavy focus on performance-based variable compensation, with long-term incentives (“LTI”) based on rigorous performance metrics based on traditional measures of performance that require both relative outperformance and strong absolute growth. The Committee used limited discretion and only when coupled with disciplined decision making and transparency.

In considering the compensation of our NEOs in connection with this Proposal 2, we believe it is important to observe the following with respect to our 2016 executive compensation program:

➢	We maintained a heavy focus on performance-based variable compensation.

Fixed compensation continues to represent a limited portion of our NEOs’ total compensation. Base salary represented only 16% of

Mr. Ibrahim’s 2016 total target compensation and, on average, only 27% of the total target compensation for our other NEOs. The remaining portion of our CEO’s and each other NEO’s total target compensation was tied to, and contingent upon, Company and individual performance.

➢	Our compensation program demonstrates a strong correlation between pay and performance.

•	The Committee funded 2016 short-term incentive (“STI”) awards above target due to the strength of our 2016 performance.

The Company had an exceptional performance year in 2016, including improvements in the metrics of consolidated adjusted pretax operating income and book value, improved financial strength and flexibility, a record year in new insurance written (“NIW”) on a flow basis, the highest market share in the private mortgage insurance industry and meaningful progress in positioning the Company’s businesses for future success. In recognition of the Company’s strong performance, the Committee awarded to our NEOs 2016 STI awards at levels above target.

•	The Committee funded 2015 medium-term incentive (“MTI”) awards above target given the strong credit performance and projected profitability of our 2015 insured portfolio.

The 2015 MTI award was based on the credit performance and projected profitability of our 2015 mortgage insurance portfolio through the end of 2016. Based on the credit performance of this insured portfolio and the expected strong profitability of this portfolio, we believe this portfolio represents one of the strongest performing portfolios that we have ever written. As a result, the Committee awarded the maximum payout of 125% of target for the 2015 MTI awards.

•	Our annual LTI awards consist solely of performance-based equity awards that require relative outperformance and strong absolute growth. Failure to perform over the long-term can significantly diminish our NEOs’ realized pay.

Our 2016 LTI awards provide for meaningful payouts only if the Company outperforms our

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Proposal 2 – Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

compensation peer group and produces strong growth in book value. The performance-based restricted stock units granted to the NEOs in 2016 are comprised of two components – relative total stockholder return (“TSR”) performance and book value growth. With respect to TSR performance, the NEOs are eligible for above target awards only if the Company outperforms the median performance of its compensation peers. With respect to the book value component, the Company must achieve at least a 25% increase in book value (as defined below in the Compensation Discussion and Analysis) for an NEO to be eligible to receive an award at 100% of target.

The performance-based stock options granted to the NEOs in 2016 will vest only if the closing price of the Company’s common stock exceeds 125% of the option exercise price for ten consecutive trading days ending on or after the third anniversary of the grant date.

➢	We use limited discretion in our compensation program and only when coupled with disciplined decision making and transparency.

Our executive compensation program is predominantly formula-based, with the discretionary components of our program (STI and MTI) representing only 29% and 33% of the total compensation of our CEO and the other NEOs (on average), respectively. The Committee has determined that while a more formula-based approach could bring greater predictability to the level of potential payouts, it also has the potential to ignore the multitude of variables that influence our NEOs’ decision-making throughout any given annual period, and most importantly, the potential to limit the Committee’s ability to appropriately recognize positive and negative factors that were not apparent to the Committee when setting goals at the beginning of an annual performance period. As a result, clear metrics are established for each major area of focus, but the payouts also remain subject to the Committee’s discretion. Given this limited use of discretion, we disclose in detail not only the quantitative performance metrics established for evaluating performance, but also the qualitative factors considered by the Committee in evaluating each of the major areas of focus and the Committee’s assigned payout percentage for each such area.

➢	We have implemented strong governance and compensation practices, and we do not engage in problematic pay practices.

We (1) impose double-trigger vesting for change-of-control payments; (2) do not provide gross-ups for excise taxes; (3) prohibit speculative transactions in our stock; (4) impose a strong compensation clawback policy; (5) impose rigorous stock ownership requirements and have instituted post-vesting share retention requirements; and (6) provide limited perquisites to our NEOs.

We urge you to read our Compensation Discussion and Analysis in its entirety. While this vote is advisory and non-binding, our board of directors values the opinion of our stockholders and will take into account the outcome of the vote when considering future executive compensation matters. We are asking our stockholders to indicate their support for the compensation of our NEOs by voting “FOR” this proposal and the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT. SIGNED PROXIES WILL BE VOTED “FOR” APPROVAL UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

10	2017 Proxy Statement

PROPOSAL 3 – ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE TO APPROVE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with an opportunity to cast an advisory, non-binding vote on the frequency of the advisory vote set forth in Proposal 2. Stockholders can indicate their preference on whether we should hold an advisory vote on NEO compensation annually, every two years or every three years. Stockholders also have the option to abstain from voting on this matter.

In 2011, our stockholders voted (in an advisory, non-binding vote) in favor of the recommendation of our board of directors that we annually submit the Company’s executive compensation to our stockholders for approval on a non-binding basis, and our board of directors adopted this approach. We continue to believe that an annual advisory vote on executive compensation would be most appropriate. This will permit our stockholders to provide important and frequent input on our executive compensation practices, and is consistent with our efforts to engage with our stockholders on executive compensation matters.

Our board of directors values the opinion of our stockholders and will take into account the outcome of the vote when considering the frequency of the advisory vote set forth in Proposal 2. Because this vote is advisory, however, it is not binding on our board, and our board may decide it is in the best interests of the Company and our stockholders to hold an advisory vote on executive compensation more or less frequently than the frequency that receives the most votes cast by our stockholders. It is expected that the next advisory vote on the frequency of an advisory vote on compensation of the Company’s named executive officers will occur at the 2023 annual meeting of stockholders.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstain from voting) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of our board of directors.

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE TO CONDUCT FUTURE ADVISORY VOTES TO APPROVE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS EVERY YEAR (“1 year”). SIGNED PROXIES WILL BE VOTED TO CONDUCT FUTURE ADVISORY VOTES TO APPROVE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS EVERY YEAR UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

11	2017 Proxy Statement

PROPOSAL 4 – APPROVAL OF AMENDED AND RESTATED RADIAN GROUP INC. EQUITY COMPENSATION PLAN

We are asking our stockholders to approve a proposal to amend and restate the Radian Group Inc. 2014 Equity Compensation Plan as the Radian Group Inc. Equity Compensation Plan. For purposes of this Proposal 4, we refer to the plan as currently in effect as the “Existing Equity Plan” and the plan as amended and restated as the “Amended Equity Plan.”

The purpose of the Amended Equity Plan is to attract, motivate and retain highly qualified officers, directors, employees and other individuals. We believe that the Amended Equity Plan is necessary so that the Company can continue to further these objectives by providing these individuals with an opportunity to acquire a direct proprietary interest in the future success of Radian. The Amended Equity Plan will enable us to incentivize these individuals to improve our business and results of operations, including, importantly, encouraging a focus on enhancing long-term value for stockholders. In addition, we believe the proposed amendments will more closely align the interests of Amended Equity Plan participants with those of our stockholders.

On February 8, 2017, our board of directors, upon the recommendation of the Committee, approved and adopted the Amended Equity Plan, subject to the approval of Radian’s stockholders at the Annual Meeting. Stockholder approval of the Amended Equity Plan is also being sought to (i) meet NYSE listing requirements; and (ii) as further discussed below under “Qualified Performance-Based Compensation,” to permit the grant of awards that are intended to qualify as “performance-based compensation” not subject to the $1 million deduction cap under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (such awards are referred to as “qualified performance awards”). In general, to grant qualified performance awards, the material terms of the performance goals under which compensation may be paid must be disclosed to and approved by the Company’s stockholders at least once every five years. For purposes of Section 162(m) of the Code, the material terms include (i) the individuals eligible to receive compensation; (ii) a description of the business criteria on which the performance goals are based; and (iii) the maximum amount of compensation that can be paid to an individual under the performance goal. Each of these aspects is discussed below, and stockholder approval of the Amended Equity Plan will constitute approval of each of these aspects of the Amended Equity Plan for purposes of the approval requirements of Section 162(m) of the Code.

The material differences between the Existing Equity Plan and the Amended Equity Plan are as follows:

•	Aggregate Share Limit. The maximum aggregate number of shares of the Company’s common stock that may be issued under the Amended Equity Plan with respect to awards made on or after May 10, 2017 (the “Amendment Effective Date”) is increased by an additional 7,950,000 shares.

•	Director Limits. Under the Amended Equity Plan, the maximum grant date fair value of all awards granted to any non-employee director of the Company during any calendar year may not exceed $500,000 in total value.

•	Double Trigger Vesting upon Change of Control. The Amended Equity Plan provides for “double trigger” vesting upon a change of control, meaning that, unless the Committee provides otherwise in the grant letter, if awards are assumed by the buyer or otherwise continued after a change of control, vesting is accelerated only if the grantee’s employment is terminated within a specified period before or following the change of control. The Existing Equity Plan gives the Committee discretion to determine how outstanding awards are to be handled upon a change of control and does not provide for any particular treatment as a presumption.

•

Dividends and Dividend Equivalent Rights. The Amended Equity Plan precludes the vesting and/or payment of dividends or dividend equivalent rights on performance share, restricted stock and restricted stock unit (“RSU”) awards unless and until the corresponding award has vested and/or become payable in accordance with its terms. In addition, the Amended Equity Plan provides that, for dividends and dividend equivalents that are intended to be qualified performance awards, the maximum amount of cash dividends and dividend equivalents that any grantee (other than a non-employee director) may accrue for any calendar year with respect to restricted stock grants, RSUs,

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Proposal 4 – Approval of Amended and Restated Radian Group Inc. Equity Compensation Plan

or performance share awards is $250,000.

•	Additional Performance Goals. The Amended Equity Plan expands the list of criteria from which the Committee may select in granting awards that are intended to qualify as qualified performance awards under Section 162(m) of the Code to add the following: (i) contribution margin; (ii) labor margin; (iii) earnings before interest, taxes, depreciation and amortization (“EBITDA”) margin; (iv) book value; (v) book value per share; and (vi) book value growth.

•	Definition of Change of Control. The definition of “Change of Control” under the Amended Equity Plan has been revised to eliminate the Committee’s discretion to vary the definition of “Change of Control” in a grant letter.

•	Tax Withholding. The Committee will have the discretion to provide for share withholding for taxes with respect to awards granted under the Existing Equity Plan or the Amended Equity Plan at rates in excess of the minimum statutory rate.

•	Plan Term. The term of the Amended Equity Plan is extended to May 9, 2027.

•	Other Changes. The Amended Equity Plan also includes other administrative and technical changes.

With the exception of providing the Committee with the flexibility to withhold shares in excess of the minimum applicable tax withholding amount to satisfy the Company’s tax withholding obligations, the terms of the Amended Equity Plan will apply only to awards granted on or after the Amendment Effective Date, and awards granted prior to the Amendment Effective Date will continue to be governed by the applicable grant letters and the terms of the Existing Equity Plan without giving effect to changes made by the Amended Equity Plan.

Determination of Shares to be Available for Issuance

The board of directors believes that our executive compensation program, and particularly the granting of equity awards, allows us to align the interests of officers, directors, employees and other individuals who are selected to receive awards with the interests of our stockholders. The Amended Equity Plan is designed to enable us to formulate and implement a compensation program that will attract, motivate and retain officers and other employees who we expect will contribute to our financial success. The board of directors believes that awards granted pursuant to the Amended Equity Plan are a vital component of our compensation program and, accordingly, that it is important that an appropriate number of shares of stock be authorized for issuance under the Amended Equity Plan.

As of December 31, 2016, 1,004,109 shares of our common stock remained available for grants of awards under the Existing Equity Plan. If this Proposal 4 is approved by our stockholders at the Annual Meeting, our share reserve will increase by 7,950,000 shares of our common stock. If Proposal 4 is approved by our stockholders, the maximum aggregate number of shares of common stock that may be issued under the Amended Equity Plan with respect to awards granted on or after the Amendment Effective Date is 16,998,328 shares, which is the sum of (i) 7,950,000 shares of common stock, plus (ii) the number of shares of common stock that remained available for awards under the Existing Equity Plan (1,004,109 shares as of December 31, 2016), plus (iii) the number of shares of common stock subject to outstanding awards that are payable in shares under the Existing Equity Plan which terminate, expire, or are cancelled, forfeited, exchanged or surrendered (up to 4,808,821 shares as of December 31, 2016, with the performance stock units measured at their maximum potential payout), plus (iv) the number of shares of common stock subject to outstanding awards that are payable in shares under the Company’s Amended and Restated 2008 Equity Plan (“2008 Equity Plan”) which terminate, expire or are cancelled, forfeited, exchanged, or surrendered (up to 3,235,398 shares as of December 31, 2016) (“2008 Plan Shares”). The number of shares set forth in (ii) above will be reduced by the number of shares subject to awards granted under the Existing Equity Plan after December 31, 2016 and before the Amendment Effective Date, which was 204,262 shares as of March 21, 2017. The aggregate number of shares that may be issued under the Amended Equity Plan is subject to adjustments under the Amended Equity Plan, as described in “Adjustment Provisions; Change of Control of Radian” below.

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Proposal 4 – Approval of Amended and Restated Radian Group Inc. Equity Compensation Plan

In determining the number of additional shares to reserve for issuance under the Amended Equity Plan, we considered many factors, including our share availability under the Existing Equity Plan, our historical burn rate and our projected burn rate under the Amended Equity Plan, as well as the potential costs and benefits to our stockholders of the share request under the Amended Equity Plan.

Dilution Analysis

The table below shows our potential dilution (often referred to as overhang) levels based on the shares of our common stock outstanding combined with our total equity awards outstanding, the shares currently available for grant under the Existing Equity Plan and our request for 7,950,000 new shares of our common stock to be available for awards under the Amended Equity Plan. The 7,950,000 new shares of our common stock represent potential dilution of approximately 3.46% of the Total Potential Overhang plus Shares of Common Stock Outstanding as of December 31, 2016, as described in the table below. The board of directors believes that this number of shares of common stock under the Amended Equity Plan represents a reasonable amount of potential equity dilution, which will allow us to continue granting equity awards in furtherance of the goals of our equity compensation program.

Potential Overhang as of December 31, 2016 with 7,950,000 New Shares
Stock Options Outstanding as of December 31, 2016	2,839,738
Weighted Average Exercise Price of Stock Options Outstanding as of December 31, 2016	$7.64
Weighted Average Remaining Term of Stock Options Outstanding as of December 31, 2016	5.3 years
Outstanding Phantom Stock Units(1), Time-Based RSUs and Performance Stock Units(2)(3)	3,442,628
Total Equity Awards Outstanding as of December 31, 2016(4)	6,282,366
Shares Available for Grant under the Existing Equity Plan as of December 31, 2016(5)	1,004,109
Shares Requested	7,950,000
Total Potential Overhang under the Plan (including all prior equity compensation plans)	15,236,475
Shares of Common Stock Outstanding as of December 31, 2016	214,521,079
Total Potential Overhang plus Shares of Common Stock Outstanding as of December 31, 2016	229,757,554
Potential Dilution of 7,950,000 shares as a Percentage of the sum of Total Potential Overhang plus Shares of Common Stock Outstanding as of December 31, 2016	3.46%

(1)	Phantom Stock Units represent units awarded to our non-employee directors prior to 2009.

(2)	Performance Stock Units represent performance-based RSUs measured at target (performance stock units can be paid out at, above or below target).

(3)	The Outstanding Phantom Stock Units, Time-Based RSUs and Performance Stock Units

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Proposal 4 – Approval of Amended and Restated Radian Group Inc. Equity Compensation Plan

represents the number of outstanding phantom stock units, time-based RSUs and performance stock units, with the performance stock units measured at target (performance stock units can be paid at, above or below target), and includes accrued dividend equivalents that are payable in shares of common stock with respect to awards granted to our non-employee directors.

(4)	Represents the number of shares issuable pursuant to outstanding equity awards under the Radian Group Inc. 1995 Equity Compensation Plan (“1995 Equity Plan”), 2008 Equity Plan and the Existing Equity Plan.

(5)	The Shares Available for Grant have not been adjusted for the 1.31 to one share counting provision for full value shares under the Existing Equity Plan.

Based on our current equity award practices, we estimate that the authorized shares under the Amended Equity Plan may be sufficient to provide us with an opportunity to grant equity awards for approximately five years, in amounts determined appropriate by the Committee, which will administer the Amended Equity Plan. This is only an estimate, and circumstances could cause the share reserve to be used more quickly or more slowly. These circumstances include, but are not limited to, the future price of shares of our common stock, the mix of cash, options and full value awards provided as long-term incentive compensation including changes to our compensation program that involve a larger percentage of long-term incentive compensation, payouts of performance-based awards in excess of target in the event of superior performance, hiring activity, and promotions during the next few years.

Burn Rate

The table below sets forth the following information regarding the awards granted under the Existing Equity Plan and the 2008 Equity Plan: (i) the burn rate for each of the last three calendar years and (ii) the average burn rate over the last three calendar years. The burn rate for a year has been calculated as follows:

(i)	the number of stock options, time-based RSUs, and performance stock units granted in the applicable year divided by

(ii)	the weighted average number of shares of our common stock outstanding for the applicable year.

Dividend equivalents are included in the burn rate calculation because dividend equivalents under the outstanding awards granted to non-employee directors are paid in shares of common stock. Outstanding awards granted to employees do not include dividend equivalent rights.

For completeness, we have also included in the table below a burn rate calculation based on the number of stock options granted, time-based RSUs granted and performance stock units earned in the applicable year, divided by the weighted average number of shares of our common stock outstanding for the applicable year.

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Proposal 4 – Approval of Amended and Restated Radian Group Inc. Equity Compensation Plan

Burn Rate

Numbers of shares (except % amounts)

Element	2016	2015	2014	Three- Year Average
Time-Based RSUs granted	273,726	113,141	170,176
Performance Stock Units granted	701,110	499,740	702,180
Total Full Value Awards granted	974,836	612,881	872,356
Stock Options granted	342,090	212,230	289,500
Total Full Value Awards and Stock Options granted	1,316,926	825,111	1,161,856
Weighted Average Number of Shares of Common Stock Outstanding as of December 31,	211,789,000	199,910,000	184,551,000
Burn Rate (Stock Options, Time-Based RSUs, and target Performance Stock Units granted)	0.62%	0.41%	0.63%	0.55%
Total Time-Based RSUs granted, Stock Options granted, and Performance Stock Units earned	615,816 (1)	325,371 (2)	459,676 (2)	—
Burn Rate (Stock Options and Time-Based RSUs granted, and earned Performance Stock Units)	0.29%	0.16%	0.25%	0.23%

(1)	Performance Stock Units that were granted in 2013 and vested in 2016 were paid out at zero, therefore no shares were earned from these Performance Stock Units.

(2)	Performance Stock Units that were granted in 2011 and 2012 were payable in cash, according to their terms, and were settled in cash in 2014 and 2015, respectively. Therefore, no shares were payable with respect to these Performance Stock Units. No cash-settled Performance Stock Units were granted after 2012.

The burn rate means that we used an annual average of approximately 0.55% of the weighted average shares outstanding for awards granted over the past three years under the Existing Equity Plan and the 2008 Equity Plan.

Description of the Amended Equity Plan

The following is a description of the Amended Equity Plan, which is qualified by reference to the full text of the Amended Equity Plan, which is attached as Appendix A to this proxy statement. If the Amended Equity Plan is approved by our stockholders at the Annual Meeting, it will become immediately effective. If the Amended Equity Plan is not approved by our stockholders, the Existing Equity Plan will continue as currently in effect.

Shares Subject to the Plan. Subject to adjustments set forth in the Amended Equity Plan and described in “Adjustment Provisions; Change of Control of Radian” below, the maximum aggregate number of shares of common stock that may be issued under the Amended Equity Plan with respect to awards granted on or after the Amendment Effective Date is 16,998,328 shares, which is the sum of (i) 7,950,000 shares of common stock, plus (ii) the number of shares of common stock that remained available for awards under the Existing Equity Plan (1,004,109 shares as of December 31, 2016), plus (iii) the number of shares of common stock subject to outstanding awards that are payable in shares under the Existing Equity Plan which terminate, expire, or are cancelled, forfeited, exchanged or surrendered (up to 4,808,821 shares as of December 31, 2016, with the performance stock units measured at their maximum potential payout), plus (iv) the 2008 Plan Shares (up to 3,235,398 as of December 31, 2016) (amounts in items (i) through (iv) collectively, the “Amended Equity Plan Reserve”). The number of shares set forth in (ii) above will be reduced by the number of shares subject to grants awarded after December 31, 2016 and before the Amendment Effective Date.

Share Counting Rules under the Amended Equity Plan. Each option or stock appreciation right (“SAR”) granted under the Amended Equity Plan on or after the Amendment Effective Date (other than a SAR providing for settlement solely in cash) will reduce the Amended Equity Plan Reserve by one share for each share subject to such grant. Each grant of restricted stock, RSUs or performance share awards under the Amended Equity Plan on or after the Amendment

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Proposal 4 – Approval of Amended and Restated Radian Group Inc. Equity Compensation Plan

Effective Date (other than an award providing for settlement solely in cash) will reduce the Amended Equity Plan Reserve by 1.31 shares for each share subject to such grant. Any such grants that are restored to the Amended Equity Plan Reserve (because of termination, forfeiture, expiration or cancellation of such award) will increase the Amended Equity Plan Reserve by the same respective amounts. Stock-based awards that are settled solely in cash will not count against the Amended Equity Plan Reserve. Other shares, such as shares not issued as a result of the net settlement of a stock-settled SAR, shares tendered in payment of an option exercise price or withheld for taxes, or shares repurchased on the open market with the proceeds of the exercise price of any grant, will not be restored to the Amended Equity Plan Reserve.

Treatment of the 2008 Equity Plan Awards for purposes of determining the Amended Equity Plan Reserve. A “2008 Plan Award” is an award granted under the 2008 Equity Plan in the form of either a non-qualified stock option, RSU, phantom stock or performance share award that is payable in shares and that is outstanding as of the Amendment Effective Date. A 2008 Plan Award that is a non-qualified stock option (and that terminates, expires or is cancelled or forfeited on or after the Amendment Effective Date) will increase the Amended Equity Plan Reserve by one share for each such option. A 2008 Plan Award that is a RSU, phantom stock or performance share award (and that terminates, expires or is cancelled on or after the Amendment Effective Date) will increase the Amended Equity Plan Reserve based on the applicable formula used under the 2008 Equity Plan (1.19 shares for grants made on or after May 11, 2011 and 1.14 shares for grants made on or after May 13, 2009 and before May 11, 2011). Other shares subject to the 2008 Plan Awards, such as shares tendered in payment of an option exercise price or withheld for taxes, or shares repurchased on the open market with the proceeds of the exercise price of any grant, will not be restored to the Amended Equity Plan Reserve.

Administration of the Plan. The Amended Equity Plan is administered by the Committee, with grant decisions made by at least two non-employee directors, each of whom is an “outside director” as defined under Section 162(m) of the Code, a

“non-employee director” as defined in Rule 16b-3 under the Exchange Act, and otherwise an independent director under the rules and regulations of the NYSE or such other securities exchange on which our common stock is then listed. The Committee has been appointed by the board of directors to administer the Amended Equity Plan. Except as otherwise provided in the Amended Equity Plan, the Committee has the sole authority to determine:

•	who will receive grants under the Amended Equity Plan;

•	the type, size and terms of each grant;

•	when the awards will be granted and the duration and terms of any exercise, vesting or restriction period;

•	any restrictions on resale applicable to the shares to be issued or transferred pursuant to a grant;

•	whether any grant will be subject to any non-competition, non-solicitation, confidentiality, clawback or other covenants or conditions; and

•	any other matters arising under the Amended Equity Plan.

The Committee has authority to delegate to the Chief Executive Officer the authority to make grants under the Amended Equity Plan to employees, independent contractors, consultants, and advisors who are not subject to the restrictions of Section 16(b) of the Exchange Act. However, the Chief Executive Officer will not be permitted to make grants that are intended to be qualified performance awards, and all grants must be made in accordance with appropriate parameters set by the Committee. Any delegation of authority will be subject to the conditions and limitations as may be determined by the Committee and will be subject to applicable law, including Delaware law, and the rules of the NYSE or such other securities exchange on which our common stock is then listed.

Grants. Awards under the Amended Equity Plan may consist of stock options that are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, restricted stock grants, RSUs, stand-alone SARs, SARs granted in

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Proposal 4 – Approval of Amended and Restated Radian Group Inc. Equity Compensation Plan

conjunction with all or part of any stock option, and performance shares. Incentive awards granted under the Amended Equity Plan hereinafter are referred to collectively as “Grants.” Each grant of restricted stock, RSUs and performance shares may be designed to be qualified performance awards.

Eligibility for Participation. The Company’s approximately 2,000 employees, including its seven executive officers, and nine non-employee directors are eligible to participate in the Amended Equity Plan. In addition, although our independent contractors, consultants and advisors are eligible to participate in the Amended Equity Plan, historically we have not awarded Grants to these potential participants. We expect that only a limited, currently indeterminable number of independent contractors and consultants could potentially participate in the plan. Our non-employee directors and independent contractors, consultants and advisors are not permitted to receive grants of performance shares. The Company’s executive officers and directors have an interest in approval of the Amended Equity Plan because it relates to the issuance of equity awards for which they may be eligible.

The maximum aggregate number of shares of our common stock that any grantee (other than a non-employee director) may receive pursuant to grants of stock options or SARs in any calendar year may not exceed 1,000,000 shares, and the maximum aggregate number of shares that any grantee (other than a non-employee director) may receive pursuant to grants of restricted stock, RSUs or performance share awards that are qualified performance awards may not exceed 1,000,000 shares in any calendar year. These limitations are subject to certain adjustments as set forth in the Amended Equity Plan. For dividends and dividend equivalents that are intended to comply with the performance-based compensation exception under Section 162(m) of the Code, the maximum amount of cash dividends and dividend equivalents that any individual grantee (other than a non-employee director) may accrue for any calendar year with respect to restricted stock, RSUs, or performance share awards is $250,000.

The maximum grant date fair value of shares subject to Grants awarded to any non-employee director of the Company during any calendar year may not exceed $500,000 in total value.

For purposes of the Amended Equity Plan, unless provided otherwise by the Committee in the grant letter, a participant’s employment or service will not be deemed to have terminated merely because of a change in the capacity in which the participant renders service to the Company as an employee, non-employee director, independent contractor, consultant or advisor, or a change in the Company entity for which the participant renders such service, provided that there is no interruption or termination of the participant’s continuous employment or service to the Company. Likewise, certain leaves of absence will not be deemed a termination or interruption of continuous employment. The provisions of the Amended Equity Plan that refer to “retirement” and “disability” will not apply to a grantee who is an independent contractor, consultant or advisor.

No Repricing. Except in connection with a corporate transaction such as a merger, spin-off or reorganization, the Company may not, without first obtaining stockholder approval: (i) amend the terms of outstanding stock options or SARs to reduce their exercise price; (ii) cancel outstanding stock options or SARs in exchange for stock options or SARs with a lower exercise price; or (iii) cancel outstanding stock options or SARs with an exercise price above the current stock price in exchange for cash or other securities.

Stock Options: Exercise Price, Term, Vesting and Method of Exercise. The Amended Equity Plan provides that the exercise price of a stock option may not be less than the fair market value of our common stock on the date the option is granted. Holders of stock options will not have any rights as a stockholder with respect to any share of common stock subject to the option unless and until such holder becomes the holder of record of such share.

The Committee will determine the exercise period for each option, up to a 10-year maximum. All stock options have a vesting period of at least one year from the grant date; provided, however, that Grants of up to a maximum of 10% of the number of shares subject to the Amended Equity Plan Reserve may be issued with a shorter or no vesting period, restriction period or performance period, as applicable. The Committee may provide in the grant letter to what extent a stock option would vest in certain circumstances, including in the event of the grantee’s

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Proposal 4 – Approval of Amended and Restated Radian Group Inc. Equity Compensation Plan

termination of employment or service, retirement, disability or death, or a change of control. For additional information, see “Adjustment Provisions; Change of Control of Radian” below.

Payment of the option exercise price and applicable tax withholding upon the exercise of an option may be made in cash or, subject to any conditions imposed by the Committee, by tendering shares of common stock owned by the grantee, by having shares of common stock that are subject to the exercisable option withheld to pay the exercise price, by authorizing a third party to sell shares of common stock acquired upon exercise of the option and paying to the Company a sufficient portion of the sale proceeds to pay the exercise price and any applicable tax withholding, or any combination of the foregoing payment methods.

Restricted Stock and RSUs. The Committee may issue shares of our common stock in the form of a restricted stock grant, or grant the right to receive shares of our common stock (or cash equal to the fair market value of the shares) under a grant of RSUs. Unless otherwise specified by the Committee, holders of restricted stock will have the rights of a stockholder with respect to the shares that are subject to the restricted stock grant, including the right to vote the shares and, subject to the conditions described below, the right to receive any cash dividends. Any dividends on restricted stock grants will accrue and be subject to the same restrictions as the underlying restricted stock grant, and those restrictions will lapse, and the dividends will be payable at the same time as the restrictions on the underlying restricted stock grant lapse (unless the dividends are deferred pursuant to Section 409A of the Code). Unless otherwise specified in the grant letter, accrued dividends will not accrue interest.

Conversely, holders of RSUs do not have any rights of a stockholder with respect to the shares that are subject to the grant of RSUs, including voting or dividend rights. Holders of RSUs are unsecured creditors of the Company. The Committee may provide in the grant letter, however, that, subject to the conditions described below, the holder is entitled to dividend equivalent rights as and when dividends are payable. The restrictions with respect to any dividend equivalents underlying RSUs will lapse and those dividend equivalents will become payable at the same time as the restrictions on the underlying RSUs lapse and the RSUs are payable (unless the dividend equivalent rights are deferred pursuant to Section 409A of the Code). Unless otherwise specified in the grant letter, deferred dividend equivalents will not accrue interest.

All restrictions imposed under a restricted stock grant or RSU grant lapse after the applicable restriction period. Unless otherwise provided in the applicable grant letter, if a grantee’s employment or service relationship with us terminates while shares or units are subject to restrictions, the restricted stock grant or RSU grant will terminate with respect to all shares that are subject to restrictions, and such shares or units will be immediately forfeited. Notwithstanding the foregoing, the Committee may provide in the grant letter to what extent the restriction period or restrictions may lapse in certain circumstances, including in the event of the grantee’s termination of employment or service, retirement, disability or death, or a change of control. For additional information, see “Adjustment Provisions; Change of Control of Radian” below.

While shares or units are subject to restrictions, a grantee may not sell, assign, transfer, pledge or otherwise dispose of them, except to a successor grantee in the event of the grantee’s death. The restriction period for any restricted stock grant or RSU grant, the vesting of which is based solely upon a continuing employment or service relationship with us, will be a minimum of three years from the grant date, and the restriction period for any restricted stock grant or RSU grant that is based upon performance criteria will be based upon performance over a minimum period of one year; provided, however, that Grants of up to a maximum of 10% of the number of shares subject to the Amended Equity Plan Reserve may be issued with a shorter or no vesting period, restriction period or performance period, as applicable.

SARs. The Committee may grant either stand-alone SARs or SARs in conjunction with all or part of a stock option. Holders of SARs will not have any rights as a stockholder with respect to any share of common stock subject to the SAR unless and until such holder becomes the holder of record of such share.

The Committee will determine the exercise period for each SAR, up to a 10-year maximum. All SARs have

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a vesting period of at least one year from the grant date; provided, however, that Grants of up to a maximum of 10% of the number of shares subject to the Amended Equity Plan Reserve may be issued with a shorter or no vesting period, restriction period or performance period, as applicable. The Committee may provide in the grant letter to what extent a SAR would vest in certain circumstances, including in the event of the grantee’s termination of employment or service, retirement, disability or death, or a change of control. For additional information, see “Adjustment Provisions; Change of Control of Radian” below.

Upon a grantee’s exercise of some or all of his or her SARs, the grantee will receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised, payable in cash or shares of our common stock or a combination thereof, as the Committee may determine and as specified in the grant letter. The stock appreciation for a SAR is the amount by which the fair market value of the underlying common stock on the date of exercise of the SAR exceeds the exercise price of the SAR. The exercise price of a SAR will be at least the fair market value of a share of our common stock on the grant date of the SAR. No shares of common stock or cash will be issued upon the exercise of a SAR unless the exercise price and applicable tax withholding are paid in full at the time of exercise.

Performance Share Awards. The Amended Equity Plan also provides for the granting of performance share awards to employees of the Company. A performance share award may entitle the grantee to receive shares of common stock or cash upon settlement, contingent upon the satisfaction of specified performance goals established by the Committee and such other terms as the Committee deems appropriate for such award term. Holders of performance shares do not have any rights of a stockholder with respect to the shares that are subject to the performance share award, including voting or dividend rights. Holders of performance share awards are unsecured creditors of the Company. The Committee may provide in the grant letter, however, that, subject to the conditions described below, a holder of a performance share award is entitled to dividend equivalent rights as and when dividends are payable. Any dividend equivalents underlying performance share awards will vest and become payable at the same time as the underlying performance share awards vest and become payable (unless the dividend equivalent rights are deferred pursuant to Section 409A of the Code).

As with the other awards discussed above, performance share awards are based on a performance period of at least one year; provided, however, that Grants of up to a maximum of 10% of the number of shares subject to the Amended Equity Plan Reserve may be issued with a shorter or no vesting period, restriction period or performance period, as applicable. The Committee may provide in the grant letter to what extent a performance share award would vest in certain circumstances, including in the event of the grantee’s termination of employment or service, retirement, disability or death, or a change of control. For additional information, see “Adjustment Provisions; Change of Control of Radian” below.

Qualified Performance-Based Compensation. The Amended Equity Plan permits the Committee to determine that grants of restricted stock, RSUs or performance share awards are to be considered qualified performance awards. When qualified performance awards are granted, the Committee will establish (i) the objective performance goals that must be met; (ii) the period during which performance will be measured; (iii) the maximum potential award that may be earned if the performance goals are met; and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of Section 162(m) of the Code for “qualified performance-based compensation.” For purposes of establishing the objective performance goals, the achievement of the goals must be substantially uncertain at the time they are established and such goals must be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee will not have discretion to increase the amount of compensation that is payable pursuant to a performance award.

The Committee must use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share,

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price-earnings multiples, stock price to book value multiple, net earnings, operating earnings, operating pre-tax earnings, revenue or revenue growth, productivity, margin, EBITDA (earnings before interest, taxes, depreciation, and amortization), net capital employed, return on assets, return on equity, return on capital employed, growth in assets, unit volume, sales, cash flow, losses incurred, losses paid, loss ratio (including as may be measured and reported over a specified period), paid loss ratio, gains to losses on sales of assets or investments, market share, market value added, capital management, margin growth, contribution margin, labor margin, EBITDA margin, stockholder return, operating profit or improvements in operating profit, improvements in asset or financial measures (including working capital and the ratio of revenues to working capital), credit quality, risk/credit characteristics (including FICO, debt to income, or loan to value), early default experience, expense management and expense ratios, pre-tax earnings or variations of income criteria in varying time periods, economic value added, book value, book value per share, book value growth, or comparisons with other peer companies or industry groups or classifications with regard to one or more of these criteria, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, employee retention rates, customer retention rates, customer attraction rates, geographic business expansion goals, cost targets or goals relating to acquisitions, or divestitures. The performance goals may relate to one or more business units or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform as among grantees.

At the end of the designated performance period the Committee will determine to what extent the established performance goals have been met and will certify the performance results for any award made for such period. The Committee may provide in the grant letter to what extent a qualified performance award would be payable upon the grantee’s termination of employment or service, retirement, disability or death, or a change of control, or under other circumstances consistent with the requirements under Section 162(m) of the Code.

Except as otherwise permitted in the Amended Equity Plan, the determination of the achievement of performance goals will be based on the relevant financial measures, computed in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and in a manner consistent with the methods used in the Company’s audited financial statements. The Amended Equity Plan provides that, to the extent permitted by Section 162(m) of the Code, the Committee may provide for adjustment as it deems appropriate, including for changes in accounting principles, the impact of unusual or infrequently occurring items and specified non-operating items.

Amendment and Termination of the Plan. Our board of directors may amend or terminate the Plan at any time. However, our stockholders must approve any amendment to the extent required by applicable law or the regulations of the SEC or NYSE or such other securities exchange on which our common stock is then listed.

The Amended Equity Plan will terminate on May 9, 2027 unless terminated earlier by our board of directors or further extended by the board with the approval of our stockholders.

Amendment and Termination of Outstanding Grants. A termination or amendment of the Amended Equity Plan that occurs after a Grant is made will not terminate or amend the Grant unless the grantee consents or unless the Committee revokes or modifies a Grant that is contrary to applicable law. The grantee’s consent is not required for an amendment that merely accelerates the vesting or extends the post-termination exercise period of a Grant or that does not adversely affect the Grant.

Transferability of Awards. Grants under the Amended Equity Plan are generally not transferable, and all rights with respect to an award granted to a participant generally will be available only to the participant during a participant’s lifetime. The Committee may not implement any program that would give participants the opportunity to transfer for value any outstanding Grants without stockholder approval.

Adjustment Provisions; Change of Control of Radian. The number or kind of shares of our common stock

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available for Grants or subject to outstanding Grants, as well as the exercise price of any stock option or SAR grants, may change as a result of changes made to our common stock by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares or any other change in capital structure made without receipt of consideration. Except as otherwise described above, no adjustment will be made for dividends or dividend equivalents with respect to Grants.

If any such event occurs, then unless such event or change results in the termination of all outstanding Grants under the Plan, the Committee will preserve the value of the outstanding Grants by adjusting the maximum number and class of shares issuable under the Plan to reflect the effect of such event or change in the Company’s capital structure, and by making appropriate adjustments to the number and class of shares, the exercise price of each outstanding Grant, any performance goals, and other terms, as applicable.

A change of control of Radian occurs when:

•	a person (other than an employee or his or her family, Radian, any Radian or affiliate employee benefit plan, any person or entity organized, appointed or established by Radian for or pursuant to the terms of any such employee benefit plan), together with all affiliates or associates of such person, acquires 40% or more of our shares then outstanding and entitled to vote for directors generally;

•	any person (other than an employee and his or her family), together with all affiliates or associates of such person, purchases substantially all of the assets of Radian; or

•	during any 24-month period, individuals who at the beginning of such period constituted our board of directors cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by our stockholders, of at least 75% of the directors who were not directors at the beginning of such period was approved by a vote of at least 75% of the directors in office at the time of such election or nomination who were directors at the beginning of such period.

Unless otherwise set forth in a grant letter, if there is a change of control of the Company:

•	if Grants remain outstanding after the change of control (or are assumed by, or converted to similar awards with equivalent value as of the date of the change of control of, the surviving corporation (or a parent or subsidiary of the surviving corporation)), and the Company or its successor terminates a grantee’s employment without cause (as defined in the grant letter) during the 90 days before, or upon or within one year after, the change of control, then (i) the grantee’s outstanding stock options and SARs will vest and become exercisable; (ii) any restrictions on restricted stock grants will lapse; (iii) other Grants will become payable; and (iv) Grants that are based on performance goals will vest and be payable at their target value (unless otherwise set forth in a grant letter); and

•	if Grants do not remain outstanding after the change of control (and are not assumed by, or converted to similar awards with equivalent value as of the date of the change of control of, the surviving corporation (or a parent or subsidiary of the surviving corporation)), then (i) all outstanding stock options and SARs will immediately vest and become exercisable; (ii) any restrictions on restricted stock awards will lapse; (iii) all other Grants will become payable as of the date of the change of control; and (iv) Grants that are based on performance goals will vest and be payable at their target value (unless otherwise set forth in a grant letter).

Notwithstanding the foregoing, the Committee may also establish such other terms and conditions relating to the effect of a change of control on Grants as the Committee deems appropriate. Upon a change of control the Committee may take one or more of the following actions with respect to any or all outstanding Grants, without the consent of any grantee: (i) the Committee may determine that outstanding options and SARs will be fully exercisable, restrictions on outstanding restricted stock grants will lapse, and other Grants will become payable upon the change of control or upon specified terminations of employment or service, including retirement, death or disability, or

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at such other time as the Committee determines; (ii) the Committee may require that grantees surrender their outstanding options and SARs for cancellation and the grantees will receive one or more payments, in cash, common stock or other property, in an amount equal to the amount, if any, by which the then fair market value of the shares of our common stock subject to the unexercised options and SARs exceeds the exercise price; (iii) after giving grantees an opportunity to exercise their options and SARs, any or all unexercised stock options and SARs may be terminated; or (iv) with respect to grantees holding RSUs or performance share awards, the Committee may determine that such participants will receive one or more payments in settlement of such grants, in such amount and form and on such terms as may be determined by the Committee. If the per share fair market value of the common stock does not exceed the per share exercise price of an option or SAR, the Company will not be required to make any payment to the participant upon surrender of the option or SAR.

Company Policies. All Grants will be subject to any applicable clawback or recoupment policies, share trading policies and other policies that may be implemented by the board of directors from time to time.

Tax Withholding. The Company has the right to deduct from all Grants paid in cash any federal, state, or local taxes required by law to be withheld. In the case of Grants paid in common stock, the Company will have the right to require the grantee to pay to the Company the amount of any taxes which the Company is required to withhold or to take whatever action it deems necessary to protect the interests of the Company with respect to such tax liabilities, including, without limitation, subject to such terms as the Committee may approve, withholding a portion of the shares of our common stock otherwise deliverable pursuant to the Plan.

Non-U.S. Grants. The Committee may modify the terms and conditions of Grants made to persons outside the United States, establish subplans for such persons with modified procedures, or otherwise take action to conform with the provisions of local laws and regulations or local practices and policies in foreign countries.

Federal Income Tax Consequences

The following summarizes the U.S. federal income tax consequences to grantees and to us of Grants made under the Amended Equity Plan. Grantees are urged to consult with their personal tax advisors concerning the application of the principles discussed below to their own situations and the application of state and local tax laws. This discussion is intended for the information of the stockholders considering how to vote at the Annual Meeting and not as tax guidance to individuals who will participate in the Amended Equity Plan. The summary does not address the effects of other federal taxes or taxes imposed under state, local, or foreign tax laws.

From a grantee’s standpoint, as a general rule, ordinary income will be recognized at the time of payment of cash, or delivery of actual shares of common stock. Future appreciation on shares of common stock held beyond the ordinary income recognition event will be taxable at capital gains rates (long-term or short-term depending on the holding period) when the shares of common stock are sold. As a general rule, we will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the recipient, and we will not be entitled to any tax deduction in respect of capital gain income recognized by the recipient.

Exceptions to these general rules may arise under the following circumstances: (i) if shares of common stock, when delivered, are subject to a substantial risk of forfeiture by reason of failure to satisfy any employment or performance-related condition, then ordinary income taxation and our tax deduction will be delayed until the risk of forfeiture lapses (unless the recipient makes a special election to ignore the risk of forfeiture) under section 83(b) of the Code; (ii) we will not be entitled to a tax deduction for compensation attributable to awards to our Chief Executive Officer and three other most highly compensated officers (other than our Chief Financial Officer), if and to the extent such compensation does not qualify as “performance-based compensation” under section 162(m) of the Code, and such compensation, along with any other non-performance-based compensation paid in the same year, exceeds $1 million; and (iii) an award may be taxable to the recipient as ordinary

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income, with an additional 20% tax, at the time it becomes vested (even if the vesting date is prior to settlement of the award), if the award constitutes “deferred compensation” under section 409A of the Code, and the requirements of section 409A of the Code are not satisfied.

Non-Qualified Stock Options. There are no federal income tax consequences to grantees or to us upon the grant of a non-qualified stock option. Upon the exercise of non-qualified stock options, grantees will recognize ordinary income in an amount equal to the excess of the fair market value of the acquired shares when exercised over the exercise price of the non-qualified stock option. We generally will be entitled to a corresponding income tax deduction. Grantees who are employees will be subject to applicable tax withholding requirements. Upon the sale of shares acquired upon exercise of a non-qualified stock option, a grantee will have a long-term or short-term capital gain or loss, depending on the length of time the grantee holds the shares prior to sale, in an amount equal to the difference between the amount realized upon the sale and the grantee’s basis in the shares.

Restricted Stock. A grantee normally will not recognize taxable income upon the grant of restricted stock, and we will not be entitled to a deduction, until such stock is transferable by the grantee or no longer subject to a substantial risk of forfeiture, whichever occurs earlier. However, a grantee will recognize ordinary compensation income on amounts paid to the grantee as dividends on shares of restricted stock while the stock remains subject to restrictions. We generally will be entitled to a deduction in the same amount when such amount is included in the grantee’s income, subject to the limit on deductible compensation for covered employees under Section 162(m) of the Code. When restricted stock is either transferable or is no longer subject to a substantial risk of forfeiture, the grantee will recognize ordinary compensation income in an amount equal to the difference between the fair market value of the common stock at that time and the amount paid by the grantee for the shares, if any, or the grantee’s other tax basis in the shares. However, a participant, within 30 days of receiving restricted stock, may elect under Section 83(b) of the Code to recognize ordinary compensation income in the year the restricted stock grant is awarded in an amount equal to the difference between the fair market value of our common stock at that time, determined without regard to the restrictions, and the amount paid by the grantee for the shares, if any. In this event, subject to the limit on deductible compensation for covered employees under Section 162(m) of the Code, we generally will be entitled to a deduction in the same year. Any gain or loss recognized by the grantee upon subsequent disposition of our common stock will be a long-term or short-term capital gain or loss, depending on the length of time the grantee holds the shares prior to sale. If, after making the election, any of our common stock subject to a restricted stock grant is forfeited, or if the market value declines during the restriction period, the grantee is not entitled to any tax deduction or tax refund.

RSUs. There are no immediate tax consequences to a grantee upon receiving an award of RSUs under the Amended Equity Plan. If the grantee is an employee, the RSUs will be taxable for purposes of the Federal Insurance Contributions Act (“FICA”) and the Federal Unemployment Tax Act when the grant is no longer subject to a substantial risk of forfeiture, regardless of whether the grantee has received a distribution with respect to such award at that time. A grantee who is awarded RSUs will recognize ordinary income in an amount equal to the fair market value of shares issued to such grantee on the payment date. To the extent that the grantee has already paid FICA taxes with respect to the RSUs, no additional FICA amounts will be owed on the payment date. We generally will be entitled to a deduction in the same amount and at the same time as the grantee includes the recognized amount in ordinary income, subject to the limit on deductible compensation for covered employees under Section 162(m) of the Code.

Performance Share Awards. There are no immediate tax consequences to a grantee upon receiving a grant of performance share awards under the Amended Equity Plan. In the year in which the performance share awards are settled, the grantee will recognize ordinary income equal to the fair market value of the shares of common stock or cash received in settlement of the performance share awards. At that time, the grantee will be required to satisfy the tax withholding requirements applicable to such income. We generally will be entitled to a deduction in the

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same amount and generally at the same time as the grantee includes the recognized amount in ordinary income, subject to the limit on deductible compensation for covered employees under Section 162(m) of the Code.

SARs. The grantee will not recognize any income upon the grant of a SAR. Upon the exercise of a SAR, the grantee will recognize ordinary compensation income in the amount of the cash and the fair market value of our shares of common stock received upon such exercise. We generally will be entitled to a corresponding income tax deduction, subject to the limit on deductible compensation for covered employees under Section 162(m) of the Code.

Section 162(m). Section 162(m) of the Code generally disallows a publicly held corporation’s tax deduction for compensation paid to its chief executive officer or any of its three other most highly compensated officers (other than its chief financial officer) in excess of $1 million in any year. Compensation that qualifies as “performance-based compensation” is excluded from the $1 million deduction cap, and therefore, remains fully deductible by the corporation that pays it. Under the Amended Equity Plan, grants of non-qualified stock options and SARs with an exercise price not less than fair market value on the date of grant, are intended to meet the requirements of performance-based compensation within the meaning of Section 162(m) of the Code. Other awards granted under the Plan will only meet the requirements of “performance-based compensation” if the Committee conditions such awards on the achievement of specific objective performance goals in accordance with the requirements of section 162(m) of the Code, as described under “Qualified Performance-Based Compensation,” above.

Section 280G. To the extent payments that are contingent on a change of control are determined to exceed certain Code limitations, they may be subject to a 20% nondeductible excise tax payable by the grantee and our deduction with respect to the associated compensation expense may be disallowed in whole or in part.

Section 409A. The Committee may permit a grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be delivered under the Amended Equity Plan. Certain awards under the

Amended Equity Plan, such as RSUs, may involve elements of deferred compensation, which is governed by Section 409A of the Code. The Committee may establish such rules and procedures as it may deem advisable and in our best interests in the event that Section 409A of the Code is implicated by any transaction under the Amended Equity Plan. If an amount constitutes “deferred compensation” under Section 409A of the Code and the requirements of Section 409A of the Code are not satisfied, the grantee may be subject to a 20% tax in addition to ordinary income tax inclusion at the time the award becomes vested, plus an interest-based tax. In addition, Radian may be subject to penalties for under-withholding, reporting or depositing taxes.

The Amended Equity Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable. If a Grant is subject to Section 409A of the Code, (i) distributions will only be made in a manner and upon an event permitted under Section 409A of the Code; (ii) payments to be made upon a termination of employment or service will only be made upon a “separation from service” under Section 409A of the Code; (iii) payments to be made upon a change of control will only be made upon a “change of control event” under Section 409A of the Code; (iv) unless the Grant specifies otherwise, each payment will be treated as a separate payment for purposes of Section 409A of the Code; and (v) in no event may a grantee, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. Any Grant under the Amended Equity Plan that is considered deferred compensation under Section 409A of the Code and that is to be distributed to a specified employee (as described below) upon separation from service will be administered so that any distribution with respect to such Grant will be postponed for six months following the date of the grantee’s separation from service, if required by Section 409A of the Code. The determination of specified employees, including the number and identity of persons considered specified employees and the identification date, will be made by the Committee each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A of the Code. If any Grant is subject to Section 409A of the Code and payment is subject to the execution of a release

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of claims in favor of the Company and its affiliates, the timing of a grantee’s execution of the release will not result in the grantee designating, directly or indirectly, the calendar year of payment, and if a payment that is subject to execution of the release could be made in more than one taxable year, payment will be made in the later taxable year.

Registration under the Securities Act of 1933

We intend to file with the SEC a Registration Statement on Form S-8 to register the additional shares of our common stock available for issuance under the Amended Equity Plan as soon as practicable after receiving stockholder approval of the Amended Equity Plan.

New Plan Benefits

Participation and the types of awards under the Amended Equity Plan are subject to the discretion of the Committee, and as a result, the benefits or amounts that will be received by any participant or groups of participants under the Amended Equity Plan, including from any additional shares authorized under the Amended Equity Plan, are not currently determinable.

Awards Granted Under the Existing Equity Plan

The following table sets forth information on stock options, time-based RSUs and performance stock units granted under the Existing Equity Plan from January 1, 2016 to December 31, 2016 and includes awards subsequently forfeited, if any. The closing price of the Company’s common stock on the NYSE on March 16, 2017, the record date for the Annual Meeting, was $18.94 per share.

Name	Number of Options Granted (#)	Number of Time- Based RSUs, Performance Stock Units and Restricted Shares Granted (#)
Named Executive Officers:
Sanford A. Ibrahim	106,910	261,520
J. Franklin Hall	12,880	31,510
Teresa Bryce-Bazemore	25,760	63,020
Derek V. Brummer	14,820	51,240
Edward J. Hoffman	12,880	46,510
All executive officers as a group (7 persons)	83,840	246,770
All non-executive directors as a group (9 persons)	0	93,346
All employees, excluding executive officers	258,250	634,720
Total	342,090	974,836

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Equity Compensation Plan Information

The following table provides information about our current equity compensation plans and arrangements in the aggregate as of December 31, 2016, not including the shares that would be added to the Amended Equity Plan under this Proposal 4. Each number of securities reflected in the table is a reference to shares of our common stock.

Plan Category (1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted- average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by stockholders (2)	6,282,366	(3)	$5.84	(4)	2,034,273	(5)
Equity compensation plans not approved by stockholders	—		—		—
Total	6,282,366	(3)	$5.84	(4)	2,034,273	(5)

(1)	The table does not include information for equity compensation plans assumed by us in mergers, under which we do not grant additional awards.

(2)	These plans consist of the 1995 Equity Plan, the 2008 Equity Plan, the Existing Equity Plan and the Radian Group Inc. 2008 Employee Stock Purchase Plan (the “2008 ESPP”).

(3)	Represents 2,839,738 non-qualified stock options and 234,174 shares of phantom stock issued under our 1995 Equity Plan and our 2008 Equity Plan and 3,208,454 RSUs issued under our 2008 Equity Plan. Of the RSUs included herein, 1,761,853 are performance-based stock-settled RSUs that could potentially pay out between 0% and 200% of this represented target.

(4)	The shares of phantom stock and RSUs were granted at full value, and therefore, have a weighted average exercise price of $0. Excluding shares of phantom stock and RSUs from this calculation, the weighted average exercise price of outstanding non-qualified stock options was $7.64 at December 31, 2016.

(5)	Includes 1,004,109 shares available for issuance under our Existing Equity Plan and 1,030,164 shares available for issuance under our 2008 ESPP, in each case as of December 31, 2016. Between January 1, 2017 and March 21, 2017, we have awarded 204,262 shares subject to grants and issued 74,684 shares from the shares available for issuance under our 2008 ESPP.

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDED AND RESTATED RADIAN GROUP INC. EQUITY COMPENSATION PLAN. SIGNED PROXIES WILL BE VOTED “FOR” APPROVAL UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

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PROPOSAL 5 – RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP

General

The Audit Committee of our board of directors is responsible for selecting an independent registered public accounting firm to perform the annual audit of our financial statements. The Audit Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for 2017 is being submitted to our stockholders for ratification. PwC has been Radian’s independent registered public accounting firm since 2007. The members of the board of directors and the Audit Committee believe that the continued retention of the independent registered public accounting firm is in the best interests of the Company and its investors. A representative of PwC is expected to attend our Annual Meeting, will have an opportunity to make a statement if he or she desires, and will be available to respond to questions.

If the stockholders fail to ratify the appointment of PwC, the Audit Committee will reconsider whether to retain the firm. Regardless of whether the stockholders ratify the appointment of PwC at the Annual Meeting, the Audit Committee, in its discretion, may retain PwC or select a new independent registered public accounting firm at any time if it determines that doing so would be in the Company’s best interests and those of our stockholders.

Independent Registered Public Accounting Firm Fees and Services

The following is a summary of the fees billed for professional services rendered to Radian by PwC for the fiscal years ended December 31, 2016 and December 31, 2015:

Type of Fees	2016	2015
Audit Fees	$3,124,306	$3,381,562

Audit-Related Fees	—	—

Tax Fees	604,781	248,048

All Other Fees	60,736	1,800

Total	$3,789,823	$3,631,410

For purpose of the above table, in accordance with the SEC’s definitions and rules:

•	“Audit Fees” are fees for professional services for the audit of the financial statements included in our Annual Report on Form 10-K (which includes an audit of our internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002), for the review of our financial statements included in our Quarterly Reports on Form 10-Q, for the review of registration statements filed under the Securities Act of 1933, as amended (the “Securities Act”) and for services that normally are provided in connection with statutory and regulatory filings.

•	“Audit-Related Fees,” if any, are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not reported under “Audit Fees,” including services related to consultation on financial accounting and reporting matters.

•	“Tax Fees” are fees for tax compliance, tax advice and tax planning.

•	“All Other Fees” are fees for products and services provided by our independent registered public accounting firm other than those services reported above. For both 2016 and 2015, “All Other Fees” included license fees for technical accounting research software. In addition, for 2016, “All Other Fees” also included advisory services fees related to certain process improvement initiatives.

Pre-Approval Policy

In addition to retaining PwC to audit our consolidated financial statements for 2016, we retained PwC to provide other auditing and advisory services as discussed above. We understand the need for PwC to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of PwC, our Audit Committee is required to pre-approve all non-audit work performed by PwC in accordance with applicable SEC rules and our pre-approval policy. All services provided by PwC and listed in the table above were approved by the Audit Committee in accordance with our pre-approval policy.

The Audit Committee considered the nature and proposed extent of the non-audit services provided by PwC and determined that those services were in compliance with the provision of independent audit services by the firm.

Recommendation

RADIAN’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS RADIAN’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017. SIGNED PROXIES WILL BE VOTED “FOR” RATIFICATION UNLESS A STOCKHOLDER GIVES OTHER INSTRUCTIONS ON THE PROXY CARD.

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Board of Directors and its Standing Committees

Our board of directors meets twice quarterly for regularly scheduled meetings and also holds regularly scheduled meetings to conduct strategic planning and to review and approve our business plan. In addition, the board holds special meetings as and when necessary. Our full board held ten regularly scheduled meetings and three special meetings during 2016. Our non-management directors meet in executive session at the conclusion of each regularly scheduled board meeting and frequently meet in executive session following each special meeting of the board. Each director participated in at least 75% of the meetings of the board and the committees on which he or she served during 2016. Herbert Wender, non-executive Chairman of the Board, presides over all meetings of the board, including meetings of the independent members of the board. Our policy is that all of our director nominees are expected to attend our annual meeting and all of our director nominees attended last year’s annual meeting (other than Mr. Thornberry who was not serving as a director at that time).

As discussed below under “—Director Independence,” all of our directors, except our Chief Executive Officer, Mr. Thornberry, satisfy the requirements for independent directors under the NYSE listing standards and SEC rules.

Standing Committees of the Board of Directors

The board of directors maintains the following standing committees:

Audit Committee.    The current members of the Audit Committee are Mr. Carney (Chair), and Messrs. Montgomery, Serio and Spiegel, each of whom meets the additional NYSE independence criteria applicable to audit committee members. Messrs. Carney, Serio and Spiegel served on the committee throughout 2016. Ms. Hess served on the committee until November 9, 2016, at which time Mr. Montgomery joined the committee. This committee is primarily responsible for appointing and overseeing the work of our independent registered public accounting firm, reviewing our annual audited and interim financial results, and reviewing our accounting and reporting principles and policies. Our board has determined that each of Mr. Carney and Mr. Spiegel qualifies as an “audit committee financial expert” under the SEC’s rules. The Audit Committee met 14 times during 2016. See “Audit Committee Report” below for additional information regarding the work of this committee.

Compensation and Human Resources Committee.     The current members of the Compensation and Human Resources Committee are Mr. Hopkins (Chair), Mr. Culang, Ms. Hess and Mr. Muzio, each of whom meets the additional NYSE independence criteria applicable to compensation committee members. Messrs. Hopkins, Culang and Muzio each served on the committee throughout 2016. Ms. Hess joined the committee on November 9, 2016. This committee oversees compensation and benefits policies and programs for Radian and its subsidiaries, including compensation of the Company’s executive officers, and reviews the quality and depth of officers throughout Radian as well as our management development and succession practices and programs. The Compensation and Human Resources Committee met six times during 2016. See “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis” for additional information regarding the work of this committee.

Credit Committee.    The current members of the Credit Committee are Mr. Culang (Chair), and Messrs. Carney, Montgomery and Spiegel, each of whom served on the committee throughout 2016. The Credit Committee oversees our credit and related risk management policies and procedures, including oversight of our procedures for identifying and quantifying emerging matters that could pose significant risk implications for Radian. This committee reviews our credit-based risks, credit policies and overall credit management. Specifically, this committee reviews the quality of our insurance portfolios, and assesses general compliance with underwriting and diversification guidelines. The Credit Committee met four times during 2016.

Finance and Investment Committee.    The current members of the Finance and Investment Committee are Ms. Hess (Chair), and Messrs. Hopkins, Muzio and Spiegel, each of whom served on the committee throughout 2016. This committee reviews the Company’s capital structure and liquidity plans and provides recommendations on capital strategies, including with respect to securities issuances and repurchases, dividends and recapitalizations. This committee also oversees the management of the Company’s investment portfolio and regularly reviews the performance of the investment professionals

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overseeing the portfolio to ensure adherence to our investment policy guidelines. The Finance and Investment Committee met six times during 2016.

Governance Committee.    The current members of the Governance Committee are Mr. Serio (Chair) and Messrs. Carney, Culang and Hopkins, each of whom served on the committee throughout 2016. This committee oversees the process of board governance, which includes: identifying and recommending candidates to become members of our board of directors, including potential candidates that may be recommended by stockholders; recommending committee membership and chairperson appointments; ensuring compliance with our Guidelines of Corporate Governance; conducting regular board and individual director assessments; and examining our corporate governance processes. The Governance Committee met five times during 2016.

For a discussion of our board nomination process, see “Consideration of Director Nominees” below.

For a discussion of our board and its committees’ roles in risk oversight of the Company, see “Board and Board Committee Roles in Risk Oversight” below.

Board Leadership Structure

Our Chairman of the Board and Chief Executive Officer are separate positions. We believe that separating these positions enhances the independent oversight of the Company and the monitoring and objective evaluation of the Chief Executive Officer’s performance. In addition, the separation of the positions ensures that the board is fully engaged in providing an objective perspective with respect to the Company’s strategy and can effectively evaluate its implementation.

Mr. Wender is the non-executive Chairman of our board of directors. He is independent of management and, as provided in our Guidelines of Corporate Governance, is responsible for the management, development and effective performance of the board and for serving in an advisory capacity to the Chief Executive Officer and to other members of management in all matters concerning the interests of the board. The non-executive Chairman of the Board sets the agenda for board meetings and presides over meetings of the board. Mr. Thornberry, in his role as the Chief Executive Officer, is responsible for the strategic direction of the Company and the day-to-day leadership and performance of the Company. As described in our Guidelines of Corporate Governance, the responsibilities of the Chief Executive Officer include:

•	providing strong ethical leadership of the Company’s businesses;

•	establishing the Company’s mission, culture and core values;

•	determining corporate strategies and policies and managing the Company’s capital;

•	ensuring complete and accurate disclosures of financial, operational and management matters to the board;

•	ensuring regulatory compliance and the integrity of all financial filings and other corporate communications; and

•	communicating with the board so it is informed with respect to Company, industry, and corporate governance matters.

Board and Board Committee Roles in Risk Oversight

Our board of directors is actively involved in the oversight of risks that could affect the Company. The full board is responsible for the general oversight of risks. In this regard, the board seeks to understand and oversee the most critical risks relating to our business, allocates responsibilities for the oversight of risks among the full board and its committees, and reviews the systems and processes that management has in place to manage the current risks facing the Company, as well as those that could arise in the future. On a quarterly basis, the board meets with management to receive reports derived from the Company’s enterprise risk management (“ERM”) function, which resides within the office of our Chief Risk Officer and is designed to identify the risks we are facing, and to assess, manage and mitigate those risks. As part of this quarterly process, the board discusses the significant risks and exposures facing the Company and assesses the steps management is taking to minimize such risks. The full board further considers current and potential future strategic risks facing the Company as part of its annual strategic planning session with management.

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The full board oversees the Company’s strategic risks, regulatory risks, risks related to our information technology activities and cybersecurity risks. As noted above, the board conducts certain aspects of its risk oversight function through its committees. Each committee has full access to management, and has the ability to engage advisors as appropriate. Specifically, each committee is charged with the following risk oversight responsibilities:

•	The Audit Committee regularly meets with and makes inquiries of management, the Company’s Chief Audit Executive, and the Company’s independent auditors regarding significant risks or exposures facing the Company and the steps taken by management to minimize these risks. In particular, the Audit Committee reviews and discusses our financial risk exposures, including the risk of fraud, as well as legal and compliance risks.

•	The Credit Committee provides oversight of our credit and related risk management policies and procedures, including the potential effect of developing risk trends affecting our overall credit profile. The Credit Committee regularly considers significant credit-based risks and exposures faced by the Company and assesses the steps management has taken to manage those risks, as well as our surveillance activities for identifying problem exposures and emerging matters with significant risk implications.

•	The Compensation and Human Resources Committee monitors our executive compensation programs to ensure that they are appropriately aligned with our compensation philosophy and are achieving their intended purposes without encouraging inappropriate risk-taking. See “Compensation of Executive Officers and Directors—Compensation Discussion and Analysis—II. Compensation Principles and Objectives.” In addition, the Compensation and Human Resources Committee annually reviews with management a risk assessment of all of the Company’s compensation policies and practices. Based on its most recent review, the Committee has concluded that the Company’s compensation policies and procedures are not reasonably likely to have a material adverse effect on the Company or to encourage inappropriate risk-taking.
•	The Finance and Investment Committee monitors risks associated with the Company’s capital structure and liquidity, and oversees the management of the Company’s investment portfolio. In addition, the Finance and Investment Committee regularly reviews compliance with our investment guidelines and monitors risk in our investment portfolio.

•	The Governance Committee monitors risks associated with corporate governance practices and oversees our related person transaction policy to ensure that we do not engage in transactions that would create or otherwise give the impression of a conflict of interest that could result in harm to us. See “Certain Relationships and Related Person Transactions.”

Each committee Chair provides regular reports to the full board regarding the Committee’s risk oversight responsibilities as discussed above. The board conducts its risk oversight responsibility in the areas discussed above through these reports, as well as through regular discussions and reports from management regarding any significant and other known risks, including the quarterly reports regarding the Company’s ERM process.

Director Independence

Our Guidelines of Corporate Governance provide that a substantial majority of our board of directors must consist of independent directors, as independence is determined under the NYSE’s listing standards and applicable SEC rules. In evaluating the independence of each of our directors, our board, primarily through the Governance Committee, considers all relevant facts and circumstances from the standpoint of the director, as well as from the perspectives of persons or organizations with which the director has an affiliation, including the Company. Our board of directors has determined that all of the members of the board, except Richard G. Thornberry, are “independent” under current NYSE listing standards and SEC rules. In determining that each of our non-employee directors was independent, the board considered whether there were any facts and circumstances that might impair the independence of each director. The board concluded that no material direct or indirect relationship exists between the Company and any of its non-employee directors,

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other than those compensatory matters that are a direct consequence of serving on our board of directors and which are detailed below in “Compensation of Executive Officers and Directors—Director Compensation.”

Compensation and Human Resources Committee Interlocks and Insider Participation

Messrs. Hopkins (Chair) and Culang, Ms. Hess and Mr. Muzio served on the Compensation and Human Resources Committee during 2016. No member of the Compensation and Human Resources Committee during 2016: (i) has ever been an officer or employee of Radian or any of its subsidiaries, or (ii) had any relationship with Radian or its subsidiaries during 2016 that would require disclosure under Item 404 of the SEC’s Regulation S-K.

During 2016, none of our executive officers served as a director or member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any other entity, one of whose executive officers is or has been a director of Radian or a member of our Compensation and Human Resources Committee.

Certain Relationships and Related Person Transactions

Our board of directors has adopted a written policy regarding related person transactions to document procedures pursuant to which such transactions are reviewed, approved or ratified. The policy applies to any transaction, other than certain excluded transactions (e.g., compensation arrangements with executive officers or directors that have been approved by the Compensation and Human Resources Committee), in which: (i) Radian or any of its subsidiaries was or is to be a participant; and (ii) any related person had or will have a direct or indirect material interest. For purposes of this policy, a related person is any of our directors or nominees for director, any of our executive officers, any stockholder known to us to own in excess of 5% of our common stock, and any immediate family member of one of our directors, nominees for director or executive officers. Under the policy, our Governance Committee is responsible for reviewing and pre-approving or ratifying any related person transaction. The

Governance Committee may delegate its pre-approval (but not ratification) authority under the policy to the chair of the committee.

The policy provides that the Governance Committee may approve or ratify a related person transaction (including, if applicable, as modified) only upon affirmatively concluding that the transaction: (i) is on terms no less favorable to the Company than those that could be obtained in arm’s length dealings with an unrelated third party; (ii) is consistent with the applicable independence rules of the SEC and NYSE; and (iii) does not create or otherwise give the impression of a conflict of interest that could result in harm to the Company. If the Governance Committee determines that an existing related person transaction has failed to meet this standard for ratification, the transaction must be unwound promptly unless the Governance Committee further determines that: (i) the transaction was entered into in good faith (i.e., in the absence of fraud and not with the intention of circumventing the pre-approval requirements of our related person transactions policy); and (ii) the risks to the Company of unwinding the transaction outweigh the risks associated with not unwinding the transaction.

Information on Our Website

Among other things, the Corporate Governance section of our website (www.radian.biz) includes the following, each of which is also available in print and free of charge upon request:

Board Committee Charters.    Each of the standing committees of our board of directors operates under a written charter adopted by the full board upon the recommendation of the Governance Committee. Each committee considers the need for amendments or enhancements to its charter at least annually and more frequently as necessary.

Guidelines of Corporate Governance.    Upon the Governance Committee’s recommendation, our board of directors adopted our Guidelines of Corporate Governance. Among other things, these guidelines delineate the qualifications for our directors and the relative responsibilities of our board, its standing committees, our non-executive Chairman, our Chief Executive Officer and our Corporate Responsibility Officer. The Governance Committee and board

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consider the need for amendments or enhancements to our Guidelines of Corporate Governance at least annually and more frequently as necessary.

Code of Conduct and Ethics.    Our Code of Conduct and Ethics (the “Code of Conduct”) is binding on all of our employees and directors, and includes a “code of ethics” applicable to our senior executive officers. Certain provisions of the Code of Conduct also apply to former employees and directors. We intend to post on our website any amendments to, or waivers of, any provision of the Code of Conduct that applies to our Chief Executive Officer, principal financial officer or principal accounting officer or that relates to any element of the SEC’s definition of a “code of ethics.”

Stockholder Communications.    We encourage stockholders to freely communicate with management and our board. In that regard, we have established an email address that enables stockholders to convey their concerns, questions and comments to the members of our board. The address is: directors@radian.biz. In addition, interested persons may write to the non-executive Chairman at Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103-2337 or to Edward J. Hoffman, General Counsel and Corporate Secretary, at the same address. This contact information also is available on our website.

Annual Report and Proxy Statement.    This Proxy Statement and our Annual Report to Stockholders are available at www.radian.biz/StockholderReports.

Any updated or amended versions of the items listed above will be posted to our website promptly after adoption. The information contained on our website is not deemed to be incorporated by reference into this proxy statement.

Consideration of Director Nominees

Director Qualifications.    Our Governance Committee recommends candidates for nomination to our board of directors based on a number of factors, including the following minimum criteria: (i) the highest standards of personal character, conduct and integrity and the intention and ability to act in the best interests of our stockholders; (ii) the ability to understand and exercise sound judgment on issues related to Radian and its businesses; (iii) the ability and commitment to devote the time and effort required to serve effectively on our board, including preparation for and attendance at board and committee meetings; (iv) the ability to draw upon relevant experience and expertise in contributing to board and committee discussions; and (v) freedom from interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest, actual or perceived.

Although the board does not have a formal diversity policy, the board and the Governance Committee consider diversity as a factor in identifying and evaluating director nominees. The Company considers diversity in a broad sense to mean differences of viewpoint, background, professional experience, and skill resulting in naturally varying perspectives, as well as diversity of race, gender, national origin and age. The board values diversity and believes it helps to generate a comprehensive discussion of issues from multiple perspectives, which contributes to effective decision making.

Identifying and Evaluating Director Nominees.    In evaluating candidates for the board, the Governance Committee and the board of directors seek to foster a board that collectively possesses the qualifications discussed above and the appropriate mix of skills, experience and diversity to oversee the Company’s businesses. The Governance Committee does not aim to find directors who represent a single category or trait, but seeks nominees that supplement and complement the breadth and depth of our board’s expertise.

When seeking and evaluating candidates for the board, the Governance Committee considers all qualified candidates identified by members of the Governance Committee, by other members of the board, by senior management, by stockholders (so long as such stockholders’ recommendations of candidates are submitted in accordance with the procedures described below), and, if necessary, by national search firms. In all cases, the Governance Committee will facilitate several interviews of a candidate if it believes the candidate to be suitable after an initial evaluation, and will perform a comprehensive background investigation on such candidate. The Governance Committee also may discuss a candidate at multiple meetings and have the candidate meet with members of senior management and the full board.

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Stockholder Nominations and Recommendations.     Our By-Laws describe the procedures for stockholders to follow in nominating candidates to our board of directors. For our 2018 annual meeting of stockholders, stockholders may nominate a candidate for election to our board of directors by sending written notice to our Corporate Secretary at our principal office, which must be received on or before February 9, 2018, but no earlier than January 10, 2018 (except that if the date of the 2018 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2017 Annual Meeting, notice by the stockholder must be received between the close of business on the 120th day before and the close of business on the 90th day before the date of the 2018 annual meeting or, if the first public announcement of the date of the 2018 annual meeting is less than 100 days before the date of the meeting, then the notice by the stockholder must be received by the 10th day after the public announcement).

The notice to our Corporate Secretary must contain or be accompanied by the information required by Section 4.13 of our By-Laws, which includes, among other things: (i) the name, age, principal occupation, and business and residence address of each person nominated; (ii) the class and number of shares of our capital stock which are directly or indirectly beneficially owned by each person nominated; (iii) the name and record address of the stockholder making the nomination and the beneficial owner, if any, on whose behalf the nomination is made; (iv) the class and number of shares of our capital stock owned directly or indirectly by the stockholder making the nomination or the beneficial owner, if any, on whose behalf the nomination is made; and (v) a description of any direct or indirect compensation or other material monetary agreements, arrangements or understandings, or any other material relationships (including any familial relationships) between the stockholder giving notice (or the beneficial owner) and the nominee or any respective affiliates, associates or others with whom they are acting, as well as certain other information. A copy of the full text of the relevant By-Law provisions, which includes the complete list of the information that must be submitted to nominate a director, may be obtained upon written request directed to our Corporate Secretary at our principal office. A copy of our By-Laws is also posted on the Corporate Governance section of our website (www.radian.biz).

In addition to a stockholder’s ability to nominate candidates to serve on our board of directors as described above, stockholders also may recommend candidates to the Governance Committee for its consideration. The Governance Committee is pleased to consider recommendations from stockholders regarding director nominee candidates that are received in writing and accompanied by sufficient information to enable the Governance Committee to assess the candidate’s qualifications, along with confirmation of the candidate’s consent to serve as a director if elected. Such recommendations should be sent to our Corporate Secretary at our principal office. Any recommendation received from a stockholder after January 1 of any year is not assured of being considered for nomination in that year.

Evaluations of Board Performance

The board recognizes that constructive board evaluation is a component of good governance practices and promotes board effectiveness. In accordance with our Guidelines of Corporate Governance, the Governance Committee conducts an annual assessment of each director’s board performance and reviews the performance of the board as a whole as well as the performance of each of its committees. The board and each standing committee of the board also perform an annual self-assessment. As part of its annual assessment, the board often engages an independent governance consultant to facilitate the assessment process and provide an unbiased perspective on the effectiveness of the board and its committees as well as director performance and board dynamics. The contributions of individual directors were considered by the Governance Committee as part of its determination of whether to recommend their nomination for reelection to our board of directors.

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Audit Committee Report

The functions of the Audit Committee are outlined in its charter posted on the Corporate Governance section of our website (www.radian.biz) and include general responsibilities within the categories of oversight, audit and financial reporting, compliance and risk. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of an independent registered public accounting firm to audit our financial statements each year. The committee is also assigned other responsibilities, including, without limitation, to: (i) monitor the independent registered public accounting firm’s independence; (ii) monitor the professional services provided by the independent registered public accounting firm, including pre-approving all audit and permissible non-audit services provided by the independent registered public accounting firm in accordance with federal law and the rules and regulations of the SEC; (iii) review audit results with the independent registered public accounting firm; (iv) review and discuss with management and the independent registered public accounting firm our financial statements and other financial disclosures in our filings with the SEC; (v) establish procedures for receiving, retaining and treating complaints regarding our accounting and internal accounting controls or other auditing matters; (vi) review with management, the independent registered public accounting firm and our internal audit department our accounting and reporting principles, practices and policies and the adequacy of our internal control over financial reporting; and (vii) provide oversight regarding certain significant risks or exposures facing the Company, including in particular, financial, legal and regulatory risk exposures.

The Audit Committee discusses with the independent registered public accounting firm and the Company’s Chief Audit Executive the overall scope and plans for their respective audits and meets with them, with and without management present, to discuss their respective audits. Further, the Audit Committee meets in separate, executive sessions periodically with management, the independent registered public accounting firm and the Chief Audit Executive to discuss the adequacy and effectiveness of internal accounting and financial controls of the Company. In determining whether to reappoint PwC as the Company’s independent registered public accounting firm for 2017, the Audit Committee took into consideration a number of factors, including the length of time PwC had been engaged, PwC’s independence and objectivity, PwC’s capability and expertise, information with respect to audit quality, including recent Public Company Accounting Oversight Board (“PCAOB”) inspection reports of PwC, and the appropriateness of PwC’s fee.

Before our Annual Report on Form 10-K for the year ended December 31, 2016 was filed with the SEC, the Audit Committee reviewed and discussed with management our audited Consolidated Financial Statements for the year ended December 31, 2016 and the notes thereto and other financial information included in the report, including the section of the report entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The Audit Committee also discussed with PwC, our independent registered public accounting firm for 2016, the matters required to be discussed by PCAOB Auditing Standard 1301 including, among other things, matters related to the conduct of the audit of our financial statements. The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC their independence from us.

Based on its reviews and discussions described in this report, the Audit Committee recommended to our board of directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the SEC.

Members of the Audit Committee

David C. Carney (Chair)

Brian D. Montgomery

Gregory V. Serio

Noel J. Spiegel

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EXECUTIVE OFFICERS

The following information is provided with respect to each of our current executive officers. Our executive officers are appointed by our board of directors to serve in their respective capacities until their successors are duly appointed and qualified or until their earlier resignation or removal.

Teresa Bryce Bazemore	Ms. Bazemore, 57, President of Radian Guaranty, was appointed President of our mortgage insurance business in July 2008. She joined Radian in October 2006 as Executive Vice President, General Counsel and Corporate Secretary and also served as Radian’s Chief Risk Officer from January 2007 to July 2008. Before joining Radian, Ms. Bazemore served as General Counsel, Senior Vice President and Secretary of Nexstar Financial Corporation. Prior to that, she was General Counsel for Bank of America Mortgage and held other senior legal leadership roles for PNC Mortgage Corporation and Prudential Home Mortgage Company. Ms. Bazemore serves as a member of the Board of Directors of U.S. Mortgage Insurers and the Mortgage Bankers Association. In the past, Ms. Bazemore has served on the Consumer Advisory Council of the Federal Reserve, as the President of Mortgage Insurance Companies of America and on the Fannie Mae National Advisory Council. Ms. Bazemore has notified the Company that she intends to retire from her position as President of Radian Guaranty, effective April 30, 2017.

J. Franklin Hall	Mr. Hall, 48, Executive Vice President and Chief Financial Officer of Radian, joined Radian in December 2014 and became Radian’s Chief Financial Officer on January 1, 2015. Prior to joining Radian, Mr. Hall served in a number of different roles with First Financial Bancorp, a bank holding company based in Cincinnati, Ohio, including serving as Executive Vice President and Chief Financial Officer from 2005 until 2012, and then as Executive Vice President, Chief Financial Officer and Chief Operating Officer from 2012 until 2013. Mr. Hall began his career at Ernst & Young LLP.

Derek V. Brummer	Mr. Brummer, 46, Executive Vice President and Chief Risk Officer of Radian, was appointed to this role in June 2013. Mr. Brummer joined Radian in 2002 and served in several positions with Radian Asset Assurance, our former financial guaranty business that was sold to Assured Guaranty Corp. in April 2015, prior to assuming his current role with Radian. Most recently, Mr. Brummer served as Senior Vice President, Chief Risk Officer and General Counsel for Radian Asset Assurance, where he managed all risk and legal matters for the financial guaranty company and its insured portfolio. Prior to joining Radian, Mr. Brummer was a corporate associate at Allen & Overy, and Cravath, Swaine & Moore, both in New York.

Edward J. Hoffman	Mr. Hoffman, 43, Executive Vice President, General Counsel and Corporate Secretary of Radian, was appointed General Counsel and Corporate Secretary in July 2008. Since April 2011, Mr. Hoffman also has provided executive oversight for the Company’s compensation and human resources function. Mr. Hoffman joined Radian in August 2005 as Vice President and Assistant General Counsel and was promoted to Senior Vice President and Assistant General Counsel in February 2008. Prior to joining Radian, Mr. Hoffman practiced in the Corporate and Securities Group of Drinker Biddle & Reath LLP in Philadelphia. Mr. Hoffman also currently serves as our Corporate Responsibility Officer.

Catherine M. Jackson	Ms. Jackson, 54, Senior Vice President, Controller and Chief Accounting Officer of Radian, joined Radian in this role in January 2008. Before joining Radian, Ms. Jackson served eight years with Capmark Financial Group Inc., a financial services company, including as Chief Accounting Officer from June 2004 to August 2007. Prior to Capmark, she served eight years with Salomon Smith Barney as manager of accounting policy. She began her career in the audit practice at KPMG in Philadelphia.

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Executive Officers

Jeffrey G. Tennyson	Mr. Tennyson, 54, President, Clayton Holdings LLC, joined Clayton in February 2015 as Chief Operating Officer. He served as Interim President of Clayton from March 2016 until his appointment as President in August 2016. Before joining Clayton, from May 2013 to December 2014, Mr. Tennyson served as Chief Executive Officer and Chief Operating Officer of B2R Finance (a Blackstone Group sponsored company), a leading provider of residential buy-to-rent mortgages for property investors. Prior to B2R Finance, from February 2012 to April 2013, Mr. Tennyson was the Chief Executive Officer of Strategic Lending Group and Managing Director of Strategic Growth Bank where he was responsible for the leadership and direction of the residential mortgage enterprise. Other past experience includes serving as the Chief Executive Officer of Charlotte, NC based EquiFirst Corporation (a Barclays subsidiary) and as a Managing Director of Barclays Capital. Mr. Tennyson is a certified public accountant.

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BENEFICIAL OWNERSHIP OF COMMON STOCK

Security Ownership of Management

The following table shows all shares of our common stock that were beneficially owned, as of March 24, 2017, by: (i) each of our current directors, nominees for director at the Annual Meeting and our NEOs for purposes of the 2016 Summary Compensation Table below; and (ii) all of our current directors and executive officers as a group. In general, a person “beneficially owns” shares if he or she has, or shares with others, the right to vote or dispose of them, or if he or she has the right to acquire them within 60 days of March 24, 2017 (such as by exercising options).

Name (1)	Shares Beneficially Owned (2)	Percent of Class
Herbert Wender	531,015	*
David C. Carney	217,640	*
Howard B. Culang	219,656	*
Lisa W. Hess	83,212	*
Stephen T. Hopkins	221,606	*
Brian D. Montgomery	62,416	*
Gaetano Muzio	67,416	*
Gregory V. Serio	62,416	*
Noel J. Spiegel	119,003	*
Richard G. Thornberry	0	*
Sanford A. Ibrahim	1,426,854	*
J. Franklin Hall	10,000	*
Teresa Bryce Bazemore	360,017	*
Derek V. Brummer	73,271	*
Edward J. Hoffman	120,589	*
All current directors and executive officers as a group (16 persons)	2,273,461	1.06%

*	Less than one percent of class. Percentages are calculated in accordance with Rule 13d-3 under the Exchange Act.

(1)	The address of each person listed is c/o Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103-2337.

(2)	Each individual (including each current executive officer) has or is entitled to have within 60 days of March 24, 2017, sole voting or dispositive power with respect to the shares reported as beneficially owned, other than: (i) Mr. Hopkins, who shares voting and dispositive power with his spouse with respect to 10,000 of the shares reported as beneficially owned; (ii) Mr. Spiegel, whose spouse owns 10,000 of the shares reported as beneficially owned and as to which shares Mr. Spiegel disclaims beneficial ownership; and (iii) Mr. Hoffman, who shares voting and dispositive power with his spouse with respect to 19,500 of the shares reported as beneficially owned by all current directors and executive officers as a group. In addition to shares owned outright, the amounts reported include:

•	Shares of our common stock allocable to our NEOs based on their holdings in the Radian Group Inc. Stock Fund under the Radian Group Inc. Savings Incentive Plan (the “Savings Plan”) as of March 24, 2017.

•	Shares that may be acquired within 60 days of March 24, 2017 through the exercise of non-qualified stock options, as follows: Mr. Ibrahim—661,690 shares; Ms. Bazemore—214,930 shares; Mr. Brummer—13,130 shares; Mr. Hoffman—68,605 shares; and all current directors and executive officers as a group—343,935 shares.

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Beneficial Ownership of Common Stock

•	Shares that may be acquired within 60 days of March 24, 2017 upon the conversion of stock-settled restricted stock units awarded to our non-employee directors as follows: Mr. Wender—285,947 shares; Mr. Carney—152,949 shares; Mr. Culang—152,949 shares; Ms. Hess—83,212 shares; Mr. Hopkins—152,949 shares; Mr. Montgomery—62,416 shares; Mr. Muzio—62,416 shares; Mr. Serio—62,416 shares; Mr. Spiegel—99,003 shares; and all current directors and executive officers as a group—1,114,257 shares. The restricted stock units vest three years from the date of grant or earlier upon a director’s retirement, death or disability. All vested, stock-settled restricted stock units granted to a non-employee director will be converted into shares of our common stock upon the director’s departure from our board. The amounts reported in the above table include all shares payable upon retirement to those directors who are or will be eligible to retire within 60 days of March 24, 2017.

•	Shares that may be issued within 60 days of March 24, 2017 upon the conversion of phantom stock awards granted to our non-employee directors as follows: Mr. Wender—57,398 shares; Mr. Carney—59,491 shares; Mr. Culang—58,657 shares; Mr. Hopkins—58,657 shares; and all current directors and executive officers as a group—234,205 shares. All vested phantom stock awards granted to a director will be converted into shares of our common stock upon the director’s departure from our board. The amounts reported in the above table include all shares payable upon retirement to those directors who are or will be eligible to retire within 60 days of March 24, 2017, including dividend equivalents to be settled in shares of our common stock upon conversion of a director’s phantom shares.

•	500,000 shares owned by a trust for the benefit of Mr. Ibrahim’s son as to which Mr. Ibrahim retains voting and investment control.

Security Ownership of Certain Stockholders

The following table provides information concerning beneficial ownership of our common stock by the only persons shown by our records or the SEC’s public records as beneficially owning more than 5% of our common stock. For purposes of determining the existence and identity of, and the amount of common stock owned by, any stockholder, we rely on filings with the SEC of Schedules 13D, 13F and 13G (or any similar filings) as of any date, subject to our actual knowledge of the ownership of our common stock.

Name and Business Address	Shares Beneficially Owned	Percent of Class*
FMR LLC (1)	19,277,990	8.990%
245 Summer Street
Boston, MA 02110

The Vanguard Group (2)	16,380,173	7.630%
100 Vanguard Blvd.
Malvern, PA 19355

BlackRock, Inc. (3)	13,792,411	6.400%
55 East 52nd Street
New York, NY 10055

*	Based on shares of common stock outstanding at December 31, 2016.

(1)	Based on a Schedule 13G/A filed with the SEC on February 14, 2017. These securities are beneficially owned by FMR LLC and various investment management subsidiaries and affiliates of FMR LLC. FMR LLC reports that it has sole dispositive power with respect to 19,277,990 shares and sole voting power with respect to 1,327,402 shares. Members of the Johnson family, including Abigail P. Johnson, a Director, Chairman and the Chief Executive Officer of FMR LLC, may be deemed to control FMR LLC.

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(2)	Based on a Schedule 13G/A filed with the SEC on February 13, 2017, The Vanguard Group reports that it has sole dispositive power with respect to 16,112,247 shares, sole voting power with respect to 258,958 shares, shared dispositive power with respect to 267,926 shares and shared voting power with respect to 21,572 shares. These shares are beneficially owned by funds and accounts managed by The Vanguard Group, Inc. and its subsidiaries.

(3)	Based on a Schedule 13G filed with the SEC on January 30, 2017, BlackRock, Inc. reports that it has sole dispositive power with respect to 13,792,411 shares and sole voting power with respect to 13,310,370 shares. These shares are beneficially owned by funds and accounts managed by BlackRock, Inc. and its subsidiaries.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish copies of these reports to us. Based on our review of the copies of the reports we have received, and written representations received from our executive officers and directors with respect to the filing of reports on Forms 3, 4 and 5, we believe that all filings required to be made during 2016 were made on a timely basis.

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COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events, and are not a guarantee of future performance. For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Cautionary Note Regarding Forward Looking Statements—Safe Harbor Provisions and the Risk Factors detailed in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2016. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date of this Compensation Discussion and Analysis. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

In this Compensation Discussion and Analysis, we discuss the executive compensation program for our NEOs—our former chief executive officer, our chief financial officer and our three other most highly compensated executive officers, whose compensation is set forth in the 2016 Summary Compensation Table and other compensation tables set forth in this proxy statement. For 2016, our NEOs were as follows:

Our Named Executive Officers*

•	Sanford A. Ibrahim, Chief Executive Officer through March 5, 2017

(our principal executive officer during 2016)(1)

•	J. Franklin Hall, Chief Financial Officer

(our principal financial officer)

•	Teresa Bryce Bazemore, President, Radian Guaranty(2)

•	Derek V. Brummer, Executive Vice President and Chief Risk Officer

•	Edward J. Hoffman, Executive Vice President, General Counsel and Corporate Secretary

* Please see “Executive Officers” for additional information regarding our NEOs.

(1)	Mr. Ibrahim served as our Chief Executive Officer during all of 2016 and through his March 5, 2017 retirement.
(2)	Ms. Bazemore gave notice of her intention to retire effective April 30, 2017.

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I.        Executive Summary

The following is a review of our executive compensation programs and policies, including the material decisions affecting 2016 compensation under these programs with respect to our NEOs.

Our 2016 Executive Compensation Program	Our 2016 Performance

✓     Strong emphasis on performance-based, variable compensation, with 84% of our CEO’s total target compensation in 2016 subject to performance-based metrics.

✓     All long-term incentives are performance-based with rigorous performance metrics, including RSUs requiring both relative outperformance of peer companies and strong absolute book value growth.

✓     Appropriate correlation between pay and performance, with our three-year TSR outperforming 66% of our primary compensation peer group.

✓     Heavy emphasis on risk management with 50% of our NEOs’ STI awards withheld until it can be adequately determined that insurance written during the one-year STI performance period meets risk and profitability expectations.

✓     Strong governance and pay practices (e.g., limited perquisites; conservative severance arrangements with no single-trigger vesting of equity upon change of control; no excise tax gross-ups; strong clawback policy; and no speculative transactions in our stock permitted).

✓     Executive compensation program does not incorporate excessive discretion, with discretionary components (STI and MTI) representing only 29% and 33% of the total compensation of our CEO and the other NEOs (on average), respectively; discretion is used only when coupled with disciplined decision making and transparency.

✓     Executive compensation of our NEOs supported by approximately 98% of votes cast at our 2016 annual meeting of stockholders.

✓     Increased pretax income from continuing operations by 10% over 2015. Increase in consolidated adjusted pretax operating income* and book value per share by 6% and 11%, respectively, over 2015.

✓     Completed a series of capital actions in 2016 that simplified and strengthened our capital structure, improved our debt maturity profile and reduced our total number of diluted shares outstanding by 23.3 million shares (9%).

✓     Finished 2016 with the highest market share in the MI industry, having increased our share from 18.0% to 19.3% as of the end of 2015 and 2016, respectively.

✓     Achieved a record amount of NIW, by writing $50.5 billion in NIW (22% higher than 2015), including the highest volume of flow NIW (i.e., “loan by loan”) in the Company’s history. As a result, we grew insurance in force to $183.5 billion, with 88% of our primary risk in force as of the end of 2016 consisting of loans insured in the strong underwriting years of 2009 to the present (including HARP loans).

✓     Our Services business produced results below plan primarily due to higher costs of completing regulatory reviews in our loan review business and changes in market dynamics, such as a decline in the pace of home purchases by institutional investors and a substantial slowdown in the securitizations of single family rental properties.

✓     Despite poor operating performance, Services made progress in positioning for the future, growing its customer base, enhancing cross-sell with our MI business and returning ValuAmerica, its newly acquired title agency, to profitability.

✓     In light of our overall success in 2016, we achieved one- and three-year TSRs of 34% and 28%, respectively, and earned several rating agency upgrades in 2016, including the return to investment grade for Radian Guaranty, our principal MI subsidiary.

Please see “2016 Short-Term Incentive Analysis” for additional information regarding our 2016 performance.

*        On a consolidated basis, adjusted pretax operating income is a non-GAAP financial measure. Please see pages 89 to 90 of our Annual Report on Form 10-K for the year ended December 31, 2016 for a definition of adjusted pretax operating income, including a reconciliation of adjusted pretax operating income to the most comparable GAAP measure, pretax income from continuing operations.

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OUR PERFORMANCE-BASED

COMPENSATION PROGRAM

In 2016, as in past years, our executive compensation program was significantly focused on performance-based variable compensation; challenging LTI metrics based on traditional objective measures of performance; and Committee discretion only when coupled with disciplined decision making and transparency. We particularly note the following with respect to our 2016 executive compensation program:

➣	NEO Compensation is Heavily Weighted Towards Performance-Based, Variable Compensation.

Fixed compensation continues to represent a limited portion of our NEOs’ total compensation. Base salary represented only 16% of Mr. Ibrahim’s 2016 total target compensation and, on average, only 27% of the total target compensation for our other NEOs. The remaining target compensation is tied to, and contingent upon, Company and individual performance. The following charts highlight, for the CEO and the other NEOs, the percentage of 2016 total target compensation attributable to each primary component of compensation (average of each component for the other NEOs):

*	Based on target components of compensation, and therefore, not directly comparable to amounts set forth in the 2016 Summary Compensation Table.

➣	Our Compensation Program Demonstrates a Strong Correlation between Pay and Performance.

1.	The Committee funded 2016 STI Awards above target due to the strength of our 2016 performance.

As discussed above, the Company had an exceptional performance year, with year-over-year increases in consolidated adjusted pretax operating income and book value, improved financial strength and flexibility, a record year in flow NIW, the highest market share in the private mortgage insurance industry and meaningful progress in positioning the Company’s businesses for future success. In recognition of these achievements, the independent directors awarded Mr. Ibrahim a STI award of 150% of target and the Committee awarded STI awards to our other NEOs of between 138% and 153% of target. See “2016 Short-Term Incentive Analysis” for additional information regarding the 2016 STI awards.

Our decisions regarding STI awards have consistently demonstrated a strong correlation between pay and performance. As demonstrated in the following table, with the exception of the 2015 performance year in which our businesses underperformed relative to our financial plan, Mr. Ibrahim and our other NEOs generally have received above target awards in more recent years. This trend largely reflects our return to operating profitability in 2014 for the first time in many years, the positioning of Radian

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Guaranty to comply with the new Private Mortgage Insurance Eligibility Requirements (the “PMIERs”) issued by Fannie Mae and Freddie Mac (the “GSEs”), including the sale of our former financial guaranty business in 2015, and the launch of our Services segment. In contrast, for the performance years during and following the financial crisis (from 2007 through 2011), the NEOs (other than Mr. Ibrahim) received, on average, STI awards of 49% of target, with Mr. Ibrahim receiving no STI award in three of those years.

2.	The Committee funded 2015 MTI Awards above target given the strong credit performance and projected profitability of our 2015 insured portfolio.

Immediately following the financial crisis, the Committee reflected upon the various lessons learned from the period leading up to the crisis, including how to structure executive compensation to better reinforce an appropriate mindset among our NEOs with respect to risk-taking. As a result, in 2009, the Committee replaced our short-term bonus plan with a program consisting of short-term and medium-term cash incentive awards. This plan, the Radian Group Inc. Short-Term and Medium-Term Incentive Plan for Executive Employees (the “STI/MTI Plan”), enhanced our pay-for-performance and risk-based approach to compensation by reducing cash awards for short-term (one-year) performance periods and introducing a medium-term (two-year) performance period during which our executive officers continue to have pay at risk associated with the credit performance and projected profitability of insurance written during the short-term performance period. The 2015 MTI award was based on the credit performance and projected profitability of our 2015 mortgage insurance portfolio through the end of 2016. Based on the credit performance and the expected strong profitability of this portfolio, we believe this portfolio represents one of the strongest performing portfolios that we have ever written. As a result, the Committee awarded the maximum payout of 125% of target for the 2015 MTI awards.

3.	Our annual LTI awards consist solely of performance-based equity awards that require relative outperformance and strong absolute growth. Failure to perform over the long-term can significantly diminish our NEOs’ realized pay.

Our 2016 LTI awards provide for meaningful payouts only if the Company outperforms our compensation peer group and produces strong growth in book value. The 2016 performance-based

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restricted stock units (“Performance-Based RSUs”) are comprised of two components, each weighted 50% – relative TSR performance and book value growth. With respect to TSR performance, the NEOs are eligible for above target awards only if the Company outperforms the median performance of its compensation peers. Also, if the Company’s TSR is negative over this three-year performance period, the NEOs’ maximum payout for the TSR component will be reduced to 75% of target regardless of the extent to which the Company may be outperforming its peer group. With respect to the book value component, the Company must achieve at least a 25% increase in book value (as defined below in “IV. Primary Components of Compensation—C. Long-term Incentive Program—LTI Awards Granted in 2016—2016 Performance-Based RSU Awards”) for an NEO to be eligible to receive an award at 100% of target. The 2016 performance-based stock options (“Performance-Based Options”) will vest only if the closing price of the Company’s common stock exceeds 125% of the option exercise price for ten consecutive trading days ending on or after the third anniversary of the grant date.

A failure to achieve our long-term objectives can have a significant, negative affect on our NEOs’ realized pay. For example, the performance-based RSUs granted to our executive officers in 2013 resulted in no payout for our NEOs upon the conclusion of the three-year performance period for these awards in 2016. Because these performance-based RSUs represented 32% (on average) of the 2013 total target compensation of our NEOs who received this grant, realized pay for these NEOs was well below targeted compensation due to our TSR underperformance over this period. We believe this correlation is a strong indication of our pay for performance philosophy as it relates to longer-term value creation.

➣	We Use Limited Discretion in our Compensation Program and only when Coupled with Disciplined Decision Making and Transparency.

Our executive compensation program is predominantly formula-based, with the discretionary components of our program (STI and MTI) representing only 29% and 33% of the total compensation of our CEO and the other NEOs (on average), respectively. Each year, the Committee considers the level of Committee discretion that is appropriate in determining the amount to be awarded to the NEOs under the STI/MTI Plan, and in particular, whether a more formula-based approach to the STI payouts would be appropriate. The Committee has determined that while a more formula-based approach could bring greater predictability to the level of potential payouts, it also has the potential to ignore the multitude of variables that influence our NEOs’ decision-making throughout any given annual period, and most importantly, the potential to limit the Committee’s ability to appropriately recognize positive and negative factors that were not apparent to the Committee when setting goals at the beginning of an annual performance period. As a result, clear metrics are established for each major area of focus, but the payouts also remain subject to the Committee’s discretion. We recognize the potential impact of discretion on transparency, and therefore, we disclose in detail not only the quantitative performance metrics established for evaluating performance, but also the qualitative factors considered by the Committee in evaluating each of the major areas of focus and the Committee’s assigned payout percentage for each area. See “2016 Short-Term Incentive Analysis” below.

➣	We Have Implemented Strong Governance and Compensation Practices; We Do Not Engage in Problematic Pay Practices.

Consistent with our strong governance and compensation practices, we:

•	Impose a “double-trigger” for payments upon a change of control and apply good pay practices under our equity plans—Beginning in 2010, our termination pay strategy eliminated any payments to the NEOs based solely upon a change of control without termination of employment. Further, in our Amended and Restated Equity Plan that is the subject of Proposal 4 above, we (i) have formalized our approach to change of control by adding a presumption that there will be “double trigger” vesting of equity awards upon an involuntary termination 90 days before, or one year following, a change in control and (ii) are prohibiting the payment of dividends on equity awards that have not yet vested;

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•	Do not provide gross-ups for excise taxes—We provide for gross-ups in very limited circumstances and do not provide for any gross-ups in a change of control situation; we recently eliminated gross-ups related to premiums paid by us for long-term disability insurance and life insurance for the benefit of the NEOs;

•	Prohibit speculative transactions in our stock—We specifically prohibit all hedging and other speculative transactions in Radian securities that could have the effect of mitigating the full risk of ownership of our shares;

•	Impose a strong compensation clawback policy—We have a clawback policy that provides for the recoupment of incentive compensation in the event of a material restatement of the Company’s financial results and/or a determination that the level of achievement of an objectively quantifiable financial performance measure or goal was materially overstated;

•	Impose rigorous stock ownership requirements and have instituted post-vesting share retention requirements—Our CEO is required to hold Radian shares equal to seven times his base salary and our other NEOs are also held to meaningful stock ownership requirements. In addition, our 2015 and 2016 Performance-Based RSU awards include a one-year, post-vesting share retention period applicable to all NEOs;

•	Provide limited perquisites—We provided no perquisites to our CEO in 2016 and, in the ordinary course, perquisites to our other NEOs have been de minimis; and

•	Encourage feedback regarding our executive compensation program—We hold an annual stockholder vote on our compensation program for our NEOs, regularly engage with stockholders regarding our compensation practices and utilize an independent compensation consultant to offer an objective perspective on executive compensation.

II. Compensation Principles and Objectives

Our executive compensation program is designed under the direction of the Committee to attract, motivate and retain high quality executive officers and to align our pay-for-performance philosophy with sound risk management practices and our overall business and strategic objectives and results. This pay-for-performance philosophy is intended to align our NEOs’ interests with those of our stockholders, while not encouraging inappropriate actions, including unnecessary or excessive risk taking. We have developed a set of principles and objectives to make decisions about how to compensate executive officers appropriately for their contributions toward achieving our strategic, operational and financial objectives. We believe our executive compensation program should:

•	Support the execution of our business strategy and performance;

•	Maintain an appropriate balance between short-term and long-term compensation, while weighting total compensation in favor of variable pay;

•	Focus executives on long-term performance that aligns with stockholders’ interests;

•	Manage risk with appropriate protection and controls;

•	Maintain pay practices that are externally competitive and reasonable; and

•	Remain flexible to respond to changes in our businesses, strategies and current market developments.

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III. Compensation Process and Oversight

A.	Committee Process and Role

The Committee provides direction and oversight for our compensation and human resources programs, processes and functions. The Committee is supported by our Head of Human Resources and our General Counsel, who serve as liaisons between management and the Committee. The Committee has the sole authority to engage and terminate consulting firms and legal counsel as it deems appropriate to advise it and the board with respect to executive compensation and human resources matters, including the sole authority to approve the compensation and other terms related to their engagement. The Committee currently retains Pay Governance as its sole independent compensation consultant. Pay Governance provides compensation advisory services to the Company relating to the compensation of executive officers and non-employee directors. Generally, these services include advising the Committee on the principal aspects of our compensation programs and evolving industry practices and providing market information, risk assessments and other analysis regarding our program design and incentive plan practices. Other than this work, Pay Governance performs no additional services for the Company. The Committee chair approves the payment of all work performed by the independent compensation consultant for the Company, and the Committee annually reviews the performance of Pay Governance. The Committee also engages, from time to time, external legal counsel to provide legal advice in connection with executive compensation matters. In 2016, the Committee assessed the independence of Pay Governance and the Committee’s primary external counsel and concluded that the work performed by these advisors does not raise any conflict of interest. For a complete discussion of the responsibilities delegated by our board to the Committee, please see the Committee charter, which is available on our website at www.radian.biz.

B.	Consideration of Stockholder Input Regarding our Executive Compensation Program

At our 2016 annual meeting of stockholders held on May 11, 2016, for the advisory vote to approve the compensation of our NEOs (also known as the “say on pay” vote), approximately 98% of the votes cast were in support of the overall compensation of the NEOs. We appreciate the support we received from our stockholders at last year’s annual meeting.

As part of our commitment to engaging with our investors, management frequently meets with stockholders to discuss matters of significance to them, including our executive compensation program. In addition, to the extent stockholders indicate a concern with respect to our executive compensation program (through negative say-on-pay votes or otherwise), management will seek to contact those stockholders to better understand their concerns. This may occur as part of our solicitation efforts in connection with our annual meeting of stockholders.

Through our stockholder engagement process, we have learned about our stockholders’ voting considerations, influences and processes, as well as their perspectives and priorities with respect to executive compensation. Management shares this information with the Committee. Management and the Committee consider the outcome of the most recent say-on-pay vote and the information we learn from our solicitation and outreach efforts. In response to feedback that we have received in the past, we have:

•	Continued with a total executive compensation program that is heavily weighted towards performance-based compensation;

•	Maintained a strong focus on credit performance, with 50% of each NEO’s STI award remaining at risk for a second year and subject to the credit performance and projected profitability of the insurance we wrote during the first year;

•	Continued to provide significant transparency regarding our compensation decisions, including importantly, those decisions that involve Committee discretion; and

•	Maintained a rigorous LTI program, with payments for the 2016 LTI awards dependent on both our relative and absolute performance.

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In addition, we have designed this Compensation Discussion and Analysis to fully explain the Committee’s implementation of its pay-for-performance philosophy in the context of the past and current economic and operating environments.

C.	Setting Compensation

To set compensation for the NEOs, we utilize different compensation tools, including external benchmarking, internal equity, and wealth accumulation analyses. These collectively represent our “primary compensation tools” for establishing an appropriate compensation level for our NEOs. In addition, when evaluating an NEO’s compensation, the Committee typically will assess the NEO’s overall performance, skill sets, experience and current and potential future career path within the Company. For the compensation of the NEOs other than the CEO, the main participants in our compensation process are the Committee, its independent compensation consultant and three members of management—the CEO, Head of Human Resources and General Counsel (except with respect to their own compensation). The Committee has ultimate authority over compensation decisions for the NEOs other than the CEO. The process for establishing the compensation of our NEOs other than the CEO is as follows:

We believe that management’s participation in the compensation process is critical to an equitably-tailored program that is effective in motivating our NEOs, and to ensure that the process appropriately reflects our pay-for-performance culture, current strategies and risk management. Our NEOs annually develop a set of shared performance goals and associated metrics, which are predominantly based on the Company’s annual operating plan that is approved by our board of directors, including those annual objectives that are intended to further our long-term strategic vision. In addition, each NEO develops a set of individual performance goals and presents them to the CEO, who adjusts and approves them and presents them to the Committee. These shared and individual performance goals and metrics serve as the primary basis for determining an NEO’s STI award. The process for assessing performance against these objectives is discussed in greater detail below.

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With respect to the CEO, the independent directors of our board have the ultimate authority over compensation decisions. The process for establishing the compensation of our CEO is as follows:

Benchmarking Compensation

We consider external benchmarking to be an important analytical tool to help us establish competitive points of reference for evaluating executive compensation. However, benchmarking is not the sole factor used in setting compensation, and the Committee regularly assesses how and the extent to which benchmarking is used. We benchmark each executive officer position annually and, if necessary, when a search for a new executive officer position is undertaken. It has been our practice to collaborate with the Committee’s independent compensation consultant in this process to apply a consistent and disciplined approach in our benchmarking methodology and philosophy.

For 2016 compensation, we benchmarked each of the primary components of our 2016 compensation program, as well as the 2016 total target cash and direct compensation for each NEO. In benchmarking an executive officer’s total target cash compensation, we consider base salary plus cash-based short-term and medium-term incentives. Total target direct compensation consists of target cash compensation plus the annualized accounting value of long-term incentives.

To the extent information was available, our NEOs’ compensation was benchmarked against similarly situated executive positions at other companies using one or all of the following three reference points (collectively referred to as the “benchmark references”), as appropriate:

(1)	Data from a primary compensation peer group approved by the Committee and comprising the following companies:

Essent Group Ltd.

Fidelity National Financial, Inc.

First American Financial Corporation

Genworth Financial, Inc.

MGIC Investment Corporation

National Mortgage Insurance Corporation

Nationstar Mortgage Holdings, Inc.

Ocwen Financial Corporation

Independent Compensation Consultant Annually prepares an analysis of competitive market compensation data for the CEO Compensation Committee The Committee has the sole responsibility to develop an annual compensation proposal, utilizing the primary compensation tools and competitive compensation market data developed by the independent compensation consultant Independent Directors Receive recommendation of the Committee. They may approve the proposal, make adjustments based on their own view of the primary compensation tools or other factors, or seek additional information from the Committee or the independent compensation consultant before making a final determination with respect to compensation for the CEO Potential Additional Information Requested

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Old Republic International Corporation

PHH Corporation

Stewart Information Services Corporation

Walter Investment Management

(2)	Financial services data from 177 organizations that participate in Towers Watson’s Financial Services Executive Compensation Database; and

(3)	General industry data from 484 organizations across a range of industries that participate in Towers Watson’s General Industry Executive Compensation Database.

We use benchmarking to identify a competitive compensation range for each executive officer position. From a quantitative perspective, we generally consider an executive officer’s compensation to be market competitive if it is within a 15% range of the median of the applicable benchmark references. However, because executive officer roles and responsibilities often vary within the industries in which we participate and in the broader financial services segment, our benchmarking process is tailored for each executive officer position, with an emphasis on benchmark data for comparable positions and, in particular, comparable positions in our primary compensation peer group. For each executive officer, the Committee may use one or more of the three benchmark references or, in some cases, a subset of the primary compensation peer group of companies, depending on its judgment concerning the comparability of executive officer roles to these benchmark references. As a result, the Committee’s assessment of market competitiveness, in addition to the quantifiable benchmark data, may take into consideration other factors such as the scale and scope of the companies as well as specific roles against which our executive officer positions are being compared and the potential market demand for such positions.

Primary Compensation Peer Group.    On an annual basis, management prepares, and the Committee reviews and approves, compensation peer companies to serve as the primary compensation peer group that is relevant for evaluating current executive officer compensation. For 2016 benchmarking, the Committee made three changes to our 2015 primary compensation peer group. The Committee removed financial guarantors Assured Guaranty Ltd. and MBIA Inc. given the sale of our financial guaranty business in 2015 and added Nationstar Mortgage Holdings Inc. to give greater representation of peers for our Services segment. We believe the companies included within our primary compensation peer group are appropriate based on the following:

•	In most cases, the roles and responsibilities of our NEOs are sufficiently similar to the equivalent executive positions within the primary compensation peer group;

•	They represent our primary competition for talent;

•	Five of the companies have significant mortgage insurance operations and all have significant businesses in the mortgage and real estate industries, our core areas of operations;

•	They generally are of a comparable size and complexity to us. Among this peer group, as of December 31, 2016, we ranked eighth (8th) and fourth (4th) in terms of largest revenue and market capitalization, respectively; and

•	Eight (8) of the 12 companies also named us as a peer.

Where appropriate, the Committee has excluded companies that may be competitors of the Company, but do not represent a good benchmark for compensation given that their relative size and complexity are not comparable to the Company.

From time to time, third parties such as proxy advisory institutions establish peer groups for the Company for the purpose of assessing the Company’s relative performance and compensation. The Committee does not utilize

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these peer groups for the purpose of evaluating our NEOs’ compensation and the Company’s performance, mainly because the Committee believes the primary compensation peer group approved by the Committee represents the most appropriate peer group for the Company for the reasons discussed above.

Financial Services and General Industry Reference Points.    The companies that comprise our primary compensation peer group vary in terms of size and relative complexity. Because we compete for talent in markets other than those in which we compete for business, we also use, as necessary, broader financial services and general industry reference points. In doing so, we recognize that these reference points may be less directly relevant than the reference points provided by our primary compensation peer group, yet they provide robust market data due to the sample sizes of the surveys.

The financial services data and the general industry data are compiled annually by Towers Watson, an independent third-party. For these two reference points, we use pre-established subsets of companies contained in the databases of Towers Watson, so that we compare companies of reasonably similar size to us. The subsets are based on standard revenue ranges that are provided in published compensation surveys, and we do not select or have any influence over the companies that participate in these surveys. The subset of companies we use consists of a broad array of companies in the financial services industry, including property/casualty insurance, life/health insurance, and investment, brokerage, retail and commercial bank organizations. The financial services data is focused on companies with assets of less than $20 billion and revenues less than $3 billion, while the general industry data is composed of companies with revenues of less than $3 billion. We do not participate in the selection of the companies for inclusion in these reference points and are not made aware of the companies that constitute these reference points.

For each of the NEOs, the results of the benchmarking conducted by the independent compensation consultant in October 2015 for the purpose of setting 2016 target compensation (expressed as a percentile of the benchmarked group) were as follows:

Executive Officer	Primary Compensation Peer Group	Financial Services Reference Point	General Industry Reference Point
Mr. Ibrahim	At 50th	Between 50th and 75th	Between 50th and 75th
Mr. Hall	Below 50th	At 50th	Below 50th
Ms. Bazemore	Below 50th	Between 50th and 75th	Not Applicable
Mr. Brummer	At 50th	Between 50th and 75th	Not Applicable
Mr. Hoffman	Below 25th	Between 50th and 75th	At 50th

As our benchmarking process for 2016 illustrates, while the Committee considers benchmarking a valuable reference point for assessing the competitiveness of the NEOs’ compensation, the Committee does not set compensation for the NEOs to adhere strictly to any specific benchmarked reference point.

Internal Equity

While external benchmarking is important in assessing the overall competitiveness of our compensation program, we believe that our compensation program must also be internally consistent and equitable to reflect an executive’s responsibilities and contributions to value creation and to ensure teamwork and coordination across the organization. As a result, in addition to benchmarking, our CEO and the Committee consider internal equity among our executive officer group and other members of senior management when setting the components of compensation.

Our review of internal equity involves comparing the compensation of positions within a given level of the organization as well as comparing the differences in compensation among various organizational levels. For 2016 compensation, the Committee compared the compensation for each NEO (other than the CEO) against his/her

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peers in the executive officer group. Although we monitor the difference in pay between the CEO and the other executive officers, given the uniqueness of the CEO position and its breadth of responsibilities, we do not perform a formal internal equity analysis of the CEO relative to other executive officer positions.

Wealth Accumulation

The Committee regularly reviews “total reward” tally sheets for each of the NEOs and considers the current value and potential future value of existing equity awards as factors in evaluating an NEO’s compensation.

IV. Primary Components of Compensation

Our executive compensation program provides a balanced mix of pay through the following primary direct compensation components: base salary and short-term, medium-term, and long-term incentives. As discussed in greater detail below, the incentive-based portions of our program are tied to: (i) our short-term and medium-term corporate performance; (ii) achievement of strategic and individual performance goals; and (iii) our long-term business performance and growth in stockholder value. The short-term incentives have been designed to recognize the achievement of annual objectives, while the medium-term and long-term incentives have been designed to ensure that decisions made in achieving short-term objectives are also appropriate to support our longer-term goals.

A.	Base Salary

Base salaries are paid to executive officers to provide them with a competitive level of compensation for the day-to-day performance of their job responsibilities. As discussed above, base salaries for the NEOs primarily are established based on competitive market compensation data and internal equity. The following table provides the base salary for each of the NEOs:

Name	2016 Salary (1)
Sanford A. Ibrahim	$950,000
J. Franklin Hall	$400,000
Teresa Bryce Bazemore	$550,000
Derek V. Brummer (2)	$415,000
Edward J. Hoffman	$400,000

(1)	No changes were made to the NEOs’ base salaries for 2016.

(2)	Mr. Brummer’s base salary was increased to $450,000, effective January 1, 2017, in recognition of the importance of the Chief Risk Officer role to both our performance and our strategic plans.

B.	Short-Term and Medium-Term Incentive Program

This discussion refers to the 2016 performance objectives for the Company and the NEOs as well as to the Company’s and NEOs’ actual 2016 performance results. These objectives and results are disclosed in the limited context of our compensation programs. We specifically caution investors not to apply these statements to other contexts.

The STI/MTI Plan enhances the Company’s approach to compensation by recognizing that not all decisions made by our NEOs in the short-term can be evaluated fully at the end of a single year. Thus, the STI/MTI Plan provides the NEOs with the opportunity to earn cash incentive awards during a two-year performance period, with the STI period covering the first calendar year in which the award is granted and the MTI period covering the full two-year

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performance period (from January 1 of the year of grant through December 31 of the second performance year). Pursuant to this approach, the Committee has the ability to reward NEOs for (among other items) new mortgage insurance originations in any short-term performance period, but it also retains discretion to pay a significant portion of the overall award only after it is apparent that such originations are likely to satisfy targeted profitability expectations. Consequently, the STI/MTI Plan serves to protect against inappropriate risk-taking with respect to mortgage insurance originations.

The amount of STI awarded to an NEO is based on the NEO’s achievement of specified performance goals for the applicable year. Corporate and business unit/departmental goals are established each year in the context of our annual business planning process and are approved by our board. Using these objectives, individual performance goals are established by each NEO and adjusted and approved by the CEO and the Committee, as discussed in “III. Compensation Process and Oversight” above. By tying the STI award to our annual operating plan, the Committee aims to ensure accountability, focus and alignment throughout the Company with respect to those matters determined to be most critical to driving long-term stockholder value.

At the end of each performance year, each NEO provides a performance self-assessment to the CEO (and the CEO provides a similar self-assessment to the Committee), including his or her level of attainment of the specified performance goals. The CEO reviews the performance of each NEO (other than himself) against his or her respective performance goals and makes specific recommendations to the Committee regarding the amount of STI, if any, to be awarded. Maximum achievement can result in an STI award of up to 200% of the target amount, while performance below expectations can result in a below-target award or no award.

The Committee (or the independent directors in the case of the CEO) retains ultimate authority with respect to amounts awarded to the NEOs under the STI/MTI Plan. Although actual performance measured against the performance goals is the primary consideration for the STI awards, the Committee (or the independent directors) may, depending on the circumstances, exercise discretion in determining the amount to be awarded to each NEO. For each NEO, the Committee (or the independent directors) may weigh the various performance goals differently in light of the NEO’s role, giving appropriate consideration to the degree to which each NEO impacted our performance.

Once the amount of STI is determined for each NEO, only 50% of this amount is actually paid to the NEO as an STI bonus. For 2016, these amounts are set forth in the “Bonus” column of our 2016 Summary Compensation Table. The remaining 50% of each NEO’s STI award then becomes that NEO’s target MTI award for the full two-year MTI performance period. Therefore, the MTI targets for the NEOs, which impact the amounts ultimately paid to our NEOs, can vary significantly from year to year, depending on the NEOs’ performance and the corresponding amounts earned for STI in any given performance period. Because our NEOs earned below-target STI awards for 2015 performance, their 2015 MTI targets were also smaller than in prior years, resulting in comparably lesser amounts paid for MTI and reported within the “Non-Equity Incentive Plan Compensation” column of our 2016 Summary Compensation Table.

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At the end of the MTI performance period, the Committee determines what percentage, if any, of the target MTI awards will be paid to the NEOs based on the Company’s achievement of certain pre-established business and financial performance metrics and goals (as illustrated below for the 2016 MTI award). Other than for determining the MTI target amount (which is derived based on each individual’s STI performance), individual officer performance is not evaluated for purposes of determining or paying the MTI awards; all NEOs receive the same percentage payout relative to target. Upon establishing the 2016 STI/MTI awards, the Committee reduced the maximum MTI payout from 125% to 115% of target. The following diagram illustrates the award process under our STI/MTI Plan for the 2016 STI/MTI awards:

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2016 SHORT-TERM INCENTIVE ANALYSIS

For 2016, the NEOs’ STI awards were determined based on the Committee’s assessment of the Company’s performance in three primary areas—Shared Corporate Objectives, Mortgage Insurance, and Services. The following table highlights: (i) the metrics (and corresponding targets) for each of these performance areas; (ii) the Company’s actual performance against these targets (as applicable); (iii) the Committee’s assessment of management’s performance against each metric; and (iv) the percentage payout approved by the Committee for each area of performance:

Performance Area (1)	Metric	Target Goal	2016 Actual	Committee Performance Assessment (2)	Committee approved payout percent relative to Target
Shared Corporate	Adjusted Pretax Operating Income (3)	$493M	$542M	Significantly Exceeded	+67% above target
	Capital Management (4)			Significantly Exceeded
	Year-end Book Value per Share	$12.32	$13.39	Significantly Exceeded
	Corporate Expense (5)	$54M	$54M	Met Expectations

Mortgage Insurance	MI Core Metrics				+40% above target
	• NIW	$41.9B	$50.5B	Significantly Exceeded
	• Market Share (full year) (6)	20.0%	18.7%	Met Expectations
	• Projected Return on PMIERS Capital (7)	13-14%	13.6%	Met Expectations
	• MI Core Operations Expense Ratio (8)	18.2%	15.6%	Significantly Exceeded
	Ml Position for the Future
	• Customer Growth	100 new	108 new	Met Expectations
	• Long-Term Strategic Priorities (9)			Exceeded

Services	Services Core Metrics				-48% below target
	• EBITDA (10)	$35.0M	$8.0M	Underperformed
	• Gross Margin % (11)	40.9%	35.3%	Underperformed
	• EBITDA Margin % (10)	18.1%	4.8%	Underperformed
	Services Position for the Future
	• Customer Growth	347	416	Exceeded
	• Strategic Priorities (12)			Exceeded

(1)	For each NEO, the target performance areas were weighted as follows:

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(2)	Performance relative to target is evaluated in the context of the multitude of variables that influence our NEOs’ decision-making throughout the performance period. Accordingly, please see the qualitative discussion following this table for additional information impacting the Committee’s performance assessments.

(3)	Adjusted Pretax Operating Income is a non-GAAP financial measure for the consolidated Company which is defined as GAAP consolidated pretax income from continuing operations, excluding the effects of net gains (losses) on investments and other financial instruments, loss on induced conversion and debt extinguishment, acquisition-related expenses, amortization and impairment of intangible assets and net impairment losses recognized in earnings. Please see pages 89 to 90 of our Annual Report on Form 10-K for the year ended December 31, 2016 for a more detailed explanation of adjusted pretax operating income, including a reconciliation of adjusted pretax operating income to the most comparable GAAP measure, pretax income from continuing operations.

(4)	Capital Management was assessed based on our success in managing our capital and liquidity positions to further our progress towards achieving investment grade ratings at our holding company, Radian Group.

(5)	Measured as Radian Group’s corporate expenses that are allocated to our MI and Services business segments. Radian Group’s corporate expenses include all compensation and non-compensation expenses and exclude interest expense.

(6)	Represents the Company’s average share of NIW for 2016, based on currently available public information.

(7)	Measured on an unlevered basis and represents projected, life-of-loan after-tax net income for 2016 NIW (net of reinsurance and including projected reinvestment income) as a percentage of the capital we are required to hold against such insured loans to satisfy the PMIERs.

(8)	MI Core Operations Expense Ratio is a non-GAAP measure used for compensation purposes that represents a percentage of certain MI expenses (as described below) to net premiums earned on MI policies in 2016. For purposes of this measure, MI expenses are calculated as policy acquisition costs plus total MI other operating expenses (excluding expenses related to contract underwriting for third-parties, growth initiatives, depreciation and certain estimated technology expenses) before corporate allocations.

(9)	Strategic priorities for our MI business included driving greater diversification in our customer base and expanding into non-traditional MI opportunities.

(10)	For compensation purposes, as used in connection with the 2016 STI analysis, EBITDA is measured based on our Services segment’s adjusted earnings, before interest, income taxes, depreciation and amortization (“Services adjusted EBITDA”), a non-GAAP measure. Services adjusted EBITDA is calculated using Services adjusted pretax operating income, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. In addition, EBITDA Margin Percentage represents Services adjusted EBITDA divided by our Services segment’s total services revenue. For purposes of the compensation analysis, Services adjusted EBITDA and total services revenue were determined without the impact of changes made in the fourth quarter of 2016 to align our segment reporting structure with changes in personnel reporting lines and management oversight related to contract underwriting performed on behalf of third parties.

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(11)	Services gross margin is measured as the Services segment’s total services revenue less cost of services divided by total services revenue. As discussed in footnote (10) above, both services revenue and cost of services exclude the impact of the segment reporting change related to contract underwriting performed on behalf of third parties.

(12)	Strategic priorities for our Services business included further developing our technology-based product offerings and returning ValuAmerica, a recently acquired title agency and appraisal management company, to profitability.

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Shared Corporate Performance

(67% above target)

The Committee determined that the Company significantly exceeded expectations with respect to the Shared Corporate goals, assigning a payout of 67% above target. In 2016, adjusted pretax operating income* grew to $541.8 million, increasing $30.9 million (6%) over 2015 and exceeding our 2016 target by $49 million (10%). The increased profitability in 2016 reflects: (i) the Company’s large and growing mortgage insurance portfolio, which has been transformed so that legacy insured loans (originated prior to 2009 and including HARP refinancings) represent only 12% of the total portfolio at year end 2016; (ii) a favorable MI product mix, which resulted in an acceleration of premiums upon the cancellation of single premium mortgage insurance policies in the high refinance environment; (iii) expense discipline in our support services; and (iv) a faster deployment of our investment strategy, which created more investment income in 2017 than anticipated.

With respect to capital management, the Committee determined that performance was exceptional. In 2016, we completed a series of capital actions that: (i) improved our diluted net income per share by 12% and our book value per share by 11% (from $12.07 to $13.39 per share); (ii) improved the debt maturity profile of Radian Group; and (iii) enhanced our capital and liquidity positions. These actions included:

•	$100 million share repurchase and negotiated purchases of approximately $30 million and $322 million in principal amount of our 3% Convertible Notes due 2017 and 2.25% Convertible Notes due 2019, respectively;

•	A first of its kind, MI single premium quota share reinsurance transaction (“Single Premium QSR”) that improved Radian Guaranty’s expected return on required capital and its capital position under the PMIERs;

•	Redemption of a $325 million surplus note between Radian Guaranty and Radian Group, which immediately increased Radian Group’s liquidity by $325 million;

•	Early redemption of $196 million face value of our 9% Senior Notes due 2017; and

•	Issuance of $350 million aggregate principal amount of our 7% Senior Notes due 2021.

The combination of these actions in 2016 simplified and strengthened our capital structure and reduced our total number of diluted shares outstanding by 23.3 million. During 2016, S&P and Moody’s increased Radian Guaranty’s ratings to investment grade and also upgraded the ratings of Radian Group.

With respect to corporate expenses, the Committee determined that we met expectations by keeping our corporate expenses at our target of $54 million.

*	On a consolidated basis, adjusted pretax operating income is a non-GAAP financial measure. Please see pages 89 to 90 of our Annual Report on Form 10-K for the year ended December 31, 2016 for a definition of adjusted pretax operating income, including a reconciliation of adjusted pretax operating income to the most comparable GAAP measure, pretax income from continuing operations.

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Mortgage Insurance Performance

(40% above target)

The Committee determined that the Company’s MI business significantly exceeded target expectations, assigning a payout of 40% above target. Our MI business had a record year, writing $50.5 billion in NIW (22% higher than 2015), including the highest volume of flow NIW (i.e., “loan by loan”) in the history of the Company. This accomplishment was driven in part by our increase in market share in 2016. While falling slightly short of our target of 20%, we finished 2016 with the leading market share in the industry among eligible mortgage insurers, having increased our share from 18.0% to 19.3% as of the end of 2015 and 2016, respectively. Only two other mortgage insurers increased their share in 2016. Our market share gains largely were driven by our strategic efforts to increase share with credit unions, improve our underwriting turn times, and develop opportunities with new customers. These achievements occurred in the context of a significant overall reduction in MI expenses in 2016. The MI core operations expense ratio of 15.6% was 14.3% below the 2016 plan of 18.2%, a primary result of the favorable impact of the Single Premium QSR and our renewed focus on expense discipline.

Our achievements in market share and NIW volumes were not produced at the expense of credit quality. Our projected return on PMIERs capital of 13.6% for 2016 was squarely within our target range, representing a continuation of historically strong credit trends in our NIW as well as the positive impact of the Single Premium QSR transaction referenced above.

In addition to exceeding expectations for core performance, the MI business made significant progress positioning the Company for future success. The MI business met expectations in customer growth, adding 108 new customers (with 196 branches) in 2016, which contributed $800 million in NIW in 2016 alone. With respect to long-term strategic priorities, our MI business expanded its share of credit union business, made progress in expanding our offerings outside of traditional MI, including by participating in the GSEs’ pilot credit risk transfer programs and by positioning our licensed entities to participate in a broader array of mortgage risk transfer opportunities in the future.

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Services Performance

(48% below target)

The Committee determined that our Services business significantly underperformed target expectations, assigning a payout of 48% below target. Actual performance relative to the compensation performance targets for Services adjusted EBITDA, Gross Margin Percentage and EBITDA Margin Percentage for the Services business in 2016 were all significantly below target, primarily due to: (i) the continued lack of any meaningful non-GSE or “private label” secondary mortgage market, which historically has represented a significant portion of Services’ total revenues; (ii) a decline in the pace of home purchases by institutional investors and a substantial slowdown in the securitizations of single family rental properties; (iii) industry-wide complications with the implementation of new mortgage regulations, which lengthened the amount of time required for loan reviews and negatively impacted our margins; and (iv) a slowdown in the volume of real estate management activities as the inventory of managed properties continues to diminish over time.

Despite the operating underperformance in 2016 due to the challenging market factors discussed above, we remain optimistic about the future of the Services business. The fourth quarter of 2016 represented the highest quarterly revenue from the Services business since our acquisition of the business in 2014. Further, margins in our due diligence business improved throughout 2016 as the complications from implementation of the new mortgage regulations have eased, and we have begun to see an increase in the volume of securitizations of single family rental properties that we expect to benefit our real estate valuation and component services businesses.

On an additional positive note, the Services’ business exceeded expectations in customer growth, growing its customers by 32%, and made significant progress with respect to strategic priorities, including returning ValuAmerica, its newly acquired title agency and appraisal management company, to profitability and developing new products and services for its transaction management and other businesses.

The following table sets forth, for each NEO: (i) the maximum amount that could have been awarded under the STI/MTI Plan for 2016 short-term performance (column a); (ii) the NEO’s target 2016 STI award (column b); (iii) the total amount actually awarded to the NEO based on 2016 short-term performance (column c); (iv) the total amount paid as a bonus to the NEO for 2016 STI (50% of amount awarded) (column d); and (v) the NEO’s 2016 MTI target (the remaining 50% of amount awarded) (column e):

Name	(a) 2016 Maximum STI Award	(b) 2016 Target STI Award	(c) 2016 Total Amount Awarded ($ and % of Target)	(d) 2016 STI Amount Paid	(e) 2016 MTI Target
Sanford A. Ibrahim	$3,325,000	$1,662,500	$2,500,000	$1,250,000	$1,250,000
			150%
J. Franklin Hall	800,000	400,000	550,000	275,000	275,000
			138%
Teresa Bryce Bazemore	1,650,000	825,000	1,250,000	625,000	625,000
			152%
Derek V. Brummer	913,000	456,500	675,000	337,500	337,500
			148%
Edward J. Hoffman	880,000	440,000	675,000	337,500	337,500
			153%

(1)

The independent directors believe that the CEO’s performance largely is reflected by the Company’s overall performance against the STI metrics. As a result, the independent directors determined that Mr. Ibrahim had

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an exceptional performance year with respect to: (a) the Company’s financial performance and execution of our capital plan; (b) the record performance of our mortgage insurance business with respect to flow NIW and in driving market share growth; and (c) positioning both our MI and Services businesses for future success in line with our strategic plan. Further, the Committee recognized Mr. Ibrahim’s efforts with respect to succession planning, and, in particular, his support of the CEO succession process.

(2)	In assessing Mr. Hall’s performance, the Committee noted that he had achieved a number of critical objectives that contributed to our success in 2016, including: (a) successfully executed a capital plan that significantly improved our diluted net income per share and our book value per share, improved the debt maturity profile of our holding company and enhanced our capital and liquidity positions; (b) imposed a disciplined approach to expense management that improved our operating performance; and (c) led the development of a strategic plan focused on growing and diversifying our core businesses, improving our overall operational excellence, and integrating our products and processes to increase efficiency and enhance the customer experience.

(3)	The Committee evaluated Ms. Bazemore’s performance primarily in light of the performance of our mortgage insurance business, as discussed above. As a result, the Committee determined that Ms. Bazemore significantly exceeded expectations in driving the core MI operating performance (i.e., NIW and expense management) and in positioning the MI business for future success by growing customers and expanding our offerings outside of traditional MI. In evaluating Ms. Bazemore’s performance, the Committee specifically noted her achievements in driving an increase in the Company’s MI market share while maintaining credit quality and achieving targeted returns despite a highly competitive pricing environment.

(4)	In assessing Mr. Brummer’s performance, the Committee noted his exceptional performance in: (a) preserving our projected returns on PMIERs capital despite a challenging pricing environment; (b) leading our execution of the Single Premium QSR transaction that improved Radian Guaranty’s expected return on required capital and its capital position under the PMIERs; (c) advancing our strategic objective of expanding our offerings outside of traditional MI, including through participation in the GSEs’ pilot credit risk transfer programs; and (d) the further development of our data analytics to support our core expertise in mortgage risk.

(5)	In assessing Mr. Hoffman’s performance, the Committee recognized Mr. Hoffman’s exceptional efforts in supporting the Company’s CEO succession planning process, including his management of the legal, governance and human resources aspects of this transition in leadership. In addition, the Committee determined that Mr. Hoffman had further contributed to our success in 2016 by: (a) overseeing the legal execution of the Company’s capital plan; (b) successfully managing various litigation and regulatory matters; and (c) centralizing and enhancing the Company’s regulatory compliance program in support of the Company’s strategic objectives.

2015 MEDIUM-TERM INCENTIVE ANALYSIS

Pursuant to our STI/MTI Plan, the 2015 MTI target awards were established in March 2016 at the time that the 2015 STI awards were paid to the NEOs. Performance under the 2015 MTI award was based on the credit performance of the mortgage insurance written in 2015, as measured by the Company’s default rate and projected profitability, in both cases based on performance through the end of 2016. We believe that the default rate for the first two years of an insured portfolio is an important and early indicator of that portfolio’s current and future projected credit performance and ultimate profitability. We supplement our evaluation of credit performance by also reviewing the early-default experience (the “EDE” rate) for a particular book of business as further discussed below.

The Committee does not directly correlate payments under MTI awards with specific performance metrics, primarily because of the significant number of variables that affect both the credit performance and profitability of

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NIW, many of which are outside of management’s control. The Committee does, however, use business targets established by management in the ordinary course of business as a point of reference in assessing the strength of a particular NIW vintage, primarily by evaluating the actual two-year default rates (supplemented with EDE rates) and the projected return on equity of such vintage after two years in light of the business targets.

The two-year default rate for the 2015 portfolio was 0.64%, a very favorable rate compared to historical rates for our mortgage insurance business. As demonstrated in the following chart, with respect to credit default rate, the 2015 portfolio is similar to the post-financial crisis 2009 through 2014 portfolios and is significantly better than the pre-crisis 2001 through 2004 portfolios at the same point of development.

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We have found early default experience, or EDE, which we define as the frequency of defaults occurring during the first six months following loan origination, to be a strong indicator of the underwriting quality of an insured portfolio. As demonstrated in the following chart, the performance of the 2015 portfolio of flow (loan-by-loan) insurance is consistent with the recent trend of extremely low EDE rates (well below historical experience), indicating that the underwriting quality for this book of business is very strong.

In addition to credit performance, the Committee evaluates the projected profitability of an insured portfolio to assess its overall strength of performance and potential value creation. As demonstrated in the following table, as of December 31, 2016, the 2015 portfolio yielded a loss ratio of 4.8%, generally in line with the 2009 through 2014 portfolio average of 4.3%, despite modest pricing reductions in recent years. As a result, similar to our other post-crisis vintages, the 2015 insured portfolio is expected to produce strong profitability.

To date, the credit performance of the 2015 insured portfolio has been stronger than originally anticipated, with the total unlevered return estimate for this portfolio (i.e., after-tax underwriting returns plus projected investment income) as of December 31, 2016 falling within our targeted return range and having increased from our initial expectation. This has translated to better than anticipated projected profitability for the portfolio, with the projected lifetime after-tax net income for the 2015 portfolio now higher than our original estimates.

Cumulative Incurred Loss Ratios Vintage Dec-09 Dec-l0 Dec-11 Dec-12 Dec-13 Dec-14 Dec-15 Dec-16 2009 6.1% 7.0% 13.7% 17.4% 19.0% 18.3% 17.6% 17.6% 2010 1.2% 3.3% 6.5% 7.7% 7.5% 7.2% 7.2% 2011 1.7% 4.4% 5.5% 5.6% 5.0% 4.9% 2012 2.0% 3.2% 3.6% 2.7% 2. 9% 2013 2.5% 4.0% 3.4% 3.7% 2014 2.7% 4.1% 4.9% 2015 2.1% 4.8% 2016 2.9%

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In light of the strong credit performance and better than projected profitability of our 2015 portfolio of flow insurance, this portfolio is expected to generate significant economic value for the Company. As a result, the Committee awarded the maximum payout of 125% of target for the 2015 MTI awards. These amounts are included in the “Non-Equity Incentive Plan Compensation” column of our 2016 Summary Compensation Table, and the following table illustrates for each NEO the target award amount and the amount awarded under the 2015 MTI award.

Name	2015 MTI Target	Approved Payout at 125%
Sanford A. Ibrahim	$750,000	$937,500
J. Franklin Hall	$170,000	$212,500
Teresa Bryce Bazemore	$322,500	$403,125
Derek V. Brummer	$217,500	$271,875
Edward J. Hoffman	$200,000	$250,000

C.	Long-Term Incentive Program

The contributions of the NEOs to the creation of stockholder value are primarily recognized through our LTI program. This program consists of a series of annual grants with overlapping performance and vesting periods and varying performance metrics. As a result, in any given period, the NEOs are motivated to perform based on their:

•	Outstanding Performance-Based Options, which are designed to motivate the NEOs to drive performance that will lead to stock price growth and wealth creation for our stockholders; and

•	Performance-Based RSUs, which focus the NEOs on outperforming our primary industry competitors as well as other financial services companies and meaningfully growing our book value.

In addition to our annual LTI program, on limited occasions, the Committee may recognize extraordinary efforts by our NEOs by granting them equity awards that may supplement amounts they receive under our STI/MTI Plan. Please See “LTI Awards Granted in 2016—Special Recognition Awards” below.

LTI Awards Granted in 2016

Each year, in designing the annual LTI awards for the NEOs, the Committee reviews and assesses the type of awards that would best complement our existing LTI program to enhance long-term stockholder value. In addition, the Committee considers, among other things: (1) whether the awards would effectively motivate the NEOs to achieve rigorous, performance-based objectives; (2) whether the awards will remain motivational and retentive through various economic cycles; (3) the potential financial, accounting and tax impact of the awards; (4) whether the award objectives will be clear to the NEOs, stockholders and other constituencies; (5) the potential impact of the awards on risk behavior; and (6) as discussed above, input from our stockholders with respect to the form and performance metrics for our awards.

For the 2016 annual LTI award, the Committee granted performance-based equity awards, consisting of stock-settled Performance-Based RSUs and Performance-Based Options. For each of the NEOs, the Performance-Based RSUs and Performance-Based Options represented approximately 75% and 25%, respectively, of the total value of his/her 2016 LTI award.

In 2016, Mr. Ibrahim was granted a larger LTI award than in prior years in recognition of (i) his exceptional 11 years of service to the Company and to align his future realization of pay with the results that will be based, in part, on the actions he took as CEO; and (ii) his ongoing commitment to leading the Company while the board of directors undertook a deliberative and thoughtful CEO search.

2016 Performance-Based RSU Awards.

The Performance-Based RSU awards generally vest on May 11, 2019, upon the conclusion of a three-year performance period. Fifty percent of each NEO’s target award (the “TSR RSU Target”) will vest based on Radian’s relative TSR compared to a designated peer group over a three-year performance period (referred to as the “TSR Component” of the award). The other 50% of the NEO’s target award (the “BV RSU Target”) will vest based on growth in the Company’s “LTI Book Value per Share” (as defined below) over a three-year performance period. Each

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vested Performance Based RSU will be payable in one share of the Company’s common stock. In addition, the 2016 Performance-Based RSUs are subject to a one-year, post-vesting share retention period, such that the vested Performance-Based RSUs will not be convertible into shares (other than shares withheld to pay taxes due at vesting) until the one-year anniversary following the vesting date of the Performance Based RSUs. The post-vesting share retention period, however, will not apply in certain limited circumstances, such as the NEO’s death or disability.

TSR Component. On the vesting date, each NEO will be entitled to receive a number of shares of the Company’s common stock (from 0 to 200% of his/her TSR RSU Target) based on the Company’s relative TSR over a three-year performance period as compared to a designated peer group, subject to a maximum cap of 6 times the value of his/her TSR RSU Target award on the grant date.

The Company’s absolute TSR will be determined based on the change in market value of the Company’s common stock during the performance period, as measured by comparing (x) the average closing price of the Company’s common stock on the NYSE for the 20 consecutive trading days preceding and including May 11, 2016 and (y) the average closing price for the 20 consecutive trading days preceding and including the last day of the performance period (May 11, 2019). TSR includes dividends paid during the performance period, as though they were reinvested in shares of the Company’s common stock. The Company’s relative TSR will be measured against the median TSR of a designated peer group comprising the 12 peer companies selected by the Committee to benchmark compensation for the named executive officers’ 2016 compensation, plus CoreLogic, Inc. and EverBank Financial Corp. (collectively, the “TSR Peer Group”).

The payout for the TSR Component of the award will be determined by comparing the Company’s absolute TSR over the performance period against the median TSR of the TSR Peer Group (the “Median Peer Group TSR”). The starting point for the payout determination will be 100% of the NEO’s TSR RSU Target. For every 1% that the Company’s absolute TSR exceeds the Median Peer Group TSR, the payout percentage will increase by 2 percentage points above 100% of the TSR RSU Target. For every 1% that the Company’s absolute TSR is below the Median Peer Group TSR, the payout percentage will decrease by 3 percentage points below 100% of the TSR RSU Target. If the Company’s absolute TSR is negative over the performance period, the payout for the TSR Component will be capped at 75% of the TSR RSU Target, even if the Company’s absolute TSR exceeds the Median Peer Group TSR.

Book Value Component. On the vesting date, each NEO will be entitled to receive a number of shares of the Company’s common stock (from 0 to 200% of his/her BV RSU Target) based on the Company’s cumulative growth in LTI Book Value per Share over a three-year performance period (from March 31, 2016 through March 31, 2019) compared to the following reference points:

LTI Book Value per Share Growth (1)	Payout Percentage (% of BV RSU Target)
45%	200%
35%	150%
25%	100%
15%	50%
<5%(2)	0%

(1)	If the Company’s growth in LTI Book Value per Share falls between two referenced percentages, the payout percentage will be interpolated.

(2)	If the Company’s growth in LTI Book Value per Share is less than 5%, the payout percentage will be 0.

The Company’s “LTI Book Value per Share” is defined as: (A) Tangible Book Value (Total Stockholders’ Equity less Goodwill and Other Intangible Assets, net) adjusted to exclude: (1) accumulated other comprehensive income; and (2) the impacts, if any, during the three-year performance period from: (i) repurchases or retirements of convertible bonds; (ii) merger and acquisition-related expenses; (iii) changes in goodwill and other intangible assets related to acquisitions or dispositions; (iv) repurchases of common shares; and (v) declared dividends on common shares; divided by (B) basic shares outstanding, as adjusted to exclude the share impact, if any, related to any of the items identified in (A) above, each applied on a consistent basis.

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The Performance Based RSU awards provide for “double trigger” vesting in the event of a change of control. In the event of a change of control of the Company, the Performance Based RSUs will become payable at target upon the vesting of the awards on May 11, 2019, provided that the NEO remains employed by the Company through that date. However, if an NEO is terminated by the Company without “cause,” or the NEO terminates employment for “good reason,” in each case within 90 days before or one year after a change of control, the Performance Based RSUs will become fully vested and payable at target upon that termination (or the date of the change of control, if later).

If the NEO retires before the end of the three-year performance period, the award will remain outstanding and will vest at the end of the performance period to the extent that the performance criteria have been satisfied (or will vest at the target level in the event of a change of control) and generally will become payable subject to the one-year holding period discussed above. Additionally, the Performance Based RSUs will become fully vested and payable at target in the event of an NEO’s death or disability.

2016 Performance Based Option Awards.

Each Performance Based Option has a per share exercise price of $12.16 (the closing price of the Company’s common stock on the NYSE on the date of grant), and a ten-year term, with 50% of the award vesting on or after the third anniversary of the grant date (May 11, 2019) and the remaining 50% of the award vesting on or after the fourth anniversary of the grant date (May 11, 2020); provided, however, that the Performance Based Options will vest only if the closing price of the Company’s common stock on the NYSE exceeds $15.20 (125% of the Performance Based Option exercise price) for ten consecutive trading days ending on or after the third anniversary of the grant date (the “Stock Price Vesting Hurdle”).

The Performance Based Options provide for “double trigger” vesting in the event of a change of control. Except as provided below, upon a change of control, the Performance Based Options will continue to vest 50% on the third and fourth anniversaries of the grant date, regardless of whether the Stock Price Vesting Hurdle has been satisfied, as long as the NEO remains employed by the Company through that date. However, if an NEO’s employment is terminated by the Company without “cause,” or the NEO terminates employment for “good reason,” in each case within 90 days before or one year after a change of control, the Performance Based Options will become fully vested and exercisable upon that termination (or the date of the change of control, if later).

Other than with respect to Mr. Ibrahim (as described below), the Performance Based Options will become fully vested and exercisable in the event of an NEO’s death, disability or retirement. Pursuant to the terms of Mr. Ibrahim’s award, following his retirement in March 2017, his Performance Based Options will remain outstanding and become exercisable in accordance with the three- and four-year vesting schedule and the Stock Price Vesting Hurdle for such Performance Based Options, or as provided above in the event of a change of control.

Both the Performance Based RSUs and the Performance Based Options include a provision that prohibits an NEO from competing with the Company and from soliciting the Company’s employees or customers for a period of twelve (12) months following termination of the NEO’s employment for any reason.

Equity awards are not coordinated with the release of material nonpublic information. The Committee does not take the release of such information into account as an element of when to make grants.

Special Recognition Awards

In February 2016, in evaluating the 2015 performance of Messrs. Hoffman and Brummer, the Committee granted 15,000 time-based RSUs to each of them to recognize their extraordinary efforts in successfully completing the sale of the Company’s financial guaranty business on April 1, 2015.

Stock Ownership

Consistent with our compensation philosophy, we believe that senior management, including the NEOs, should have a significant equity investment in the Company to further align their interests and actions with the interests of our stockholders and to further focus the NEOs on sustained performance.

Under our stock ownership guidelines, within three years of being designated an executive officer, the

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NEOs are required to hold shares with a minimum aggregate market value equal to those shown in the following table:

Officer	Ownership Guidelines
Mr. Ibrahim	7 times salary
Mr. Hall	3 times salary
Ms. Bazemore	4 times salary
Mr. Brummer	3 times salary
Mr. Hoffman	2.5 times salary

As of December 31, 2016, each of our NEOs was in compliance with our stock ownership guidelines. An NEO’s failure to comply with the guidelines will be considered by the Committee in determining subsequent equity compensation awards to such NEO, including potentially reducing or eliminating future equity awards and making awards otherwise paid in cash, such as STI awards, payable in stock and subject to these guidelines. Willful or intentional violations may also be considered “cause” for purposes of termination from employment.

V. Other Compensation

In addition to the primary components of their compensation, the NEOs receive additional compensation through their participation in our benefit plans as well as, to a very limited extent, through perquisites.

A.	Retirement Compensation

We are committed to providing all of the Company’s employees with competitive benefits that make sense for their financial security.

Savings Incentive Plan

The Radian Group Inc. Savings Incentive Plan (the “Savings Plan”) serves as a retirement vehicle for the NEOs and other employees. The Savings Plan, among other things, provides for quarterly matching contributions by Radian equal to 100% of employee contributions (up to 4.5% of eligible pay for 2016). Each of the NEOs participated in the Savings Plan in 2016.

Benefit Restoration Plan

We maintain the Radian Group Inc. Benefit Restoration Plan (“BRP”) to provide additional retirement benefits to our employees who are eligible to participate in the Savings Plan and whose benefits under the Savings Plan are limited by applicable IRS limits on eligible compensation. See “Nonqualified Deferred Compensation” below. We believe the BRP is an appropriate plan for employees and stockholders for the following reasons:

•	Participation is predominately based on compensation earned rather than an employee’s title or position. All employees whose eligible pay exceeds the IRS compensation limit ($265,000 for 2016) are eligible to participate in the BRP in the same year in which they exceed the IRS limit. The Company makes annual contributions to each participant’s account based on eligible compensation;

•	The same formula for calculating benefits under the BRP is used for all participants, creating alignment throughout the organization; and

•	In determining benefits under the BRP, bonus and commissions will affect a participant’s contribution only for the year in which they occur. As a result, compensation in one year is not locked into the benefit formula going forward.

B.	Deferred Compensation

We maintain a voluntary deferred compensation plan for the Company’s executive officers. The deferred compensation plan allows executive officers to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) all or a portion of cash received under their STI/MTI awards and the cash or shares associated with the vesting of RSUs. Deferring compensation allows executive officers to earn a rate of return on the deferred amounts that is calculated under different options available to participating executive officers. The deferred compensation program complies with the requirements of applicable IRS regulations. See “Nonqualified Deferred Compensation” below.

C.	Perquisites

In the ordinary course, perquisites generally represent an immaterial component of our NEOs’ compensation. In 2016, Mr. Ibrahim received no perquisites, and the perquisites for each of our other NEOs represented less than 1% of his or her total salary.

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VI. Severance Agreements

The Committee believes that maintaining severance arrangements is a necessary means for recruiting, motivating and retaining executive officers in the competitive industries in which we participate. Having previously experienced the dislocation caused by a proposed merger, and given the recent change in our CEO, we want the NEOs’ sole focus to be on our business and the interests of our stockholders. Further, we believe it is important to be transparent with respect to amounts that the NEOs could receive in the event of their termination. We believe our existing termination agreements, including the benefits provided, are consistent with, and in some cases more conservative than, current market practice.

The Committee regularly evaluates the ongoing need for severance agreements for the NEOs. We have designed and implemented a termination pay strategy for the Company with the primary purposes of:

•	Responsibly tailoring termination payment levels based on current market standards;

•	Providing clarity regarding future potential severance payments to the NEOs;

•	Applying a consistent approach to severance among the Company’s executive officers;

•	Imposing certain restrictive covenants that are important to the Company; and

•	Avoiding excessive payouts on an executive officer’s termination in connection with a change of control of the Company.

Consistent with this objective, we have put in place for each of the NEOs a consistent and reasonable approach to severance. In general, our current agreements provide the covered executive with between one and two times the sum of his or her base salary and target incentive award under our STI/MTI Plan as well as a pro-rated target STI/MTI incentive award for the year of termination. Under these agreements, there is no accelerated or enhanced payment in the event of a change of control, no accelerated vesting of equity awards and no gross-up for taxes.

See “Potential Payments upon Termination of Employment or Change of Control” below for a detailed discussion, including a quantification of, potential payments to the NEOs in connection with a termination event.

VII. Compliance with Internal Revenue

Code Section 162(m)

Section 162(m) of the Code limits the deductibility of compensation over $1 million paid to a company’s chief executive officer and three next most highly compensated executive officers (other than the chief financial officer). To qualify for deductibility under Section 162(m), compensation in excess of $1 million per year paid to each of these executive officers generally must be “performance-based” compensation as determined under Section 162(m). In general, to be performance-based compensation, the material terms of the performance goals under which the compensation is to be paid must have been disclosed to and approved by our stockholders before the compensation is paid. To the extent determinable and as one of the factors in its consideration of compensation matters, the Committee considers the anticipated tax treatment to the Company and to the executive officers of various payments and benefits. The Committee may decide to provide non-deductible compensation if it determines that such action is in our best interests and those of our stockholders.

VIII. Anti-Hedging, Clawbacks and

Pledging of Securities

In 2015, our board of directors amended our Code of Conduct and Ethics to specifically prohibit our employees and directors from engaging in all forms of speculative transactions in Radian securities.

In 2014, the Board approved a clawback policy that: (1) requires the Committee to seek recoupment of incentive compensation in the event of a material restatement of the Company’s financial results; and (2) authorizes the Committee, in its discretion, to seek recoupment in the event of a determination that the level of achievement of an objectively quantifiable financial performance measure or goal was materially overstated. The clawback policy applies to the Company’s executive officers under Section 16 of the Securities Exchange Act of 1934, as amended (including the NEOs) and any other officer who

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engaged in fraud or other misconduct in connection with a restatement or overstatement. The clawback policy covers all incentive compensation paid to an officer during the three-year period preceding the restatement or overstatement. Currently, none of our directors or NEOs has pledged any shares of the Company’s common stock as collateral for any loan or other borrowing.

Compensation and Human Resources Committee Report

The Compensation and Human Resources Committee of our board of directors has reviewed the “Compensation Discussion and Analysis” section included above and discussed that analysis with our management. Based on its review and discussions with management, the Committee has recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into our Annual Report on Form 10-K for the year ended December 31, 2016. This report is provided by the following independent directors, who constitute the Committee:

Members of the Compensation and

Human Resources Committee

Stephen T. Hopkins (Chair)

Howard B. Culang

Lisa W. Hess

Gaetano Muzio

Director Compensation

The Committee annually reviews and determines the form and amount of our director compensation and recommends changes to the board when it deems appropriate. In evaluating director compensation, the Committee is guided by the following principles: (1) compensation should be made in proportion to the amount of work required of directors in companies of a comparable size and/or complexity to that of the Company, and in light of the current business environment; (2) directors’ interests should be aligned with the long-term interests of our stockholders; (3) the structure of the compensation should be transparent so that it can be easily understood by our stockholders; and (4) compensation should be consistent with director independence.

Directors that are employed by us do not receive additional compensation for serving as a director.

Cash Compensation

All of our non-employee directors other than Mr. Wender receive an annual fee for their services of $32,500. Mr. Wender receives an annual fee of $150,000 for serving as non-executive Chairman, and the chairpersons of the following committees are paid the following additional annual fees:

•	Audit Committee – $25,000

•	Compensation and Human Resources Committee – $15,000

•	Credit Committee – $25,000

•	Governance Committee – $10,000

•	Finance and Investment Committee – $10,000

Each non-employee director also receives a $2,000 fee for each board meeting attended and for attendance at each meeting of a committee on which he or she serves. All annual fees are paid quarterly in advance, and all meeting fees are paid quarterly in arrears. The fees set forth in the 2016 Director Compensation table below represent amounts paid to our directors in 2016.

As described below in “Nonqualified Deferred Compensation,” we maintain a voluntary deferred compensation plan for our non-employee directors. The voluntary deferred compensation plan allows non-employee directors to defer (or if amounts were previously deferred, to re-defer subject to certain limitations) receipt of all or a portion of their cash compensation and equity awards and earn a selected rate of return on such amounts. Our non-employee directors are not entitled to participate in our retirement plans.

Equity Compensation

Each of our non-employee directors is entitled to an annual equity award with a grant date fair market value of $115,000. In addition, Mr. Wender also is entitled to an additional annual equity award with a grant date fair market value of $100,000 for serving as non-executive Chairman. We provide annual equity awards to our non-employee directors to compensate them for services rendered as well as to further align their long-term interests with those of our stockholders.

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Each year, the Committee considers and recommends to our non-employee directors the form of annual equity awards to be granted to our non-employee directors. The form of annual equity awards may include any equity instrument that is available for issuance to non-employee directors under the Radian Group Inc. 2014 Equity Compensation Plan (the “2014 Equity Plan”). The awards may be settled in cash or in shares of the Company’s common stock, as recommended by the Committee and approved by the non-employee directors. The terms of the awards (e.g., vesting, change of control, retirement) are approved by the non-employee directors, following a recommendation by the Committee.

Since 2009, our non-employee directors have received their annual equity awards in the form of time-vested RSUs. Unless the Committee determines otherwise (before the beginning of the year for which equity awards are earned), we anticipate that future equity awards will continue to be granted in the form of time-vested RSUs, that are payable upon a non-employee director’s separation from service.

Our board of directors views equity ownership in Radian as an important means of aligning directors’ and stockholders’ interests, and it has adopted stock ownership guidelines for the Company’s non-employee directors. In 2014, the Committee adopted a heightened standard for our stock ownership guidelines, moving from a general ownership expectation to a specific ownership requirement. In addition, in 2014, the board established a separate and significantly higher ownership threshold for the non-executive Chairman. Under these requirements, the non-executive Chairman is required to hold a minimum direct investment equal to ten times the amount of his annual fee for serving as non-executive Chairman ($1,500,000 for 2016), and the other non-employee directors are each required to hold a minimum direct investment in Radian equal to a market value of at least $350,000. Unless a director holds more than the applicable threshold market value, that director is not permitted to sell shares or other holdings of the

Company that he or she owns, subject to certain limited exceptions. Each of our non-employee directors satisfied our stock ownership requirements as of December 31, 2016.

The directors’ RSUs vest in their entirety three years from the date of grant or earlier upon the director’s retirement, death or disability. Messrs. Wender, Carney, Culang, Hopkins and Spiegel currently are eligible for retirement. In addition, vesting also may be accelerated under certain circumstances if the non-employee director has a separation from service following a change of control.

Upon the conversion date of the RSUs (generally defined as a director’s termination of service with us), our non-employee directors will be entitled to the equivalent number of shares of common stock awarded on the date of grant. The RSUs do not entitle our non-employee directors to voting or dividend rights.

Any director who joins the board prior to, or in connection with, the Company’s annual meeting of stockholders is entitled to a full annual equity award at the regularly scheduled quarterly board meeting immediately following the Company’s annual meeting. Directors who leave the board other than for cause (including in the event of retirement, death or disability) are entitled to a pro-rated cash award for the period of time served since the Company’s last annual meeting of stockholders. This award will be calculated by dividing the number of days served since the last annual meeting of stockholders by 365 and multiplying this percentage by the fair market value of the annual equity award to non-employee directors (currently $115,000). In addition, Mr. Wender is entitled to a similar pro-ration with respect to his annual equity award for serving as non-executive Chairman (currently $215,000).

In addition to the amounts reported above, we also pay for or reimburse directors for travel expenses related to attending board, committee or other company business meetings and approved educational seminars.

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The following table provides information about compensation paid to each of our non-employee directors in 2016.

2016 DIRECTOR COMPENSATION

Name	Fees or Paid in Cash ($)		Stock Awards(1) ($)	Change to Non-qualified Deferred Compensation Earnings(2) ($)	Total ($)
Herbert Wender	270,000	(3)	215,000	—	485,000
David C. Carney	129,500		115,000	—	244,500
Howard B. Culang	115,500		115,000	—	230,500
Lisa W. Hess	106,500		115,000	—	221,500
Stephen T. Hopkins	129,500		115,000	—	244,500
Brian D. Montgomery	64,500		115,000	—	179,500
Gaetano Muzio	102,500		115,000	—	217,500
Gregory V. Serio	124,500		115,000	—	239,500
Noel J. Spiegel	104,500		115,000	—	219,500

(1)	Represents the grant date fair value of awards computed in accordance with the accounting standard regarding share-based compensation payments. Each non-employee director who was elected at our 2016 annual meeting of stockholders was awarded 9,458 RSUs on May 11, 2016, with a grant date fair value of $115,000. In addition, Mr. Wender received an additional award of 8,224 RSUs with a grant date fair value of $100,000 for his services as non-executive Chairman. The grant date fair value of RSUs is the closing price of our common stock on the NYSE as of the grant date ($12.16 on May 11, 2016). As of December 31, 2016, each non-employee director held the following number of shares of phantom stock and RSUs:

Name	Shares of Phantom Stock* (#)	Restricted Stock Units (#)
Mr. Wender	57,398	285,947
Mr. Carney	59,491	152,949
Mr. Culang	58,657	152,949
Ms. Hess	—	99,003
Mr. Hopkins	58,657	152,949
Mr. Montgomery	—	78,207
Mr. Muzio	—	78,207
Mr. Serio	—	78,207
Mr. Spiegel	—	99,003

*	Includes dividend equivalents to be issued upon conversion of the phantom shares.

(2)	We do not pay above-market or preferential interest or earnings on amounts deferred under our voluntary deferred compensation plan for our non-employee directors.

(3)	Mr. Wender deferred 100% of his cash compensation earned in 2016 pursuant to the voluntary deferred compensation plan for our non-employee directors.

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Executive Compensation

The following table describes our compensatory and other arrangements with: (1) Mr. Ibrahim, our principal executive officer during 2016 and through March 5, 2017; (2) Mr. Hall, our principal financial officer; and (3) Ms. Bazemore and Messrs. Brummer and Hoffman, our three most highly compensated executive officers (other than our principal executive officer and principal financial officer) serving as executive officers at December 31, 2016:

2016 SUMMARY COMPENSATION TABLE

Name	Title	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Sanford A. Ibrahim	Chief Executive Officer	2016	950,000	1,250,000	3,112,574	1,037,562	937,500	77,547	7,365,183
	(Principal Executive Officer)	2015	950,000	750,000	2,128,068	705,721	1,437,500	94,248	6,065,537
		2014	900,000	1,150,000	2,362,635	787,553	2,053,125	110,724	7,364,037

J. Franklin Hall	Executive V.P.,	2016	400,000	275,000	375,028	125,000	212,500	23,309	1,410,837
	Chief Financial Officer	2015	400,000	170,000	337,822	112,117	0	99,639	1,119,578

Teresa Bryce Bazemore	President, Radian Guaranty	2016	550,000	625,000	750,055	250,001	403,125	52,677	2,630,858
		2015	550,000	322,500	675,645	224,087	625,000	50,181	2,447,413
		2014	500,000	500,000	750,074	250,119	1,029,688	53,571	3,083,452

Derek V. Brummer	Executive V.P.,	2016	415,000	337,500	591,073	143,828	271,875	28,113	1,787,389
	Chief Risk Officer	2015	415,000	1,049,500	388,566	128,847	387,500	35,861	2,405,274
		2014	390,000	757,000	431,393	143,779	194,391	38,164	1,954,727

Edward J. Hoffman	Executive V.P., General	2016	400,000	337,500	534,778	125,000	250,000	26,452	1,673,730
	Counsel and Corporate	2015	400,000	200,000	337,822	112,117	375,000	33,909	1,458,848
	Secretary	2014	375,000	300,000	375,111	125,121	490,625	35,620	1,701,477

(1)	Represents the STI award paid to each of our NEOs under our STI/MTI Plan for the performance year in which it was earned. Each NEO is paid 50% of his or her STI award for the year earned, with the remaining 50% forming the NEO’s target MTI award. MTI award payments are reported in the “Non-Equity Incentive Plan Compensation” column, as described in footnote (3) below. For additional information, see “Compensation Discussion and Analysis—IV. Primary Components of Compensation—B. Short-Term and Medium-Term Incentive Program.” In addition to the amounts paid under our STI/MTI Plan, with respect to Mr. Brummer, the amounts reported as “Bonus” in 2015 include $832,000 in payments to him under compensation retention programs related to his prior executive role with Radian Asset Assurance, our former financial guaranty business.

(2)	Represents the grant date fair value of the awards computed in accordance with the accounting standard regarding share-based compensation payments. For 2016 awards, the grant date fair values on May 11, 2016 (calculated by using the Monte Carlo model) were $11.90 and $9.71 for Performance-Based RSUs and Performance-Based Options, respectively. For a discussion of the assumptions used in calculating these amounts, see Note 15, “Share-Based and Other Compensation Programs,” of Notes to Consolidated Financial Statements in our 2016 Annual Report on Form 10-K. For Messrs. Brummer and Hoffman, amounts reported for 2016 also include a one-time grant of 15,000 RSUs which are subject to time-based vesting made to each of them in recognition of their efforts in consummating the sale of our former financial guaranty business.

(3)	Amounts reported for 2016 represent the MTI award paid to each of our NEOs with respect to the year in which it is earned (for 2016, reported amounts represent payments pursuant to the 2015 MTI award, covering the 2015 through 2016 performance period).

(4)	For 2016, “All Other Compensation” includes the following amounts:

•	$11,925 in matching contributions credited under our Savings Plan for the benefit of each of the NEOs.

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•	Contributions made by us under our BRP for the benefit of the NEOs in the following amounts: Mr. Ibrahim—$41,512; Mr. Hall—$10,575; Ms. Bazemore—$19,012; Mr. Brummer—$11,419; and Mr. Hoffman—$10,575.

•	The dollar value of imputed income from premiums paid by us for long-term disability insurance for the benefit of the following NEOs in the following amounts: Mr. Ibrahim—imputed income of $8,535; Ms. Bazemore—imputed income of $3,383; Mr. Brummer—imputed income of $2,018; and Mr. Hoffman—imputed income of $2,167.

•	The dollar value of imputed income from premiums paid by us under life insurance policies on the lives of the following NEOs in the following amounts: Mr. Ibrahim—imputed income of $15,575; Ms. Bazemore—imputed income of $4,131; Mr. Brummer—imputed income of $1,942; and Mr. Hoffman—imputed income of $1,785.

•	With respect to Ms. Bazemore, also includes $8,342 of income recognized in connection with family travel to accompany her to a business-related event and $4,291 in related tax gross-up payments.

•	Parking benefits for NEOs in the following amounts: Mr. Hall—$809; Ms. Bazemore—$1,593; and Mr. Brummer—$809.

2016 GRANTS OF PLAN BASED AWARDS

		Estimated Future Payouts under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts under Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (5)
Name	Grant Date	Target ($)	Maximum ($)	Target (#)	Maximum (#)
Sanford A. Ibrahim	2/9/2016	750,000	937,500
	5/11/2016			261,520	523,040				3,112,574
	5/11/2016						106,910	12.16	1,037,562

J. Franklin Hall	2/9/2016	170,000	212,500
	5/11/2016			31,510	63,020				375,028
	5/11/2016						12,880	12.16	125,000

Teresa Bryce Bazemore	2/9/2016	322,500	403,125
	5/11/2016			63,020	126,040				750,055
	5/11/2016						25,760	12.16	250,001

Derek V. Brummer	2/9/2016	217,500	271,875
	2/9/2016					15,000			159,750
	5/11/2016			36,240	72,480				431,323
	5/11/2016						14,820	12.16	143,828

Edward J. Hoffman	2/9/2016	200,000	250,000
	2/9/2016					15,000			159,750
	5/11/2016			31,510	63,020				375,028
	5/11/2016						12,880	12.16	125,000

(1)	Represents the 2015 MTI award (covering the 2015 through 2016 performance period) granted under our STI/MTI Plan. As discussed above under “Compensation Discussion and Analysis—IV. Primary Components of Compensation—B. Short-Term and Medium-Term Incentive Program,” each NEO’s target 2015 MTI award was established in 2016, in connection with the payment of the 2015 STI awards. Each NEO was entitled to a cash payment for the two-year performance period ranging from 0% to 125% of his or her target 2015 MTI award. See the 2016 Summary Compensation Table for the amounts paid to each NEO under this award. These awards do not have a threshold level or equivalent.

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(2)	Represents the target and maximum number of shares that may be issued pursuant to Performance-Based RSU awards granted to each of the NEOs under our 2014 Equity Plan. At the end of the performance period, the NEOs will be entitled to receive a number of RSUs (from 0 to 200% of target) based 50% on the Company’s relative TSR for the performance period compared to a peer group and 50% based on the Company’s absolute growth in book value per share (as defined under the awards). For more information, see “Compensation Discussion and Analysis—IV. Primary Components of Compensation—C. Long-Term Incentive Program—LTI Awards Granted in 2016—2016 Performance-Based RSU Awards.” These awards do not have a threshold level or equivalent.

(3)	Represents one-time grant of 15,000 RSUs, which are subject to time-based vesting, awarded to Messrs. Brummer and Hoffman. These awards are scheduled to vest on the second anniversary of the award grant date.

(4)	Represents non-qualified Performance-Based Options granted under our 2014 Equity Plan to each of the NEOs. The Performance-Based Options will vest 50% on each of the third and fourth anniversaries of the grant date, provided that, the options only will vest if the closing price of the Company’s common stock on the NYSE exceeds $15.20 (125% of the option exercise price) for ten consecutive trading days ending on or after the third anniversary of the date of grant. For more information, see “Compensation Discussion and Analysis—IV. Primary Components of Compensation—Long-Term Incentive Program—LTI Awards Granted in 2016—2016 Performance-Based Option Awards.”

(5)	Represents the grant date fair value of the awards computed in accordance with the accounting standard regarding share-based compensation payments. For 2016 awards, the grant date fair values on May 11, 2016 (calculated by using the Monte Carlo model) were $11.90 and $9.71 for Performance-Based RSUs and Performance-Based Options, respectively. For a discussion of the assumptions used in calculating these amounts, see Note 15, “Share-Based and Other Compensation Programs,” of Notes to Consolidated Financial Statements in our 2016 Annual Report on Form 10-K.

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The following table provides information regarding all equity awards outstanding at December 31, 2016 for each of the NEOs.

OUTSTANDING EQUITY AWARDS AT 2016 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock that Have Not Vested ($) (1)
Sanford A. Ibrahim	87,900	0		10.42	5/12/2017
	269,700	0		3.58	6/9/2018
	320,060	0		2.45	6/5/2022
	35,965	35,965	(2)	13.99	5/13/2023
	0	64,580	(3)	15.44	6/16/2024
								159,100	(4)	$2,860,618
	0	48,090	(5)	18.42	7/8/2025
								119,940	(6)	$2,156,521
	0	106,910	(7)	12.16	5/10/2026
								261,520	(8)	$4,702,130
J. Franklin Hall	0	7,640	(5)	18.42	7/8/2025
								19,040	(6)	$342,339
	0	12,880	(7)	12.16	5/10/2026
								31,510	(8)	$566,550
Teresa Bryce Bazemore	44,000	0		10.42	5/12/2017
	107,030	0		3.58	6/9/2018
	130,550	0		2.45	6/5/2022
	11,420	11,420	(2)	13.99	5/13/2023
	0	20,510	(3)	15.44	6/16/2024
								50,510	(4)	$908,170
	0	15,270	(5)	18.42	7/8/2025
								38,080	(6)	$684,678
	0	25,760	(7)	12.16	5/10/2026
								63,020	(8)	$1,133,100
Derek V. Brummer	6,565	6,565	(2)	13.99	5/13/2023
	0	11,790	(3)	15.44	6/16/2024
								29,050	(4)	$522,319
	0	8,780	(5)	18.42	7/8/2025
								21,900	(6)	$393,762
	0	14,820	(7)	12.16	5/10/2026
						15,000(9)	$269,700
								36,240	(8)	$651,595
Edward J. Hoffman	11,000	0		10.42	5/12/2017
	29,970	0		3.58	6/9/2018
	43,090	0		2.45	6/5/2022
	4,995	4,995	(2)	13.99	5/13/2023
	0	10,260	(3)	15.44	6/16/2024
								25,260	(4)	$454,175
	0	7,640	(5)	18.42	7/8/2025
								19,040	(6)	$342,339
	0	12,880	(7)	12.16	5/10/2026
						15,000(9)	$269,700
								31,510	(8)	$566,550

(1)	The dollar amounts shown were calculated based on the closing price of our common shares on the NYSE on December 30, 2016 of $17.98.

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(2)	Options scheduled to vest on May 14, 2017.

(3)	Options scheduled to vest in two equal installments on each of the following dates: June 17, 2017 and June 17, 2018, provided that the options will vest only if the closing price of the Company’s common stock on the NYSE exceeds $19.30 (125% of the option exercise price) for ten consecutive trading days ending on or any time after June 17, 2017, the third anniversary of the date of grant.

(4)	RSUs scheduled to vest on June 17, 2017. These performance-based RSUs have a potential payout ranging from 0% to 200% of the RSUs scheduled to vest, subject to a maximum cap of six times the value of the award on the grant date.

(5)	Options scheduled to vest in two equal installments on each of the following dates: July 9, 2018 and July 9, 2019, provided that the options will vest only if the closing price of the Company’s common stock on the NYSE exceeds $23.03 (125% of the option exercise price) for ten consecutive trading days ending on or any time after July 9, 2018, the third anniversary of the date of grant.

(6)	RSUs scheduled to vest on July 9, 2018, with a post-vesting retention period (net of shares withheld for taxes) for one year. These Performance-Based RSUs have a potential payout ranging from 0% to 200% of the RSUs scheduled to vest, subject to a maximum cap of six times the value of the award on the grant date.

(7)	Options scheduled to vest in two equal installments on each of the following dates: May 11, 2019 and May 11, 2020, provided that the options will vest only if the closing price of the Company’s common stock on the NYSE exceeds $15.20 (125% of the option exercise price) for ten consecutive trading days ending on or any time after May 11, 2019, the third anniversary of the date of grant.

(8)	RSUs scheduled to vest on May 11, 2019, with a post-vesting retention period (net of shares withheld for taxes) for one year. These Performance-Based RSUs have a potential payout ranging from 0% to 200% of the RSUs scheduled to vest, subject to a maximum cap of six times the value of the award on the grant date.

(9)	RSUs subject to time-based vesting that are scheduled to vest on February 9, 2018, the second anniversary of the date of grant. These RSUs were granted as a one-time special recognition award to each of Messrs. Brummer and Hoffman.

OPTION EXERCISES AND STOCK VESTED DURING 2016

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (2)	Value Realized on Vesting ($)
Sanford A. Ibrahim	0	0	0	0

J. Franklin Hall	0	0	0	0

Teresa Bryce Bazemore	0	0	0	0

Derek V. Brummer	0	0	0	0

Edward J. Hoffman	0	0	0	0

(1)	The NEOs did not exercise any of their outstanding stock options in 2016.

(2)	Performance-based RSUs granted on May 14, 2013 vested on May 14, 2016, resulting in a payout of zero shares. Performance for this award was measured based on the Company’s absolute TSR performance and relative TSR performance compared to the median TSR of MGIC Investment Corporation and the companies listed on the NASDAQ Financial 100 Index.

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Nonqualified Deferred Compensation

Directors and Officers Deferred Compensation Plans

We maintain a voluntary deferred compensation plan for senior officers and a voluntary deferred compensation plan for our non-employee directors. The voluntary deferred compensation plan for officers allows eligible officers (including the NEOs) to defer the receipt of: (1) all or a portion of bonus amounts payable under the STI/MTI Plan; and (2) cash or shares that would otherwise be payable upon the vesting of RSUs. The deferred compensation plan for non-employee directors allows the directors to defer the receipt of: (1) all or a portion of their cash compensation; and (2) cash or shares that would otherwise be payable upon the vesting of RSUs.

With respect to cash compensation, a participant must generally make a binding written election before the calendar year in which the compensation is earned (or in the case of a multi-year performance period, before the first year of the performance period) to defer payment of such compensation for at least two full calendar years beyond the year for which the election is made (or until such other time as is specified under the applicable plan). With respect to RSUs, the election must generally be made before the calendar year in which the services related to the RSUs will be performed; provided that in the case of the officers’ deferred compensation plan, if the RSUs qualify as “performance-based compensation,” as set forth in Section 409A of the Code, a deferral election may be made no later than six months before the end of the performance period for which the RSUs are earned (and in no event later than the date on which the amount of the RSUs to be issued becomes known). Subject to certain requirements and conditions set forth in the plan, non-employee directors may elect to further defer amounts previously deferred under the plan.

Cash amounts deferred under the plans that are credited to a participant’s deferred compensation account are credited with earnings and debited with losses based on a hypothetical investment selected by the participant in one or more investment funds designated by the Committee (the “Notional Fund Return”). We do not pay guaranteed, above-market or preferential interest or earnings on deferred amounts. The portion of a participant’s account related to vested and unvested deferred stock-settled RSUs and unvested deferred cash-settled RSUs is denominated in notional shares of Radian’s common stock and is adjusted for any increases or decreases in value of the common stock. For deferred cash-settled RSUs, upon vesting, the notional cash amount associated with the deferred cash-settled RSUs is credited to the participant’s deferred compensation account and is credited with earnings and debited with losses based on the Notional Fund Return, as described above. Subject to the requirements of Section 409A of the Code, participants’ accounts are distributed on the dates specified in their deferral election forms or, in certain cases, upon an earlier termination of employment or service, in the form elected by the participant (either lump sum or installments in accordance with the terms of the plans), unless another form is specified by the terms of the applicable plan.

Deferring compensation defers income tax liability on that compensation until it is paid to the participant. The plans are not funded, and the deferred amounts are not segregated from our general assets. Accordingly, participants in each plan are general unsecured creditors of Radian with respect to the amounts due under the plans.

Benefit Restoration Plan

We adopted a nonqualified BRP effective January 1, 2007. Participants in the BRP are entitled, among other things, to the following:

•	Each participant in our prior Supplemental Executive Retirement Plan (the “SERP”), which was terminated effective December 31, 2006, received an initial balance in the BRP equal to the then-present value of the participant’s SERP benefit as of such date;

•	For each plan year, we credit each participant’s account (regardless of whether the participant contributed any amount to the Savings Plan during the plan year) with an amount equal to a percentage (4.5% for 2016) of the participant’s “eligible compensation,” defined generally as base salary (including commission income, if applicable) in excess of applicable IRS limits with regard to contributions to the Savings Plan, plus certain bonus and commissions;

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•	For each participant who was eligible to receive a transition credit under the Savings Plan when the BRP became effective, we also provided an additional transition credit under the BRP based on each participant’s eligible compensation under the BRP for the years 2007 through 2011; and

•	Our board of directors also may make discretionary, pro rata (based on eligible compensation) credits to participants under the BRP.

Participants are immediately vested in all amounts credited by us (along with any notional income and/or gains attributable to the credits) as part of the company credit and transition credits. Discretionary credits, if any, generally vest upon completion of three years of service with us, and amounts carried over from the SERP generally vest upon ten years of service with us, in each case, with service credit for those years of service completed prior to receipt of such credits. Discretionary credits, if any, become fully vested upon death, disability or a change of control. To date, our board of directors has not made any discretionary credits to participants under the BRP. Under the terms of Mr. Ibrahim’s 2008 employment agreement with the Company, Mr. Ibrahim became fully vested in the amount of his accrued benefit under the BRP upon his completion in May 2010 of five full years of service with Radian.

A participant’s interest in the BRP is an unfunded bookkeeping account that the participant may elect to invest in one or more notional investment alternatives designated by the Committee. Participants are not permitted to make voluntary contributions under the BRP. Subject to compliance with applicable tax rules, payouts under the plan are made in a lump sum following the participant’s death or separation from service.

The following table sets forth information relating to our voluntary deferred compensation plan for officers and the BRP for each of the NEOs:

2016 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name (1)	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY (2) ($)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
Sanford A. Ibrahim	DCP	0	0	218,862	0	12,288,463
	BRP	*	41,512	66,344	0	1,647,894

J. Franklin Hall	DCP	0	0	0	0	0
	BRP	*	10,575	152	0	18,827

Teresa Bryce Bazemore	DCP	0	0	0	0	0
	BRP	*	19,012	11,803	0	255,433

Derek V. Brummer	DCP	0	0	0	0	0
	BRP	*	11,419	12,407	0	159,271

Edward J. Hoffman	DCP	0	0	0	0	0
	BRP	*	10,575	1,370	0	80,744

*	Not applicable. Participants are not permitted to make voluntary contributions under the BRP.

(1)	The Radian Voluntary Deferred Compensation Plan for Officers (DCP) and the Radian Group Inc. Benefit Restoration Plan (BRP).

(2)	These amounts are also included in the All Other Compensation column of the 2016 Summary Compensation Table for 2016.

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CEO Compensation Arrangements and Agreements

On February 8, 2017, we entered into an employment agreement with Mr. Thornberry (the “CEO Employment Agreement”) providing that Mr. Thornberry will serve as the Company’s Chief Executive Officer, beginning March 6, 2017 (the “Employment Date”) for an initial three-year term (the “Initial Term”). The CEO Employment Agreement further provides that after the Initial Term, the agreement will automatically renew for successive one-year periods unless either the Company or Mr. Thornberry provides written notice of termination at least 90 days prior to the end of any renewal period (the Initial Term, together with any renewal periods, collectively, the “Term”). In addition, the CEO Employment Agreement provides that during the Term, Mr. Thornberry will be nominated as a member of our board at each annual meeting of stockholders at which his seat on the board is up for reelection.

Pursuant to the CEO Employment Agreement, Mr. Thornberry will receive: (1) an annual base salary of $750,000 (which may be increased, but not decreased, during the Term); (2) eligibility to earn an incentive award under the STI/MTI Plan in each fiscal year of the Term, with his target level for the STI/MTI Plan for the 2017-2018 STI/MTI period equal to $1,500,000 (the “2017 STI/MTI Target”); and (3) eligibility to receive long-term equity incentive awards in each fiscal year of the Term in amounts and on terms established by independent directors of the board, with his 2017 LTI target equal to $3,000,000. The CEO Employment Agreement also provides that for each full fiscal year after 2017 during the Term, Mr. Thornberry’s total target compensation (comprised of annual base salary, target award under the STI/MTI Plan and target LTI awards) will not be less than $5,250,000, with his STI/MTI target and LTI target for those years to be established by the independent directors of the board in accordance with the Company’s process for setting executive compensation (for information on the Company’s process, see above under “Compensation Discussion and Analysis—III. Compensation Process and Oversight—C. Setting Compensation.”)

In addition to his annual compensation discussed above, Mr. Thornberry is entitled to the following under his CEO Employment Agreement: (1) a sign-on cash bonus of $500,000, which the Company paid to Mr. Thornberry as an inducement to join the Company and to compensate him for certain costs associated with transitioning his prior business activities; and (2) time-based RSUs with a grant date value equal of $1,000,000 (the “Sign-On RSUs”), which were granted to Mr. Thornberry on his Employment Date to further align his interests with those of our stockholders. The Sign-On RSUs vest in three equal installments on each of the second, third and fourth anniversaries of the grant date. In addition, Mr. Thornberry is entitled to relocation assistance to facilitate his relocation to the Philadelphia area.

Pursuant to the CEO Employment Agreement, in addition to any accrued obligations, Mr. Thornberry will receive the following severance benefits, in each case payable in accordance with the terms of the CEO Employment Agreement, if his employment is terminated without “cause” or if he terminates employment for “good reason” (as those terms are defined in the CEO Employment Agreement) and he executes and does not revoke a written release of any claims against the Company:

(1)	two times his base salary;

(2)	an amount equal to the greater of two times (a) his target incentive award under the STI/MTI Plan for the year in which the termination occurs (or if it has not yet been established, the target incentive award for the immediately preceding fiscal year) or (b) his 2017 STI/MTI Target;

(3)	a prorated target incentive award under the STI/MTI Plan for the year in which termination occurs based on a pro rata portion of the greater of (a) the target incentive award for the year of termination (or if it has not yet been established, the target incentive award for the immediately preceding fiscal year) or (b) his 2017 STI/MTI Target;

(4)

reimbursement for the monthly cost of continued medical coverage at or below the level of coverage in effect on the date of termination until the earlier of: (x) 18 months after the termination date; (y) the date on which Mr. Thornberry becomes eligible to elect

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medical coverage under Social Security Medicare or otherwise ceases to be eligible for continued coverage under the Company’s health plan under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”); or (z) the date he is eligible to elect medical coverage under a plan maintained by a successor employer. During any period of continued medical coverage, the Company has agreed to reimburse Mr. Thornberry for the COBRA premiums paid by him, minus the employee contribution rate for such coverage under the Company’s health plan as of the date of termination; and

(5)	accelerated vesting of any unvested Sign-On RSUs. The CEO Employment Agreement does not include any tax gross up for excise taxes. If an excise tax under section 4999 of the Internal Revenue Code of 1986, as amended is triggered by any payments upon a change of control, the aggregate present value of the payments to be made under the CEO Employment Agreement will be reduced to an amount that does not cause any amounts to be subject to this excise tax so long as the net amount of the reduced payments, on an after-tax basis, is greater than or equal to the net amount of the payments without such reduction, but taking into consideration this excise tax.

The compensation payable to Mr. Thornberry under the CEO Employment Agreement is subject to the Company’s written policies, including the Code of Conduct, Incentive Compensation Recoupment Policy, and stock ownership guidelines, as currently in place or as may be amended by the board. The CEO Employment Agreement further provides that Mr. Thornberry will comply with the Restrictive Covenants Agreement (described below) and other written restrictive covenant agreements with the Company.

In connection with the CEO Employment Agreement, Mr. Thornberry entered into a Restrictive Covenants Agreement, dated as of February 8, 2017, with the Company. As further described in this agreement, Mr. Thornberry has agreed that for 18 months following termination of his employment for any reason he will not compete with the Company. In addition, during this period, he has agreed to restrictions on hiring and soliciting the Company’s employees and on soliciting the Company’s customers.

Compensation Arrangements and Agreements with Former CEO

On February 8, 2017, we entered into a Retirement Agreement (the “Retirement Agreement”) and Consulting Agreement (the “Consulting Agreement”) with Mr. Ibrahim. In support of the Company’s CEO succession planning efforts and to ensure an orderly transition to Mr. Thornberry as the Company’s new CEO, Mr. Ibrahim agreed in his Retirement Agreement to retire from the Company effective March 5, 2017, prior to the end of the term of his existing employment agreement (the “2014 Agreement”), which was terminated in connection with his retirement. The Retirement Agreement and Consulting Agreement discussed below are intended to provide Mr. Ibrahim with an opportunity to earn amounts that he would have been eligible to earn had he remained employed with the Company through the end of the term of the 2014 Agreement on December 31, 2017, and to ensure that the Company has the benefit of Mr. Ibrahim’s services during the leadership transition period. The amounts that Mr. Ibrahim ultimately will be paid under the agreements referenced below primarily are dependent on the Company’s and Mr. Ibrahim’s performance.

The Retirement Agreement provides that Mr. Ibrahim is entitled to the following compensation: (1) eligibility to receive the 2016 STI award and 2015 MTI award that were paid to Mr. Ibrahim in March 2017; (2) eligibility to earn an MTI award for the 2016-2017 performance period under the STI/MTI Plan, payable in March 2018 at the time 2017 MTI awards are paid to other participants under the plan; and (3) a grant of performance-based restricted stock units with a grant date value of $1,950,000, which were granted to Mr. Ibrahim on March 3, 2017.

In addition to the foregoing compensation amounts, following his execution of a written release of claims against the Company, Mr. Ibrahim received under the Retirement Agreement: (1) a lump sum cash payment totaling $843,072, representing the base salary and cost of long-term disability insurance that he would have received through December 31, 2017, as well as

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amounts that would have been contributed by the Company to the Savings Plan and BRP for his benefit had he continued in employment through December 31, 2017; and (2) continued medical coverage for himself and his spouse for the applicable coverage period set forth in the Retirement Agreement under the Company’s health plans, in accordance with the terms set forth in the Retirement Agreement. During any period of continued medical coverage, Mr. Ibrahim or his spouse, as applicable, will pay the full monthly COBRA premium cost of such coverage, and the Company will reimburse Mr. Ibrahim or his spouse, as applicable, for the COBRA premium cost minus the employee contribution rate for such coverage under the Company’s health plan.

Under the Retirement Agreement, Mr. Ibrahim has agreed to comply with restrictive covenants, including covenants regarding non-competition, confidentiality, and non-solicitation of customers and employees, contained in the 2014 Agreement and his outstanding stock option and restricted stock unit awards (as updated in the Retirement Agreement). The covenants regarding non-competition and non-solicitation of customers and employees will remain in effect for a period ending on March 5, 2018.

As noted above, on February 8, 2017, we also entered into the Consulting Agreement with Mr. Ibrahim that commenced on March 6, 2017, following Mr. Ibrahim’s retirement. A consulting agreement was contemplated by the 2014 Agreement. Pursuant to the Consulting Agreement, Mr. Ibrahim has agreed to provide consulting services to the Company from March 6, 2017 through March 5, 2018. Under the Consulting Agreement, the Company will pay Mr. Ibrahim a consulting fee of $79,166 per month. In addition, Mr. Ibrahim will be eligible to earn a performance-based cash incentive award (the “Incentive Award”) based on performance measured over a two-year period. The target Incentive Award is $3,000,000 with the actual payout to be determined based on the attainment of specified performance goals (as described below), subject to certain conditions. The Committee has established the following performance metrics for the first year of the performance period:

•	Forty percent of the Incentive Award (the “Plan Component”) will be based on the Company’s performance in satisfying its financial and strategic objectives for 2017. The payout percentage for the Plan Component (which is from 0% to 200%) will be equal to the level awarded by the Committee to Radian Group participants in the STI/MTI Plan for the 2017 performance period under that plan.

•	The remaining 60% of the Incentive Award will be based on the Committee’s assessment of Mr. Ibrahim’s performance of the services required under the Consulting Agreement. The amount that may be awarded under this metric is from 0% to 100%.

Following the first year of the performance period (January 1, 2017 through December 31, 2017), the Committee will determine the amount, if any, of the Incentive Award that Mr. Ibrahim is eligible to receive based on the performance metrics and allocations described above. Fifty percent of any such amount will be paid to Mr. Ibrahim as an Incentive Award between January 1, 2018 and March 15, 2018. The remaining fifty percent will become the target incentive award (“MTI Target Incentive Award”) for the two-year performance period (January 1, 2017 through December 31, 2018). At the end of the two-year performance period, the Committee will award Mr. Ibrahim a percentage of the MTI Target Incentive Award between 0% and 115% (the “MTI Payout”), based on the same metrics as the Committee applies to the MTI award for executive officers covering the 2017 through 2018 performance period. Any MTI Payout that Mr. Ibrahim is eligible to receive will be paid to him between January 1, 2019 and March 15, 2019.

The Incentive Award may be reduced by the Committee, in its discretion, in the event of: (1) the occurrence of an event that results in a recoupment of Mr. Ibrahim’s prior compensation under the Company’s Incentive Compensation Recoupment Policy; or (2) any other material negative impact on the Company resulting from Mr. Ibrahim’s prior performance as CEO or as a consultant under the Consulting Agreement.

The Consulting Agreement contains provisions relating to confidentiality, and provides that Mr. Ibrahim will comply with the restrictive covenants contained in the Retirement Agreement (as discussed above).

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Potential Payments upon Termination of Employment or Change of Control

This section provides an estimate of the value of compensation and benefits that our former CEO and other NEOs would receive in the event of employment termination under specific circumstances. The amounts presented in the tables that follow only include those amounts that would be paid to a NEO in connection with a particular termination event, and do not include amounts that he/she (or his/her estate, representatives, heirs or beneficiaries, as applicable, in the case of death) may be entitled to receive after the end of any applicable incentive compensation performance period following a termination event.

The amounts in each column of the tables presented are not mutually exclusive, and amounts in one column may be repeated or included within the amounts in another. Unless otherwise specified, the information set forth in the tables below is estimated as of December 31, 2016, and assumes that a change of control of Radian or termination of the NEO’s employment with us, as the case may be, took place as of such date. The abbreviation “COC” in the tables refers to a “change of control” of Radian as defined for purposes of the applicable plan or agreement.

CEO Payments and Benefits upon Termination or Change of Control

The following table describes the potential payments and benefits to which Mr. Ibrahim would be entitled under the terms of the 2014 Agreement, as well as under our other plans and arrangements, in the event of the triggering events listed in each column assuming, per applicable SEC rules, that the triggering event took place on December 31, 2016. The terms of the 2014 Agreement were previously disclosed in our Current Report on Form 8-K that was filed with the SEC on November 18, 2014. The Company does not accelerate any payments or the vesting of any equity or non-equity LTI awards in the event of a change of control of the Company unless there is also a subsequent termination of employment.

In connection with Mr. Ibrahim’s retirement as CEO and a director on March 5, 2017, the 2014 Agreement has been terminated and the provisions are no longer applicable. As discussed above, on February 8, 2017, Mr. Ibrahim entered into a Retirement Agreement and a Consulting Agreement that became effective on March 5, 2017 and March 6, 2017, respectively. For a description of the Retirement Agreement and the Consulting Agreement see the preceding discussion under “Compensation Arrangements and Agreements with Former CEO.”

	Termination without Cause or Resignation for Good Reason (No COC) * ($)	COC without Termination * ($)	Termination without Cause or Resignation for Good Reason (In Connection with COC) * ($)	Retirement (1) ($)	Death/ Disability * ($)
Cash Severance:
Base Salary	1,900,000	0	1,900,000	0	0
Bonus	4,987,500	0	4,987,500	0	0
STI/MTI (2)	2,187,500	0	2,187,500	2,187,500	2,600,000
Acceleration under Equity & Cash-Based Performance Plans:
Accelerated Performance-based Stock Options (3)	0	0	929,750	0	929,750
Accelerated Performance-based RSUs (3)	0	0	9,719,269	0	9,719,269
Plan Benefits (4) and Perquisites:
Continued Health and Welfare Benefits (5)	25,277	0	25,277	25,277	25,277
TOTAL (6)	9,100,277	0	19,749,296	2,212,777	13,274,296

*	These termination payments are no longer applicable with respect to Mr. Ibrahim in light of his retirement from the Company on March 5, 2017.

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(1)	On December 31, 2016, Mr. Ibrahim was eligible to retire and to receive benefits associated with retirement pursuant to the terms of his outstanding equity awards and the other plans and programs referenced in the table.

(2)	Represents payments under the STI/MTI Plan on the same terms as described in footnote (2) to the tables below for our other NEOs except with respect to the following:

•	In the event of Mr. Ibrahim’s death or disability, the 2014 Agreement provided that Mr. Ibrahim would be entitled to his target STI and MTI award for the year of his death or disability; and

•	In the event of Mr. Ibrahim’s retirement or voluntary resignation on or after the end of any calendar year, the 2014 Agreement provided that Mr. Ibrahim would remain eligible to receive his STI award (and corresponding MTI award) for such performance year, which amounts (if any) would be paid at the same time as amounts are paid to other participants.

(3)	With respect to unvested performance-based equity awards granted to Mr. Ibrahim in 2013 through 2016, the 2014 Agreement provided for the following:

•	In the event of a change of control, Mr. Ibrahim’s performance-based stock options and performance-based RSUs would continue to vest (at target for performance-based RSUs) in accordance with their terms and become exercisable or payable, as applicable, at the same time as other participants; provided, however, that if Mr. Ibrahim’s employment were terminated without cause or he were to terminate his employment for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of such change of control, such performance-based stock options and the performance-based RSUs would vest (at target for performance-based RSUs) and become exercisable or payable as applicable, upon such termination (or, if later, on the date of the change of control).

•	In the event of Mr. Ibrahim’s death or disability, his performance-based stock options would vest and become immediately exercisable and his performance-based RSUs would vest (at target) and become immediately payable.

•	In the event of Mr. Ibrahim’s termination of employment other than for cause, death or disability (including upon his retirement), his performance-based stock options and performance-based RSUs would continue to remain outstanding and would vest and become exercisable or payable, as applicable, only upon the attainment of performance goals set forth in such stock option and RSU agreements at the same time as other participants.

The value of the options presented in the tables above represents the aggregate of the excess of the closing price of our common stock on the NYSE at December 30, 2016 ($17.98), over the exercise price of the options that would be accelerated. See the Outstanding Equity Awards at 2016 Fiscal Year-End table above for the exercise prices of outstanding unvested options at December 31, 2016. The value of the RSUs included in the table above represents the aggregate value of the RSUs that would be accelerated as of the date of termination based on the closing price of our common stock on the NYSE at December 30, 2016 ($17.98).

(4)	Upon termination of employment with us, Mr. Ibrahim may be entitled to other amounts under our benefit plans, as discussed above. Amounts payable under these plans are not subject to enhancement upon a termination or change of control and therefore are not presented in the table above.

(5)

Under the 2014 Agreement, if Mr. Ibrahim’s employment were terminated other than for cause (including in the event of his retirement), Mr. Ibrahim would have been entitled to reimbursement for continued medical coverage for himself and his spouse under the Company’s health plans until the earlier of: (1) the date on which Mr. Ibrahim becomes eligible to elect medical coverage under Social Security Medicare; (2) the date

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he is eligible for medical coverage under a plan maintained by a successor employer; or (3) the date of Mr. Ibrahim’s death. Similar coverage provisions and periods apply to Mr. Ibrahim’s spouse.

(6)	Under the 2014 Agreement, if amounts payable would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, we would have been required to reduce (but not below zero) the amount of such payments if reducing such payments would have, because of the impact of such reduction on the excise taxes payable in such situations, provided to Mr. Ibrahim a greater net after-tax amount than would be the case if no reduction was made. The amounts presented in the tables do not reflect any such potential reduction in payment.

Other Named Executive Officers – Compensation Related Agreements

Throughout the discussion that follows, we refer to Ms. Bazemore and Messrs. Hall, Brummer and Hoffman collectively as our “Other NEOs.” We have entered into severance agreements on substantially similar terms with each of our Other NEOs.

Under these severance agreements, if the NEO’s employment is terminated by the Company for any reason other than cause or disability or is terminated by the executive officer for good reason, the NEO will be entitled to the following cash severance amounts:

(i)	A percentage of the NEO’s annual base salary, as described below, at the time of termination, to be paid in accordance with the Company’s normal payroll practices (the “Base Salary Severance Payment”);

(ii)	A percentage of the NEO’s target incentive award (the “Target Incentive Award”), as described below, under the STI/MTI Plan, or any successor plan, for the year in which the termination occurs, to be paid in one lump sum payment on the 30th day following the termination date (the “STI/MTI Severance Payment”); and

(iii)	A prorated Target Incentive Award amount equal to the NEO’s Target Incentive Award for the year in which the termination occurs multiplied by a fraction, the numerator of which is the number of days that the executive officer was employed by the Company during the year of termination and the denominator of which is 365, to be paid in one lump sum payment on the 30th day following the termination date.

In order to receive any severance amounts under the severance agreement, the NEO must execute a general release of claims against the Company and its affiliates. The severance agreement does not provide for accelerated vesting of equity awards granted to the NEO or a tax gross-up. In addition, under the severance agreement, the NEO has agreed not to compete with the Company and not to solicit the Company’s employees or customers during the Restricted Period, as described below, following termination of the executive officer’s employment for any reason.

The following table highlights as of December 31, 2016: (i) the severance payments (excluding the prorated target incentive award payments); and (ii) the Restricted Period for each of our Other NEOs.

Name	Base Salary Severance Payment Amount	STI/MTI Severance Payment Amount	Restricted Period
Mr. Hall	100% of Base Salary	100% of Target Incentive Award	12 months
Ms. Bazemore	200% of Base Salary	200% of Target Incentive Award	18 months
Mr. Brummer	100% of Base Salary	100% of Target Incentive Award	12 months
Mr. Hoffman	100% of Base Salary	100% of Target Incentive Award	12 months

Consistent with the Company’s standard severance policy for senior executive officers, the severance agreement also provides that: (i) the Company will reimburse the monthly cost of continued health coverage for the executive officer and his/her spouse and dependents under the Company’s health plan during the Restricted Period; and

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(ii) the Company will provide executive outplacement services for up to 12 months after termination. The severance agreements automatically renew at each year end for additional one-year periods unless the Company provides at least 45 days prior written notice that the severance agreements will not be extended.

Other Named Executive Officers – Payments and Benefits upon Termination or Change of Control

The following tables describe, for each of our Other NEOs, the estimated potential payments and benefits to which the NEO would be entitled under his or her severance agreement, as well as under our other plans and arrangements, in the event the triggering events listed in each column had occurred on December 31, 2016. As noted above, the Company does not provide any payments or the accelerated vesting of any equity or non-equity LTI awards in the event of a change of control of the Company unless there is also a subsequent qualifying termination event.

J. Franklin Hall

	Voluntary ($)	Termination without Cause or Resignation for Good Reason (No COC) ($)	COC without Termination ($)	Termination without Cause or Resignation for Good Reason (In Connection with COC) ($)	Retirement (1)($)	Death/ Disability ($)
Cash Severance:
Base Salary	0	400,000	0	400,000	N/A	0
Bonus	0	800,000	0	800,000	N/A	0
STI/MTI (2)	212,500	487,500	0	487,500	N/A	487,500
Acceleration under Equity & Cash-Based Performance Plans:
Accelerated Performance-based Stock Options (3)	0	14,573	0	74,962	N/A	74,962
Accelerated Performance-based RSUs (4)	0	297,066	0	908,889	N/A	908,889
Plan Benefits (6) and Perquisites:
Continued Health and Welfare Benefits (7)	0	15,664	0	15,664	N/A	0
Outplacement Services (7)	0	20,000	0	20,000	N/A	0
TOTAL (8)	212,500	2,034,803	0	2,707,015	N/A	1,471,351

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Teresa Bryce Bazemore

	Termination without Cause or Resignation for Good Reason (No COC) * ($)	COC without Termination * ($)	Termination without Cause or Resignation for Good Reason (In Connection with COC) * ($)	Retirement (1)($)	Death/ Disability * ($)
Cash Severance:
Base Salary	1,100,000	0	1,100,000	0	0
Bonus	2,475,000	0	2,475,000	0	0
STI/MTI (2)	1,028,125	0	1,028,125	1,028,125	1,028,125
Acceleration under Equity & Cash-Based Performance Plans:
Accelerated Performance-based Stock Options (3)	247,584	0	247,584	247,584	247,584
Accelerated Performance-based RSUs (4)	2,725,948	0	2,725,948	2,725,948	2,725,948
Plan Benefits (6) and Perquisites:
Continued Health and Welfare Benefits (7)	34,365	0	34,365	34,365	0
Outplacement Services (7)	20,000	0	20,000	0	0
TOTAL (8)	7,631,022	0	7,631,022	4,036,022	4,001,657

*	As previously disclosed, Ms. Bazemore has given notice that she intends to retire effective April 30, 2017. As a result, the termination payments associated with these events will no longer be applicable to Ms. Bazemore upon her retirement from the Company.

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Derek V. Brummer

	Voluntary ($)	Termination without Cause or Resignation for Good Reason (No COC) ($)	COC without Termination ($)	Termination without Cause or Resignation for Good Reason (In Connection with COC) ($)	Retirement ($)	Death/ Disability ($)
Cash Severance:
Base Salary	0	415,000	0	415,000	N/A	0
Bonus	0	913,000	0	913,000	N/A	0
STI/MTI (2)	271,875	609,375	0	609,375	N/A	609,375
Acceleration under Equity & Cash-Based Performance Plans:
Accelerated Performance-based Stock Options (3)	0	65,525	0	142,393	N/A	142,393
Accelerated Performance-based RSUs (4)	0	791,444	0	1,567,676	N/A	1,567,676
Accelerated Time-based RSUs (5)	0	269,700	0	269,700	N/A	269,700
Plan Benefits (6) and Perquisites:
Continued Health and Welfare Benefits (7)	0	15,664	0	15,664	N/A	0
Outplacement Services (7)	0	20,000	0	20,000	N/A	0
TOTAL (8)	271,875	3,099,708	0	3,952,808	N/A	2,589,144

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Edward J. Hoffman

	Voluntary ($)	Termination without Cause or Resignation for Good Reason (No COC) ($)	COC without Termination ($)	Termination without Cause or Resignation for Good Reason (In Connection with COC) ($)	Retirement ($)	Death/ Disability ($)
Cash Severance:
Base Salary	0	400,000	0	400,000	N/A	0
Bonus	0	880,000	0	880,000	N/A	0
STI/MTI (2)	250,000	587,500	0	587,500	N/A	587,500
Acceleration under Equity & Cash-Based Performance Plans:
Accelerated Performance-based Stock Options (3)	0	54,138	0	120,952	N/A	120,952
Accelerated Performance-based RSUs (4)	0	688,149	0	1,363,064	N/A	1,363,064
Accelerated Time-based RSUs (5)	0	269,700	0	269,700	N/A	269,700
Plan Benefits (6) and Perquisites:
Continued Health and Welfare Benefits (7)	0	23,993	0	23,993	N/A	0
Outplacement Services (7)	0	20,000	0	20,000	N/A	0
TOTAL (8)	250,000	2,923,480	0	3,665,209	N/A	2,341,216

The following footnotes relate to the preceding tables for our Other NEOs:

(1)	Unless otherwise specified, for purposes of our various plans and programs, retirement generally means either “normal retirement” after attaining age 65 with five years of credited service or “early retirement” after attaining age 55 with 10 years of credited service. On December 31, 2016, Ms. Bazemore was eligible to retire and to receive benefits associated with retirement pursuant to the terms of her outstanding equity awards and the other plans and programs referenced in the table. None of the Other NEOs were eligible to retire or receive benefits associated with retirement as of December 31, 2016.

(2)	Under our STI/MTI Plan, if an Other NEO’s employment is terminated:

•

by us without cause on or after December 31st of the STI period, but prior to the payment date of the STI award, the NEO will remain eligible to receive a STI award (and corresponding MTI award), in each case with amounts to be paid at the same time as amounts are paid to other participants. In addition, if an NEO’s employment terminates on account of death at any point during the performance period, the Compensation and Human Resources Committee, in its discretion, may allow the NEO’s estate, representatives, heirs or beneficiaries, as applicable, to remain eligible to receive all or a pro rata portion of the NEO’s STI award and MTI award, following the end of the applicable performance periods. As set forth in the tables, the amounts deemed to be paid to each NEO for termination without cause or death as of December 31, 2016 represent: (i) the STI award that was paid to each NEO for 2016 performance, plus (ii) with respect to each NEO, the 2015 MTI award that was paid to such NEO (covering the 2015

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through 2016 performance years). In addition, although not reflected in the tables above, the NEO (or his or her estate, representatives, heirs or beneficiaries, as applicable) would remain eligible to receive the NEO’s 2016 MTI award (covering the 2016 through 2017 years) following the end of the 2017 performance period; and

•	by the NEO voluntarily after the establishment of his or her target MTI award (established in connection with payment of the NEO’s STI award) for a particular performance period, such NEO remains eligible to receive such MTI award, with amounts to be paid at the same time as amounts are paid to other participants. As set forth in the table, the amounts deemed to have been paid to each NEO for voluntary termination as of December 31, 2016, represent the 2015 MTI award that was paid to such NEO in 2017 (covering the 2015 through 2016 performance years).

None of the Other NEOs is entitled to receive an STI award (and the corresponding MTI award) if: (i) his or her employment is terminated for any reason other than death before December 31st of the short-term performance year; (ii) the NEO’s employment is terminated for cause; or (iii) the NEO voluntarily terminates employment after December 31st of a performance year but before the STI award is paid. The STI/MTI Plan does not provide for payment in the event of an NEO’s termination by the executive for “good reason.” For additional information, see “Compensation Discussion and Analysis—IV. Primary Components of Compensation—B. Short-Term and Medium-Term Incentive Program.”

(3)	All performance-based stock options granted to our Other NEOs vest in full in connection with a change of control only if the NEO’s employment is terminated without cause or the NEO terminates employment for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of such change of control. In addition, all performance-based stock options granted to the Other NEOs vest upon the Other NEO’s death, disability or retirement. Upon an involuntary termination without cause of a NEO or the NEO terminates employment for good reason, any unvested stock options would be prorated and would continue to remain outstanding and would vest and become payable only upon the attainment of the performance goal set forth in such stock option agreement at the same time as other stock option recipients. The value of the options presented in the tables above represents the aggregate of the excess of the closing price of our common stock on the NYSE at December 30, 2016 ($17.98), over the exercise price of the options that would be accelerated. See the Outstanding Equity Awards at 2016 Fiscal Year-End table above for the exercise prices of outstanding unvested options at December 30, 2016.

(4)	Vesting of performance-based RSUs granted to an Other NEO will be accelerated (at target) in connection with a change of control only if such Other NEO’s employment is terminated without cause or such Other NEO terminates employment for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of such change of control. In addition, except as provided in the next sentence, all RSUs granted to the Other NEOs will vest at target upon an Other NEO’s retirement, death or disability. In the event of an Other NEO’s retirement, all performance-based RSUs would continue to remain outstanding and would vest and become payable only upon the attainment of performance goals set forth in such RSU agreement at the same time as other participants. In the event of an Other NEO’s involuntary termination without cause or the NEO terminates employment for good reason, the performance-based RSUs would have the number of RSUs be prorated and the award would continue to remain outstanding and would vest and become payable only upon the attainment of performance goals set forth in such RSU agreement at the same time as other participants. The value of the RSUs included in the tables above represent the aggregate value of the RSUs that would be accelerated based on the closing price of our common stock on the NYSE at December 30, 2016 ($17.98).

(5)

Vesting of time-based RSUs granted to an Other NEO will be accelerated in connection with a change of control only if such Other NEO’s employment is terminated without cause or such Other NEO terminates employment for good reason during the period beginning 90 days before the change of control and ending on the one-year anniversary of such change of control. In addition, all time-based RSUs granted to the Other

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NEOs will vest upon an Other NEO’s retirement, death, disability, an involuntary termination without cause, or the NEO terminates employment for good reason. The value of the time-based RSUs included in the tables above represent the aggregate value of the RSUs that would be accelerated based on the closing price of our common stock on the NYSE at December 30, 2016 ($17.98).

(6)	Upon termination of the Other NEO’s employment with us, he or she may be entitled to other amounts under our benefit plans, as discussed above. Amounts payable under these plans are not subject to enhancement upon a termination or change of control and therefore are not presented in the tables above. Discretionary contributions, if any, made by our board of directors to each Other NEO’s BRP account, will become fully vested upon the Other NEO’s death or disability and upon a change of control.

(7)	Under the severance agreements for the Other NEOs, each such officer is entitled to: (i) reimbursement for the monthly cost of continued health coverage under the Company’s health plan for the applicable Restricted Period; and (ii) outplacement services for up to 12 months after termination (up to $20,000) in the event the Other NEO is terminated other than for cause or such Other NEO terminates employment for good reason.

(8)	Under the applicable agreements with each Other NEO, if amounts payable constitute an “excess parachute payment” within the meaning of Section 280G of the Code, we are required to reduce (but not below zero) the amount of such payments if reducing such payments would, because of the impact of such reduction on the excise taxes payable in such situations, provide such Other NEO with a greater net after-tax amount than would be the case if no reduction was made.

Assumptions, Definitions and Other Terms of Agreements

Set forth below is a description of the assumptions that were used in creating the tables above, and certain definitions and other material terms contained in the plans and agreements described above. Unless otherwise noted, the descriptions below are applicable to all of the above tables relating to potential payments upon termination or change of control:

1995 and 2008 Equity Plans.    Our 1995 and 2008 Equity Plans include the following definition:

•	“Disability” is defined as a physical or mental impairment of sufficient severity that the NEO would be both eligible for and receiving benefits under our long-term disability plan.

1995, 2008 and 2014 Equity Plans.    Our 1995, 2008 and 2014 Equity Plans include the following definition:

•	“Change of Control” is generally defined as (1) an acquisition by any third party of 40% (20% under our 1995 Equity Plan) or more of our outstanding voting shares; (2) a sale of all or substantially all of our assets; or (3) the replacement of a majority of the members of our board of directors over a two-year period (unless the election of at least 75% of the new directors was approved by a vote of at least 75% of the directors who were in office at the beginning of such period).

2013 through 2016 Equity Award Agreements.    Awards of stock options and RSUs granted in 2013 under our 2008 Equity Plan and in 2014 through 2016 under our 2014 Equity Plan include the following definitions (except in the case of awards granted to Mr. Ibrahim, which refer to the terms as defined in the 2014 Agreement are described below):

•

“Cause” is generally defined as the NEO’s (A) indictment for, conviction of, or pleading nolo contendere to, a felony or a crime involving fraud, misrepresentation, or moral turpitude (excluding traffic offenses other than traffic offenses involving the use of alcohol or illegal substances), (B) fraud, dishonesty, theft, or misappropriation of funds in connection with the NEO’s duties with the Company and its subsidiaries, (C) material violation of the Company’s Code of Conduct or employment policies, as in effect from time to time, (D) gross negligence or willful misconduct in the performance of the NEO’s duties with the Company and its subsidiaries, or (E) a breach of

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any written confidentiality, nonsolicitation, or noncompetition covenant with the Company or an affiliate, in each case as determined in the sole discretion of the Committee; and

•	“Good Reason” is generally defined as: (i) a material diminution of the NEO’s authority, duties or responsibilities; (ii) a material reduction in the NEO’s base salary, which means a reduction in base salary of 10% or more that does not apply generally to all similarly situated employees of the Company; or (iii) any material change in the geographic location at which the NEO must perform his duties to the Company and its subsidiaries, which means the permanent relocation of the NEO’s principal place of employment to any office or location which is located more than 100 miles from the location where the NEO is based immediately prior to the change in location.

Benefit Restoration Plan.    “Change of Control” is generally defined as it is defined above under our 1995, 2008 and 2014 Equity Plans.

Severance Agreements.    The severance agreements for Ms. Bazemore and Messrs. Hall, Hoffman and Brummer include the following definitions:

•	“Cause” is defined as (i) misappropriation of funds with respect to the Company or its affiliates, (ii) habitual insobriety, (iii) substance abuse, (iv) a material violation of the Code of Conduct and Ethics or employment policies of the Company or an affiliate, as in effect from time to time; (v) a breach of any written confidentiality, nonsolicitation or noncompetition covenant with the Company or an affiliate, (vi) conviction of a crime involving moral turpitude, or (vii) gross negligence in the performance of duties, which gross negligence has had a material adverse effect on the business, operations, assets, properties or financial condition of the Company and its affiliates taken as a whole or, where the executive officer’s professional efforts are principally on behalf of a single affiliate of the Company, a material adverse effect on the business, operations, assets, properties or financial condition of such affiliate.

•	“Good Reason” is defined as: (i) any material diminution by the Company of the authority, duties or responsibilities of the executive officer; (ii) any material reduction in the executive officer’s base salary, which means a reduction in base salary of ten (10) percent or more that does not apply generally to all similarly situated officers of the Company; (iii) any material change in the geographic location at which the executive officer must perform his or her duties to the Company, which means the permanent relocation of the executive officer’s principal place of employment to any office or location which is located more than one hundred (100) miles from the location where the executive officer is based immediately prior to the change in location; or (iv) any action or inaction that constitutes a material breach by the Company of the severance agreement.

•	“Disability” is defined by reference to our long-term disability plan.

General.    Unless otherwise specified, (1) all of the payments described in this section would be made from the funds of, and the benefits described would be provided by, us, or by the surviving company in the event of a change of control of Radian, and (2) all payments would be made in the form of a single lump sum.

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Other Information

OTHER INFORMATION

Expenses of Solicitation

We will bear the entire cost of preparing and soliciting proxies. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of our common stock and secure their voting instructions, if necessary. We will reimburse the record holders for their reasonable expenses in taking those actions. We have also made arrangements with Alliance Advisors, LLC to assist us in soliciting proxies and have agreed to pay them a fee not expected to exceed $22,500 plus reasonable and approved expenses for these services. If necessary, we may use several of our regular employees or directors, who will not be specially compensated, but who will be entitled to reimbursement for actual expenses incurred in connection with the solicitation, to solicit proxies from our stockholders, either personally or by telephone, email, facsimile or letter.

Incorporation by Reference

The information contained in this proxy statement under the headings “Compensation of Executive Officers and Directors—Compensation and Human Resources Committee Report” and “Corporate Governance and Board Matters—Audit Committee Report” is not “soliciting material,” nor shall it be deemed “filed” with the SEC nor incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

Stockholder Proposals for the 2018 Annual Meeting

Stockholders interested in submitting a proposal for inclusion in our proxy statement for next year’s annual meeting must do so in compliance with applicable SEC rules and regulations. Under Rule 14a-8 adopted by the SEC, to be considered for inclusion in our proxy materials for our 2018 annual meeting, a stockholder proposal must be received in writing by our Corporate Secretary at our principal office set forth on the cover page of this proxy statement no later than December 11, 2017. If the date of our 2017 Annual Meeting is moved more than 30 days before or after the anniversary date of this year’s meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials next year. Any such proposals will also need to comply with the various provisions of Rule 14a-8, which governs the basis on which such stockholder proposals can be included or excluded from company-sponsored proxy materials.

If a stockholder desires to submit a proposal for consideration at the 2018 annual meeting, but not have the proposal included with our proxy solicitation materials relating to the 2018 annual meeting, the stockholder must comply with the procedures set forth in our By-Laws. This means that the written proposal must be received by our Corporate Secretary at our principal office set forth on the cover page of this proxy statement on or before February 9, 2018 but no earlier than January 10, 2018 (except that if the date of the 2018 annual meeting of stockholders is more than 30 days before or more than 60 days after the anniversary date of the 2017 Annual Meeting, notice by the stockholder must be received between the close of business on the 120th day before and the close of business on the 90th day before the date of the 2018 annual meeting or, if the first public announcement of the date of the 2018 annual meeting is less than 100 days before the date of the meeting, then the notice by the stockholder must be received by the 10th day after the public announcement). The notice to our Corporate Secretary must contain or be accompanied by the information required by Sections 3.05 and 3.06 of our By-Laws including, among other things: (i) the name and record address of the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made; (ii) the class and number of shares of our capital stock owned by the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made; (iii) a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder making the proposal or the beneficial owner, if any, on whose behalf the proposal is made, in such business; and (iv) a description of any agreements, arrangements and understandings between such stockholder and beneficial owner and any other person or persons (including their names) related to the proposal, as well

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as certain other information. A copy of the full text of the relevant By-Law provisions, which includes the complete list of the information that must be submitted to us before a stockholder may submit a proposal at the 2018 annual meeting, may be obtained upon written request directed to our Corporate Secretary at our principal office set forth on the cover page of this proxy statement. A copy of our By-Laws is also posted on the Corporate Governance section of our website (www.radian.biz). The procedures for stockholders to follow to nominate candidates for election to our board of directors are described in the section of this proxy statement entitled “Corporate Governance and Board Matters—Consideration of Director Nominees.” We did not receive any such proposals with respect to the 2017 Annual Meeting.

Annual Report on Form 10-K

We filed our Annual Report on Form 10-K for the year ended December 31, 2016 with the SEC on February 27, 2017. We will mail to you without charge, upon written request, a copy of our 2016 Form 10-K, excluding exhibits. Please send a written request to Investor Relations, Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103-2337. Our 2016 Form 10-K may also be accessed and printed directly from our website at www.ir.radian.biz. Our 2016 Annual Report to Stockholders, which includes our 2016 Form 10-K, is not incorporated into this proxy statement and is not considered proxy soliciting material.

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting

Pursuant to rules issued by the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy statement on the Internet. This proxy statement and our 2016 Annual Report to

Stockholders are available on the Investor Relations page of our website at www.radian.biz/StockholderReports.

Householding Proxy Materials

Stockholders residing in the same household who hold their stock through a bank or broker may receive only one set of proxy materials in accordance with a notice sent earlier by their bank or broker. This practice will continue unless instructions to the contrary are received by your bank or broker from one or more of the stockholders within the household. This practice of sending only one copy of proxy materials is called “householding” and it saves us money in printing and distribution costs. We undertake to deliver promptly to any stockholder at a shared address, upon written or oral request, a copy of our proxy statement, annual report and notice of internet availability of proxy materials. You may request such additional copies by calling 215-231-1035 or writing to Investor Relations, Radian Group Inc., 1601 Market Street, Philadelphia, Pennsylvania 19103-2337.

If you hold your shares in “street name” and reside in a household that received only one copy of the proxy materials, you can request to receive a separate copy in the future by following the instructions sent by your bank or broker. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your bank or broker.

Other Matters

Management knows of no matters to be presented for action at the Annual Meeting other than those discussed in this proxy statement. However, if any other matters properly come before the Annual Meeting, it is intended that the persons named as proxies will vote on such other matters in accordance with their judgment of the best interests of Radian.

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Appendix A

RADIAN GROUP INC.

EQUITY COMPENSATION PLAN

(Amended and Restated as of May 10, 2017)

The purpose of the Radian Group Inc. Equity Compensation Plan (formerly, the Radian Group Inc. 2014 Equity Compensation Plan), as amended and restated as of May 10, 2017 (the “Plan”), is to promote the interests of Radian Group Inc., a Delaware corporation (together with its Subsidiaries, the “Company”), by providing employees, non-employee directors, independent contractors, consultants, and advisors of the Company with appropriate incentives and by aligning their long-term interests with those of the Company’s stockholders. The Plan is the successor to the Radian Group Inc. Amended and Restated 2008 Equity Compensation Plan (the “2008 Plan”). No incentive awards have been granted under the 2008 Plan after the May 14, 2014 initial effective date of the Plan.

The amended and restated Plan will be effective as of May 10, 2017, subject to approval by the Company’s stockholders (the “2017 Amendment Effective Date”) at the Company’s 2017 annual meeting of stockholders. Except for the changes made to Section 17(a), which changes shall apply to all past and future Grants made under the Plan, changes made pursuant to this amendment and restatement shall only apply to Grants made on or after the 2017 Amendment Effective Date. Except for the changes made to Section 17(a), Grants made prior to the 2017 Amendment Effective Date shall continue to be governed by the applicable Grant Letters and the terms of the Plan without giving effect to changes made pursuant to this amendment and restatement, and the Committee shall administer such Grants in accordance with the Plan without giving effect to changes made pursuant to this amendment and restatement.

1.	Definitions

Capitalized terms used in the Plan shall have the definitions specified or otherwise referenced in Section 23 below, unless the context otherwise requires.

2.	Grants under the Plan

The following incentives may be granted under the Plan: Stock Options (as defined in Section 6(a) below), Restricted Stock Grants (as defined in Section 7 below), Restricted Stock Units (as defined in Section 7 below), SARs (as defined in Section 8 below), and Performance Share Awards (as defined in Section 9 below). Each award of an incentive under the Plan is referred to herein as a “Grant.” All Grants shall be subject to the terms and conditions set forth herein and to such other terms and conditions of any nature as the Committee deems appropriate and specifies in writing to the Grantee in order to evidence the Grant (including all amendments thereto, the “Grant Letter”), as long as they are not inconsistent with the Plan. Grants under any section of the Plan need not be uniform as among the Grantees receiving the same type of Grant, and Grants under two or more Sections of the Plan may be combined in one Grant Letter.

3.	Shares subject to the Plan

(a)        Maximum Number of Shares. Subject to adjustment as provided in Section 3(e) below, the maximum aggregate number of shares of the Company’s common stock, par value $0.001 (“Common Stock”), that may be issued under the Plan with respect to Grants made on or after the 2017 Amendment Effective Date, is 16,998,328 shares of Common Stock, which is calculated as follows: (i) 7,950,000 shares, plus (ii) the number of shares that remained available for Grants under the Plan (1,004,109 shares as of December 31, 2016), plus (iii) the number of shares of Common Stock subject to outstanding Grants that are payable in shares under the Plan, which terminate, expire, or are cancelled, forfeited, exchanged, or surrendered (up to 4,808,821 shares as

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of December 31, 2016), plus (iv) the number of shares of Common Stock subject to outstanding awards that are payable in shares under the 2008 Plan, which terminate, expire, or are cancelled, forfeited, exchanged, or surrendered (up to 3,235,398 as of December 31, 2016) (the “2008 Plan Shares”). The number of shares under Section 3(a)(ii) above shall be reduced by the number of shares subject to Grants made under the Plan after December 31, 2016 and before the 2017 Amendment Effective Date. The share reserve represents an increase of 7,950,000 shares under this amendment and restatement. The aggregate number of shares reserved for issuance under this Plan as of the 2017 Amendment Effective Date, including the 2008 Plan Shares, is referred to as the “2017 Plan Reserve.” If and to the extent that any outstanding award that is payable in cash under the 2008 Plan is amended to provide for payment in shares of Common Stock, such shares shall be issued under this Plan and, to the extent so amended on or after the 2017 Amendment Effective Date, shall count against the 2017 Plan Reserve as described in Section 3(d) below, as if they were Grants under this Plan. In addition, shares of Common Stock shall be issued under the Plan with respect to dividend equivalents that are credited after May 14, 2014 on outstanding awards granted under the 2008 Plan or the Company’s prior equity compensation plan, and to the extent credited on or after the 2017 Amendment Effective Date, such shares shall count against the 2017 Plan Reserve.

(b)        Individual Limits.

(1)        The individual limits on the number of shares that may be subject to Grants in a calendar year are as follows:

(i)        The maximum aggregate number of shares of Common Stock to which Stock Options or SARs may be granted under the Plan to any individual Grantee (other than a non-employee director) during any calendar year is 1,000,000 shares, subject to adjustment pursuant to Section 3(e) below.

(ii)        The maximum aggregate number of shares of Common Stock to which Restricted Stock Grants, Restricted Stock Units, or Performance Share Awards may be granted under the Plan to any individual Grantee (other than a non-employee director) during any calendar year as Performance Awards under Section 10 is 1,000,000 shares, subject to adjustment pursuant to Section 3(e) below.

(iii)        The maximum grant date value of shares subject to Grants granted to any non-employee director during any calendar year shall not exceed $500,000 in total value. For purposes of this limit, the value of such Grants shall be calculated based on the grant date fair value of such Grants for financial reporting purposes.

(iv)        The foregoing individual share limits shall apply without regard to whether such Grants are to be paid in shares of Common Stock or cash.

(2)        For dividends and dividend equivalents that are intended to comply with the performance-based compensation exception under Section 162(m) of the Code, the maximum amount of cash dividends and dividend equivalents that any individual Grantee (other than a non-employee director) may accrue for any calendar year with respect to Restricted Stock Grants, Restricted Stock Units, or Performance Share Awards is $250,000.

(c)        Shares Restored to the 2017 Plan Reserve. The shares issued under the Plan may be authorized but unissued shares or reacquired shares. If and to the extent that (i) Stock Options or SARs granted under the Plan terminate, expire, or are canceled without having been exercised, (ii) any shares of Restricted Stock or any Restricted Stock Units or Performance Share Awards granted under the Plan are forfeited or otherwise terminate or are cancelled without being vested or settled in full, or (iii) any outstanding awards under the 2008 Plan as of the 2017 Amendment Effective Date that are payable in shares (“2008 Plan Awards”)

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terminate, expire, or are canceled without having been exercised, vested or settled in full, as applicable, the shares subject to such Grant or 2008 Plan Awards shall be restored to the 2017 Plan Reserve and shall again be available for Grants under the Plan, computed as provided in Section 3(d) below. With respect to stock-based Grants that are settled solely in cash (and not Common Stock), the Common Stock on which the awards are based shall not count against the 2017 Plan Reserve. For the avoidance of doubt, the following shares shall not again be made available for subsequent Grants under the Plan: (1) shares not issued as a result of the net settlement of any Grant or 2008 Plan Award that is a stock-settled SAR; (2) shares tendered or withheld to pay the exercise price or withholding taxes related to a Grant or 2008 Plan Award; or (3) shares repurchased on the open market with the proceeds of the exercise price of any Grant or 2008 Plan Award.

(d)        Flexible Plan Reserve.

(1)        Each Stock Option or SAR (other than an SAR providing for settlement solely in cash, which shall not count against the 2017 Plan Reserve) granted under this Plan on or after the 2017 Amendment Effective Date shall reduce the 2017 Plan Reserve available for grant under the Plan by one (1) share for every share subject to such Grant.

(2)        Each Restricted Stock Grant, Grant of Restricted Stock Units, or Performance Share Award (other than a Grant providing for settlement solely in cash, which shall not count against the 2017 Plan Reserve) granted under this Plan on or after the 2017 Amendment Effective Date (collectively, “Full Value Grants”) shall reduce the 2017 Plan Reserve available for grant under the Plan by 1.31 shares for every share subject to such Full Value Grant.

(3)        To the extent that shares subject to Stock Options or SARs granted under the Plan, or 2008 Plan Awards that are stock options or stock-settled stock appreciation rights, are restored to the 2017 Plan Reserve through the operation of clause (i) or (iv) of Section 3(c) above, such shares shall increase the 2017 Plan Reserve available for grant under the Plan by one (1) share for each share so restored. To the extent that shares subject to Full Value Grants under the Plan are restored to the 2017 Plan Reserve through the operation of clause (ii) of Section 3(c) above, such shares shall increase the 2017 Plan Reserve available for grant under the Plan by 1.31 shares for each share so restored. To the extent that shares subject to full value grants under the 2008 Plan are restored to the 2017 Plan Reserve through the operation of clause (iv) of Section 3(c) above, such shares shall increase the 2017 Plan Reserve available for grant under the Plan by the applicable formula used under the 2008 Plan (1.19 shares for each share restored for full value grants made on or after the effective date of the 2011 plan restatement and 1.14 shares for each share restored for full value grants made on or after the effective date of the 2009 plan restatement and before the effective date of the 2011 plan restatement).

(e)        Adjustment upon Changes in Capitalization. If any change is made to the Common Stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, or exchange of shares or any other change in capital structure made without receipt of consideration), then unless such event or change results in the termination of all outstanding Grants under the Plan, the Committee shall preserve the value of the outstanding Grants by adjusting the maximum number and class of shares issuable under the Plan to reflect the effect of such event or change in the Company’s capital structure, and by making appropriate adjustments to the number and class of shares, the exercise price of each outstanding Grant, any performance goals, and other terms, as applicable. Any fractional shares resulting from such adjustments shall be eliminated by rounding any portion of a share equal to .500 or greater up, and any portion of a share equal to less than .500 down, in each case to the nearest whole number.

4.	Administration

(a)        Composition of Committee. The Plan shall be administered and interpreted by the Compensation and Human Resources Committee of the Board or such other committee of the Board as may be

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appointed from time to time by the Board (the “Committee”); provided, however, that grant decisions made hereunder shall be made by at least two members of the Committee, each of whom shall be (i) “outside directors” as defined under Section 162(m) of the Code, (ii) “non-employee directors” as defined in Rule 16b-3 under the Exchange Act, and (iii) “independent directors” under the rules and regulations of the New York Stock Exchange or such other securities exchange on which the Common Stock is then listed. Subject to the requirements above in Sections 4(a)(i), (ii), and (iii), a majority of the independent directors of the Company, in their sole discretion, may exercise any or all authority of the Committee under the Plan in lieu of the Committee, and in such instances references herein to the Committee shall be deemed to refer to such directors.

(b)        Powers of the Committee. Subject to the express provisions and limitations set forth in this Plan, the Committee shall have the sole authority to determine: (i) who from among the Eligible Participants will receive Grants under the Plan; (ii) the type, size, and terms of each Grant under the Plan; (iii) the time when each Grant will be made and the duration and terms of any exercise, vesting or restriction periods (subject to the limitations on vesting set forth in the Plan); (iv) any restrictions on resale applicable to the shares to be issued or transferred pursuant to the Grant; (v) whether any Grant shall be subject to any non-competition, non-solicitation, confidentiality, clawback, or other covenants or conditions; and (vi) any other matters arising under the Plan. Subject to the requirements in Section 4(a), the actions of a majority of the members of the Committee at a meeting at which a quorum is present, or actions unanimously approved in writing by all members of the Committee, shall constitute actions of the Committee for purposes of the Plan; provided, however, that the Committee may also act by delegated authority pursuant to Section 4(c) below. The Committee shall have full power and discretionary authority to administer and interpret the Plan and to adopt or amend such rules, procedures, agreements and instruments as it may deem appropriate for the proper administration of the Plan. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be conclusive and binding on all persons having any interest in the Plan or in any Grants under the Plan. No person acting under this Section 4 shall be held liable for any action or determination made with respect to the Plan or any Grant under the Plan, except for the willful misconduct or gross negligence of such person. All Grants shall be made conditional upon the Participant’s acknowledgment, by acceptance of the Grant (whether electronic or otherwise), that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Grant.

(c)        Delegation and Administrative Action. The Committee may delegate to one or more separate committees (any such committee, a “Subcommittee”) composed of at least two members of the Committee who meet the requirements of Sections 4(a)(i), (ii), and (iii), one of whom shall be the member then serving as the chairman of the Committee, the ability to make Grants, as provided in Section 4(b) above, and to exercise all powers of the Committee described herein. Any such actions of a Subcommittee shall be treated for all purposes as if taken by the Committee. The Committee may also delegate to the Chief Executive Officer of the Company the authority to make Grants under the Plan to employees, independent contractors, consultants, and advisors who are not subject to the restrictions of Section 16(b) of the Exchange Act, provided the Grants are not intended to meet the requirements of “qualified performance based compensation” pursuant to the requirements of Section 162(m) of the Code and provided the Grants are made in accordance with appropriate parameters set by the Committee in accordance with applicable law. Furthermore, the Committee may delegate certain administrative matters under the Plan to such other officer or officers of the Company as determined in the Committee’s discretion, and such administrator(s) may have the authority to execute and distribute Grant Letters in accordance with the Committee’s determinations, to maintain records relating to the granting, vesting, exercise, forfeiture or expiration of Grants, to process or oversee the issuance of shares or cash upon the exercise, vesting and/or settlement of a Grant, and to take such other administrative actions as the Committee may specify. Any delegation by the Committee pursuant to this Section 4(c) shall be subject to such conditions and limitations as may be determined by the Committee and shall be subject to and limited by applicable law or regulation, including without limitation the General Corporation Law of the State of Delaware and the rules and regulations of the New York Stock Exchange or such other securities exchange on which the Common Stock is then listed.

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5.	Eligibility for Participation

(a)        Eligibility. Employees of the Company, non-employee members of the Board, and independent contractors, consultants, and advisors to the Company shall be eligible to participate in the Plan (referred to individually as an “Eligible Participant” and collectively as “Eligible Participants”). Only Eligible Participants who are employees of the Company shall be eligible to receive Performance Share Awards. All Eligible Participants shall be eligible to receive Stock Options, Restricted Stock Grants, Restricted Stock Units, and SARs. Those Eligible Participants who are selected by the Committee to receive Grants under the Plan are referred to individually as a “Grantee” and collectively as the “Grantees.”

(b)        Continued Service. With respect to a Grantee who is an employee of the Company, a leave of absence by the Grantee, if in accordance with Company policy or otherwise approved by the Company, shall not be deemed a termination or interruption of the continuous employment of the Grantee for purposes of the Plan. For purposes of this Plan, unless provided otherwise by the Committee in the Grant Letter, a Participant’s employment or service will not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company as an employee, non-employee member of the Board, independent contractor, consultant, or advisor or a change in the Company entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s continuous employment or service to the Company. For the avoidance of doubt, the provisions of the Plan that refer to “retirement” and “disability” shall not apply to a Grantee who is an independent contractor, consultant, or advisor.

6.	Stock Options

(a)        Grant and Number of Shares. The Committee may grant stock options that are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code (“Stock Options”), in accordance with the terms and conditions set forth in this Section 6. The Committee, in its sole discretion, shall determine the number of shares of Common Stock that will be subject to each Stock Option.

(b)        Exercise Price. The option exercise price per share of each Stock Option shall not be less than the Fair Market Value of a share of Common Stock on the date of grant (as determined pursuant to this subsection (b)). For valuation purposes under the Plan, the “Fair Market Value” of a share of Common Stock shall be the closing price at which the Common Stock shall have been sold regular way on the New York Stock Exchange on the date as of which such value is being determined or, if no sales occurred on such day, then on the next preceding day on which there were such sales, or, if at any time the Common Stock shall not be listed on the New York Stock Exchange, the Fair Market Value as determined by the Committee on the basis of available prices for such Common Stock or in such manner as may be authorized by applicable regulations under the Code.

(c)        Exercise Period. The Committee shall determine the option exercise period of each Stock Option. The exercise period shall not exceed ten years from the date of grant.

(d)        Vesting of Options; Restrictions on Shares; Acceleration of Vesting. The Committee shall determine the vesting terms for Stock Options. The Committee may impose upon the shares of Common Stock issuable upon the exercise of a Stock Option such restrictions as it deems appropriate and specifies in the Grant Letter. The vesting period for any Stock Option shall be a minimum of one year from the grant date; provided however, that up to 10% of the number of shares subject to the 2017 Plan Reserve as set forth in this Plan may be subject to Grants with a shorter or no vesting period, restriction period, or performance period, as applicable. Notwithstanding the foregoing, the vesting of Stock Options may accelerate as determined by the Committee and specified in the Grant Letter, including in the event of the Grantee’s retirement, disability, other termination of employment, or death, or upon a Change of Control.

(e)        Manner of Exercise. A Grantee may exercise a Stock Option by delivering a duly completed notice of exercise to the Company or its designee. Unless other arrangements satisfactory to the

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Company are made, no shares of Common Stock shall be issued on the exercise of a Stock Option unless the exercise price and applicable tax withholding are paid in full at the time of exercise. Payment for shares of Common Stock purchased upon the exercise of a Stock Option shall be made (i) in cash or, (ii) if so permitted by the Committee and subject to such conditions as may be established by the Committee, (1) by tendering (actually or by attestation) shares of Common Stock owned by the Grantee and valued at the then Fair Market Value thereof, (2) by having shares subject to the exercisable Stock Option withheld to pay the exercise price, with the shares valued at the then Fair Market Value thereof, (3) by authorizing a third party to sell shares of Common Stock acquired upon exercise of the Stock Option and remit to the Company a sufficient portion of the sale proceeds to pay the exercise price and any applicable tax withholding resulting from such exercise, or (4) by any combination of the foregoing. The shares of Common Stock so purchased will be issued and delivered to the person entitled thereto or, at the Company’s sole discretion, by book entry into a brokerage or other account designated by the Company for such purpose. No person shall have any rights as a stockholder with respect to any share of Common Stock covered by a Stock Option unless and until such person shall have become the holder of record of such share. Except as otherwise permitted in Section 3(e) hereof, no adjustment shall be made for dividends or dividend equivalents (ordinary or extraordinary, whether in cash, securities, or other property or distributions or other rights) with respect to Stock Options.

7.	Restricted Stock Grants and Restricted Stock Units

The Committee may (i) issue shares of Common Stock to an Eligible Participant subject to such restrictions as the Committee shall determine (a “Restricted Stock Grant”), or (ii) grant to an Eligible Participant the right to receive shares of Common Stock, or, if so designated in the Grant Letter, cash equal to the Fair Market Value of shares of Common Stock, upon the lapsing of such restrictions as the Committee shall determine (“Restricted Stock Units”).

(a)        General Requirements. All conditions and restrictions imposed under each Restricted Stock Grant or Grant of Restricted Stock Units, including (as applicable) the employment or service period and the performance period, during which the Restricted Stock Grant or Restricted Stock Units will remain subject to such restrictions, shall be set forth in the Grant Letter and designated therein as the “Restriction Period.” The restrictions imposed under any Restricted Stock Grant or grant of Restricted Stock Units shall lapse on such date or dates as the Committee may specify. In the case of a Restricted Stock Grant, on the grant date, the specified number of shares of Restricted Stock shall be issued subject to the provisions of this Section 7. In the case of Restricted Stock Units, on the grant date, the Company shall credit to a bookkeeping account established on its records the specified number of Restricted Stock Units awarded to the Grantee (without the creation of any trust or segregated account).

(b)        Number of Shares and Form of Payment. The Committee, in its sole discretion, shall determine the number of shares of Common Stock that will be subject to each Restricted Stock Grant or the number of Restricted Stock Units to be granted. Payments with respect to Restricted Stock Units may be made in cash, in Common Stock, or in a combination of the two, as determined by the Committee and specified in the Grant Letter.

(c)        Requirement of Employment or Service Relationship with Company. Except as otherwise specified in the Grant Letter, if the Grantee’s employment or service relationship with the Company terminates during the period designated in the Grant Letter as the Restriction Period, the Restricted Stock Grant or Grant of Restricted Stock Units shall terminate as to all shares covered by the Grant for which the restrictions have not lapsed, and in the case of Restricted Stock, such shares shall be immediately forfeited to the Company. The Restriction Period for any Restricted Stock Grant or Grant of Restricted Stock Units that is based solely upon a continuing employment or service relationship with the Company shall be a minimum of three years from the grant date, and the Restriction Period for any Restricted Stock Grant or Grant of Restricted Stock Units that is based upon performance criteria shall be based upon performance over a minimum period of one year; provided however, that up to 10% of the number of shares subject to the 2017 Plan Reserve as set forth in this Plan may

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be subject to Grants with a shorter or no vesting period, restriction period, or performance period, as applicable. Notwithstanding the foregoing, the lapse of the restrictions on a Restricted Stock Grant or Grant of Restricted Stock Units may accelerate as determined by the Committee and specified in the Grant Letter, including in the event of the Grantee’s retirement, disability, other termination of employment, or death, or upon a Change of Control.

(d)        Restrictions on Transfer and Issuance of Stock Certificates. During the Restriction Period, a Grantee may not sell, assign, transfer, pledge, or otherwise dispose of the shares of Restricted Stock for which the restrictions have not yet lapsed, except to a Successor Grantee pursuant to Section 11(a) below. The Grantee shall not be entitled to the delivery of any stock certificate or certificates representing unrestricted shares subject to a Restricted Stock Grant or a Grant of Restricted Stock Units until any and all restrictions on such Grant and shares shall have lapsed. With respect to a Restricted Stock Grant, the Company may issue shares subject to such restrictive legends or stop-transfer instructions as it deems appropriate, and may provide for the escrow or retention of custody of such shares, including in book-entry form, during the Restriction Period.

(e)        Restricted Stock Grants—Stockholder Rights; Dividends. In the case of a Restricted Stock Grant, except as provided in this Section 7 and except as the Committee otherwise specifies, during the Restriction Period, the Grantee shall have all of the rights of a stockholder with respect to the shares subject to the Restricted Stock Grant, including the right to vote the shares and the right to receive any cash dividends, as described below. Any such dividends on Restricted Stock Grants shall accrue and be subject to the same restrictions as the underlying Restricted Stock Grant, and such restrictions shall lapse, and the dividends shall be payable at the same time as the restrictions on the underlying Restricted Stock Grant lapse (unless the dividends are deferred pursuant to Section 409A of the Code). Unless otherwise specified in the Grant Letter, accrued dividends will not accrue interest.

(f)        Restricted Stock Units—No Stockholder Rights; Dividend Equivalents. In the case of Restricted Stock Units, during the Restriction Period, the Grantee shall not have any of the rights of a stockholder with respect to the shares subject to such Restricted Stock Units, including voting or dividend rights, and shall be an unsecured creditor of the Company. The Committee may provide in the Grant Letter that the Grantee shall be entitled to dividend equivalent rights with respect to Restricted Stock Units as and when dividends are payable on Common Stock. Any such dividend equivalents shall be credited to the Grantee’s bookkeeping account on the dividend payment date and shall be accrued as a cash obligation or additional Restricted Stock Units, as determined by the Committee. Unless otherwise specified in the Grant Letter, deferred dividend equivalents will not accrue interest. The restrictions with respect to any dividend equivalents underlying Restricted Stock Units shall lapse and such dividend equivalents shall become payable at the same time as the restrictions on the underlying Restricted Stock Units lapse and the Restricted Stock Units are payable (unless the dividend equivalents are deferred pursuant to Section 409A of the Code).

(g)        Settlement. With respect to Restricted Stock Grants, and Restricted Stock Units that are to be settled in shares of Common Stock, during a period specified in the Grant Letter, the Company shall cause the applicable number of shares of Common Stock to be issued in the name of, and delivered to, the Grantee at the Company’s corporate headquarters in Philadelphia, Pennsylvania or, at the Company’s sole discretion, by book entry into a brokerage or other account designated by the Company for such purpose, whereupon the Grantee shall have all of the rights of a stockholder with respect to such shares. Fractional shares will be paid in cash. Settlement of Restricted Stock Units that are payable in cash shall be made during a period specified in the Grant Letter.

8.	Stock Appreciation Rights

(a)        General Provisions. The Committee may grant stock appreciation rights (“SARs”) as provided in this Section 8. The Committee may grant stand-alone SARs, or may grant SARs in conjunction with all or part of any Stock Option granted under the Plan. The exercise price of each SAR shall not be less than the Fair Market Value of a share of Common Stock as of the date of grant of the SAR.

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(b)        Number of SARs. The Committee shall determine the number of SARs granted to any Grantee.

(c)        Settlement Amount. Upon a Grantee’s exercise of SARs, the Grantee shall receive in settlement of such SARs an amount equal to the stock appreciation for the number of SARs exercised, payable in cash, Common Stock, or a combination thereof (as determined by the Committee and specified in the Grant Letter). The “stock appreciation” for an SAR is the amount by which the Fair Market Value of the underlying Common Stock on the date of exercise of the SAR exceeds the exercise price of the SAR.

(d)        Exercise Period. The Committee shall determine the option exercise period of each SAR Grant. The exercise period shall not exceed ten years from the date of grant.

(e)        Manner of Exercise. A Grantee may exercise an SAR by delivering a duly completed notice of exercise to the Company or its designee. Unless other arrangements satisfactory to the Company are made, no shares of Common Stock or cash shall be issued upon the exercise of an SAR unless the applicable tax withholding is paid in full at the time of exercise as described in Section 17(a). If shares of Common Stock are issued upon exercise of an SAR, such shares will be issued and delivered to the person entitled thereto or, at the Company’s sole discretion, by book entry into a brokerage or other account designated by the Company for such purpose. No person shall have any rights as a stockholder with respect to any share of Common Stock covered by an SAR unless and until such person shall have become the holder of record of such share. Except as otherwise permitted in Section 3(e) hereof, no adjustment shall be made for dividends or dividend equivalents (ordinary or extraordinary, whether in cash, securities, or other property or distributions or other rights) with respect to SARs.

(f)        Vesting of SARs; Restrictions on Shares; Acceleration of Vesting. The Committee shall determine the vesting terms for SARs. The Committee may impose upon the shares of Common Stock issuable upon the exercise of an SAR such restrictions as it deems appropriate and specifies in the Grant Letter. The vesting period for any SAR shall be a minimum of one year from the grant date; provided however, that up to 10% of the number of shares subject to the 2017 Plan Reserve may be subject to Grants with a shorter or no vesting period, restriction period, or performance period, as applicable. Notwithstanding the foregoing, the vesting of SARs may accelerate as determined by the Committee and specified in the Grant Letter, including in the event of the Grantee’s retirement, disability, other termination of employment, or death, or upon a Change of Control.

9.	Performance Share Awards

(a)        General Provisions. The Committee may grant Performance Share Awards (“Performance Share Awards”) to employees of the Company as provided in this Section 9. A Performance Share Award shall entitle the Grantee to receive shares of Common Stock or cash upon settlement of the Performance Share Award, contingent upon the satisfaction of specified performance goals established by the Committee and such other terms as the Committee deems appropriate. The terms and conditions of each Performance Share Award, including the Grantee, the target number of shares thereunder, the performance goals, the award term, and the formula, method, or matrix for determining payout, shall be determined by the Committee and shall be set forth in the Grant Letter.

(b)        Number of Shares; Accounts; Form of Payment. The Committee, in its sole discretion, shall determine the target number of shares of Common Stock that will be subject to each Performance Share Award. Payments with respect to Performance Share Awards may be made in cash or shares of Common Stock, as determined by the Committee and specified in the Grant Letter. The actual number of shares or amount of cash that may be paid upon settlement of a Performance Share Award will be determinable at the conclusion of the performance period or as otherwise determined by the Committee and specified in the Grant Letter. The Company shall establish on its records and maintain a bookkeeping account in which shall be recorded the number of shares of Common Stock subject to a Performance Share Award (without the creation of any trust or segregated account).

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(c)        Vesting of Performance Share Awards; Restrictions on Shares; Acceleration of Vesting. The Committee shall determine the vesting terms and performance goals for Performance Shares Awards. The performance goals for Performance Share Awards shall be based on performance over a minimum period of one year, provided, however, that up to 10% of the number of shares subject to the 2017 Plan Reserve may be subject to Grants with a shorter or no vesting period, restriction period, or performance period, as applicable. Notwithstanding the foregoing, the vesting of Performance Share Awards may accelerate as determined by the Committee and specified in the Grant Letter, including in the event of the Grantee’s retirement, disability, other termination of employment, or death, or upon a Change of Control.

(d)        Settlement. With respect to Performance Share Awards that are to be settled in shares of Common Stock, during a period specified in the Grant Letter following the conclusion of the performance period, the Grantee shall receive in settlement of such Performance Share Award a number of shares of Common Stock as may be determined in accordance with the Grant Letter. Fractional shares will be paid in cash. Settlement of Performance Share Awards that are payable in cash shall be made during a period specified in the Grant Letter.

(e)        No Rights as a Stockholder. The Grantee shall not have any of the rights of a stockholder with respect to the shares subject to outstanding Performance Share Awards, including voting or dividend rights, and shall be an unsecured creditor of the Company. The Committee may provide in the Grant Letter that the Grantee shall be entitled to dividend equivalent rights as and when dividends are payable on Common Stock. Any such dividend equivalents shall be credited to the Grantee’s bookkeeping account on the dividend payment date and shall be accrued as a cash obligation or additional Performance Share Awards, as determined by the Committee and specified in the Grant Letter. Unless otherwise specified in the Grant Letter, dividend equivalents will not accrue interest. Any dividend equivalents underlying Performance Share Awards shall vest and become payable at the same time as the underlying Performance Share Awards vest and become payable (unless such dividend equivalents are deferred pursuant to Section 409A of the Code).

10.	Qualified Performance Based Compensation

(a)        Designation as Qualified Performance-Based Compensation. The Committee may determine that Restricted Stock Grants, a Grant of Restricted Stock Units, or Performance Share Awards made to an Eligible Participant shall be considered “qualified performance-based compensation” under Section 162(m) of the Code (a “Performance Award”), in which case such Performance Award shall be contingent upon the achievement of pre-established objective performance goals and other terms as set forth in this Section 10.

(b)        Performance Goals. When Performance Awards are granted under this Section 10, the Committee shall establish in the Grant Letter (i) the objective performance goals that must be met, (ii) the period during which performance will be measured, (iii) the maximum amounts that may be paid if the performance goals are met, and (iv) any other conditions that the Committee deems appropriate and consistent with the requirements of Section 162(m) of the Code for “qualified performance-based compensation.” The performance goals shall be intended to satisfy the requirements for “qualified performance-based compensation,” including the requirement that the achievement of the goals be substantially uncertain at the time they are established and that the performance goals be established in such a way that a third party with knowledge of the relevant facts could determine whether and to what extent the performance goals have been met. The Committee shall not have discretion to increase the amount of compensation that is payable pursuant to Grants identified by the Committee as “qualified performance-based compensation.”

(c)        Criteria Used for Objective Performance Goals. The Committee shall use objectively determinable performance goals based on one or more of the following criteria: stock price, earnings per share, price-earnings multiples, stock price to book value multiple, net earnings, operating earnings, operating pre-tax earnings, revenue or revenue growth, productivity, margin, EBITDA (earnings before interest, taxes, depreciation, and amortization), net capital employed, return on assets, return on equity, return on capital employed, growth in assets, unit volume, sales, cash flow, losses incurred, losses paid, loss ratio (including as may be measured and

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reported over a specified period), paid loss ratio, gains to losses on sales of assets or investments, market share, market value added, capital management, margin growth, contribution margin, labor margin, EBITDA margin, stockholder return, operating profit or improvements in operating profit, improvements in asset or financial measures (including working capital and the ratio of revenues to working capital), credit quality, , risk/credit characteristics (including FICO, debt to income, or loan to value), early default experience, expense management and expense ratios, pre-tax earnings or variations of income criteria in varying time periods, economic value added, book value, book value per share, book value growth, or comparisons with other peer companies or industry groups or classifications with regard to one or more of these criteria, or strategic business criteria consisting of one or more objectives based on meeting specified revenue goals, market penetration goals, customer growth, employee retention rates, customer retention rates, customer attraction rates, geographic business expansion goals, cost targets or goals relating to acquisitions, or divestitures. The performance goals may relate to one or more business units or the performance of the Company and its subsidiaries as a whole, or any combination of the foregoing. Performance goals need not be uniform as among Grantees.

(d)        Timing of Establishment of Goals. Achievement of performance goals with respect to a Performance Award shall be measured over a performance period as specified by the Committee. Performance goals, amounts payable upon achievement of such goals, and other material terms of Performance Awards shall be established by the Committee (i) while the performance outcome for that performance period is substantially uncertain, and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates or, if less, the number of days which is equal to 25% of the relevant performance period.

(e)        Performance Award Pool. The Committee may establish a performance award pool, which shall be an unfunded pool, for purposes of measuring performance of the Company in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of performance goals based on one or more of the business criteria set forth in Section 10(c) above during the performance period. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria. In such case, Grants may be made as rights to payment of a specified portion of the award pool.

(f)        Certification of Results. The Committee shall certify the performance results for the performance period specified in the Grant Letter after the performance period ends. The Committee shall determine the amount, if any, to be paid pursuant to each Grant based on the achievement of the performance goals and the satisfaction of all other terms of the Grant Letter.

(g)        Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash or shares of Common Stock, at the discretion of the Committee and as set forth in the Grant Letter.

(h)        Stockholder Approval for Performance-Based Awards. The Plan must be reapproved by the Company’s stockholders no later than the first stockholders meeting that occurs in the fifth year following the year in which the stockholders previously approved the provisions of this Section 10, if Performance Awards are to be made after such time and if required by Section 162(m) of the Code or the regulations thereunder.

(i)        Disability, Death, or Other Circumstances. To the extent consistent with Section 162(m) of the Code, the Committee may provide in the Grant Letter that Performance Awards shall be payable, in whole or in part, in the event of the Grantee’s termination of employment or service, retirement, disability, or death, a Change of Control, or under other circumstances consistent with the Treasury regulations and rulings under Section 162(m) of the Code.

(j)        Impact of Unusual or Infrequently Occurring Items or Changes in Accounting. To the extent applicable, subject to the following sentence and unless the Committee determines otherwise, the determination

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of the achievement of performance goals shall be determined based on the relevant financial measure, computed in accordance with U.S. generally accepted accounting principles (“GAAP”), and in a manner consistent with the methods used in the Company’s audited financial statements. To the extent permitted by Section 162(m) of the Code, in setting the performance goals within the period prescribed in Section 10(d), the Committee may provide for adjustment as it deems appropriate, including for one or more of the following items: asset write-downs; litigation or claim judgments or settlements; changes in accounting principles; changes in tax law or other laws affecting reported results; severance, contract termination, and other costs related to exiting, modifying, or reducing any business activities; costs of, and gains and losses from, the acquisition, disposition, or abandonment of businesses or assets; gains and losses from the early extinguishment of debt; stock compensation costs and other non-cash expenses; unrealized gains and losses relating to fair valuations of derivatives; any unusual or infrequently occurring items, as described in applicable Accounting Principles Board opinions and/or in management’s discussion and analysis of financial condition and results of operation appearing in the Company’s annual report to stockholders for the applicable year; business or other structural changes in the total shareholder return peer group; and any other specified non-operating items as determined by the Committee in setting performance goals.

(k)        Status of Performance Awards under Code Section 162(m). It is the intent of the Company that Performance Awards under this Section 10 constitute “performance-based compensation” within the meaning of Section 162(m) of the Code and regulations thereunder. Accordingly, the terms of this Section 10 shall be interpreted in a manner consistent with Section 162(m) of the Code and regulations thereunder. If any provision of the Plan as in effect on the effective date of any agreements relating to Performance Awards does not comply or is inconsistent with the requirements of Section 162(m) of the Code or regulations thereunder, such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

11.	Transferability of Options and Grants

(a)        Restrictions on Transferability. Only a Grantee (or, in the case of an individual Grantee, his or her authorized legal representative) may exercise rights under a Grant except as otherwise stated herein and in Section 11(b) below. No individual Grantee may transfer those rights except (i) by will or by the laws of descent and distribution, or (ii) as may be provided under Section 11(b) below. Upon the death of an individual Grantee, the legal representative or other person entitled to succeed to the rights of the Grantee (“Successor Grantee”) may exercise such rights. A Successor Grantee shall furnish proof satisfactory to the Company of such person’s right to receive the benefit of the Grant under the Grantee’s will or under the applicable laws of descent and distribution.

(b)        Stock Options and SARs. Notwithstanding the foregoing, the Committee may provide in its sole discretion that a Grantee may transfer Stock Options or SARs to family members, one or more trusts for the benefit of family members, or one or more partnerships of which family members are the only partners, according to such terms as the Committee may determine; provided that any such transfer shall not be for value, the Grantee shall receive no consideration for the transfer of such Stock Options or SARs, and the transferred Stock Options or SARs shall continue to be subject to the same terms and conditions as were applicable immediately before the transfer.

12.	Change of Control of the Company

(a)        Change of Control. As used in this Plan, a “Change of Control” shall be deemed to have taken place if (i) any Person (except for an employee or his or her family, the Company, or any employee benefit plan of the Company or of any Affiliate, or any Person or entity organized, appointed, or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and Associates of such Person, shall become the Beneficial Owner in the aggregate of 40% or more of the shares of the Company then outstanding and entitled to vote for directors generally, (ii) any Person (except an employee and his or her family), together with all Affiliates and Associates of such Person, purchases substantially all of the

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assets of the Company, or (iii) during any 24-month period, individuals who at the beginning of such period constituted the Board cease for any reason to constitute a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of at least 75% of the directors who were not directors at the beginning of such period was approved by a vote of at least 75% of the directors in office at the time of such election or nomination who were directors at the beginning of such period.

(b)        Affiliate, Associate, Person, Beneficial Owner. For purposes of this definition, “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act; “Person” shall mean any individual, firm, corporation, partnership, or other entity (which, for the avoidance of doubt, does not include the United States government, any of its states, or any of their respective political subdivisions, departments, agencies, or instrumentalities), as determined by the Committee in its sole discretion; and a Person shall be deemed the “Beneficial Owner” of any securities:

(i)        that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights, warrants, or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for payment, purchase, or exchange;

(ii)        that such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has the right to vote or dispose of or has “beneficial ownership” of (as determined pursuant to Rule 13d-3 under the Exchange Act), including without limitation, pursuant to any agreement, arrangement, or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the “Beneficial Owner” of any security under this subsection (ii) as a result of an oral or written agreement, arrangement, or understanding to vote such security if such agreement, arrangement, or understanding (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable provisions of the General Rules and Regulations under the Exchange Act, and (B) is not then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable successor report); or

(iii)        to the extent that such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement, or understanding (whether or not in writing) with any other Person for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy described in the proviso to subsection (ii) above), or disposing of any voting securities of the Company, in which case such Person shall be the Beneficial Owner of all securities that are Beneficially Owned, directly or indirectly, by such other Person (or any Affiliate or Associate thereof) within the meaning of subsection (i) or (ii) above; provided, however, that nothing in this definition shall cause a Person engaged in business as an underwriter of securities to be the “Beneficial Owner” of any securities acquired through such Person’s participation in good faith in a firm commitment underwriting until the expiration of 40 days after the date of such acquisition.

(c)        Effect of Change of Control. The following provisions shall apply in the event of a Change of Control:

(i)        Unless otherwise set forth in a Grant Letter, if there is a Change of Control of the Company, and if Grants remain outstanding after the Change of Control (or are assumed by, or converted to similar awards with equivalent value as of the date of the Change of Control of, the surviving corporation (or a parent or subsidiary of the surviving corporation)), and the

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Company or its successor terminates a Grantee’s employment without cause (as defined in the Grant Letter) during the 90 days before, or upon or within one year after, the Change in Control, the Grantee’s outstanding Stock Options and SARs shall vest and become exercisable, any restrictions on Restricted Stock Grants shall lapse and other Grants shall become payable. In that event, Grants that are based on performance goals will vest and be payable at their target value, unless otherwise set forth in a Grant Letter.

(ii)        Unless otherwise set forth in a Grant Letter, if there is a Change of Control of the Company, and if Grants do not remain outstanding after the Change of Control (and are not assumed by, or converted to similar awards with equivalent value as of the date of the Change of Control of, the surviving corporation (or a parent or subsidiary of the surviving corporation)), then all outstanding Stock Options and SARs shall immediately vest and become exercisable, any restrictions on Restricted Stock Awards shall lapse, and all other Grants shall become payable as of the date of the Change of Control. In that event, Grants that are based on performance goals will vest and be payable at their target value, unless otherwise set forth in a Grant Letter.

(iii)        Notwithstanding the foregoing, the Committee may establish such other terms and conditions relating to the effect of a Change of Control on Grants as the Committee deems appropriate. In addition to other actions, in the event of a Change of Control of the Company, the Committee may take any one or more of the following actions with respect to any or all outstanding Grants, without the consent of any Grantee: (i) the Committee may determine that outstanding Stock Options and SARs shall be fully exercisable, restrictions on outstanding Restricted Stock Grants shall lapse, and other Grants shall become payable upon the Change in Control or upon specified terminations of employment or service, including retirement, death, or disability, or at such other time as the Committee determines; (ii) the Committee may require that Grantees surrender their outstanding Stock Options and SARs for cancellation and the Grantees shall receive one or more payments by the Company, in cash, Common Stock, or other property (including the property, if any, payable in the transaction), as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Common Stock subject to the Grantee’s unexercised Stock Options and SARs exceeds the exercise price, and on such terms as the Committee determines; (iii) after giving Grantees an opportunity to exercise their outstanding Stock Options and SARs, the Committee may terminate any or all unexercised Stock Options and SARs at such time as the Committee deems appropriate; or (iv) with respect to Grantees holding Restricted Stock Units or Performance Share Awards, the Committee may determine that such Grantees shall receive one or more payments in settlement of such Grants, in such amount and form and on such terms as may be determined by the Committee. Without limiting the foregoing, if the per share Fair Market Value of the Common Stock does not exceed the per share exercise price of a Stock Option or SAR, the Company shall not be required to make any payment to the participant upon surrender of the Stock Option or SAR. Any acceleration, surrender, termination, settlement, or conversion shall take place as of the date of the Change of Control or such other date as the Committee may specify.

13.	Dissolution, Liquidation or Winding Up

If the Company is to be dissolved or liquidated, then the Committee may, in its discretion, take any of the actions set forth in Section 12(c).

14.	Amendment and Termination of the Plan and Grants

(a)        Amendment. The Board may amend or terminate the Plan at any time, provided that the approval by the stockholders of the Company shall be required in respect of any amendment to the extent then

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required by applicable law (including the Code) or by the regulations of the U.S. Securities and Exchange Commission or the New York Stock Exchange or such other securities exchange on which the Common Stock is then listed.

(b)        Termination of Plan. The Plan shall terminate on May 9, 2027, unless earlier terminated by the Board or unless extended by the Board with the approval of the stockholders.

(c)        Termination and Amendment of Outstanding Grants.

(1)        General. A termination or amendment of the Plan that occurs after a Grant is made shall not result in the termination or amendment of the Grant unless the Grantee consents, unless the Committee acts under Section 22(c) below or as described below. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Grant. Whether or not the Plan has terminated, an outstanding Grant may be terminated or amended under Section 22(c) below or may be amended by mutual agreement of the Company and the Grantee which is consistent with the Plan; provided, however, that an amendment of the Plan or of the Grant that merely accelerates the vesting or extends the post-termination exercise period of the Grant or that does not adversely affect the Grant shall become effective without the consent of the Grantee.

(2)        No Repricing. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, shares of Common Stock, other securities, or other property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Common Stock or other securities, or similar transactions), the Company may not, without obtaining stockholder approval: (a) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or SARs; (b) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price that is less than the exercise price of the original Options or SARs; or (c) cancel outstanding Options or SARs with an exercise price above the current stock price in exchange for cash or other securities. This Section 14(c)(2) is intended to govern the repricing or exchange of “underwater” Stock Options and SARs and shall not be construed to prohibit the adjustments provided for in Section 3(e) of this Plan.

15.	Funding of the Plan

The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Grants under the Plan. In no event shall interest be paid or accrued on any Grant, including unpaid installments of Grants.

16.	Rights of Eligible Participants

Nothing in the Plan shall entitle any Eligible Participant or other person to any claim or right to any Grant under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Eligible Participant or Grantee any rights to be retained by the Company in any capacity, whether as an employee, non-employee member of the Board, independent contractor, consultant, advisor, or otherwise.

17.	Tax Matters

(a)        Withholding of Taxes. The Company shall have the right to deduct from all Grants paid in cash any federal, state, or local taxes required by law to be withheld with respect to such Grants paid in cash. In the case of Grants paid in Common Stock, the Company shall have the right to require the Grantee to pay to the Company the amount of any taxes which the Company is required to withhold in respect of such Grants or to take whatever action it deems necessary to protect the interests of the Company in respect of such tax liabilities,

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including, without limitation, subject to such terms as the Compensation Committee may approve, withholding a portion of the shares of Common Stock otherwise deliverable pursuant to the Plan. The Company’s obligation to issue or transfer shares of Common Stock in connection with any Grant shall be conditioned upon the Grantee’s compliance with the requirements of this Section 17(a) to the satisfaction of the Committee.

(b)        Deferrals and Code Section 409A. The Committee, in its sole discretion, may permit a Grantee to defer receipt of the payment of cash or the delivery of shares that would otherwise be delivered under the Plan. In the event of such a deferral, the Committee may, if applicable, provide that the payment of dividend equivalents attributable thereto shall be also deferred until such time as the Grant will be settled in accordance with the Grantee’s deferral election. Any such deferral election shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion. The Committee may establish such rules and procedures as it may deem advisable and in the best interests of the Company in the event that Section 409A of the Code is implicated by any transaction under the Plan.

(c)        Section 409A. The Plan is intended to comply with the requirements of Section 409A of the Code, to the extent applicable. All Grants shall be construed and administered such that the Grant either (i) qualifies for an exemption from the requirements of Section 409A of the Code or (ii) satisfies the requirements of Section 409A of the Code. If a Grant is subject to Section 409A of the Code, (i) distributions shall only be made in a manner and upon an event permitted under Section 409A of the Code, (ii) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under Section 409A of the Code, (iii) payments to be made upon a Change of Control shall only be made upon a “change of control event” under Section 409A of the Code, (iv) unless the Grant specifies otherwise, each payment shall be treated as a separate payment for purposes of Section 409A of the Code, and (v) in no event shall a Grantee, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A of the Code. If any Grant is subject to Section 409A of the Code and payment is subject to the execution of a release of claims in favor of the Company and its affiliates, in no event shall the timing of a Grantee’s execution of the release result in the Grantee designating, directly or indirectly, the calendar year of payment, and if such a payment that is subject to execution of the release could be made in more than one taxable year, payment shall be made in the later taxable year. Any Grant granted under the Plan that is subject to Section 409A of the Code and that is to be distributed to a key employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Grant shall be postponed for six months following the date of the Grantee’s separation from service, if required by Section 409A of the Code. If a distribution is delayed pursuant to Section 409A of the Code, the distribution shall be paid within 30 days after the end of the six-month period. If the Grantee dies during such six-month period, any postponed amounts shall be paid within 60 days of the Grantee’s death. The determination of key employees, including the number and identity of persons considered key employees and the identification date, shall be made by the Committee or its delegate each year in accordance with Section 416(i) of the Code and the “specified employee” requirements of Section 409A of the Code.

18.	Agreements with Grantees

Each Grant made under the Plan shall be evidenced by a Grant Letter containing such terms and conditions as the Committee shall approve. In the event of a conflict between the provisions of the Plan and the provisions of any Grant Letter, the provisions of the Plan shall control.

19.	Requirements for Issuance of Shares

No Common Stock shall be issued or transferred under the Plan unless and until all applicable legal requirements have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Grant on the Grantee’s undertaking in writing to comply with such restrictions on any subsequent disposition of the shares of Common Stock issued or transferred thereunder as the Committee shall deem necessary or advisable as a result of any applicable law, regulation, or official interpretation thereof, and

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certificates representing such shares maybe legended to reflect any such restrictions. Any such restrictions are in addition to and not in lieu of the restrictions on shares provided for elsewhere in the Plan, including in Section 7 hereof in the case of Restricted Stock or Restricted Stock Units.

20.	Non-U.S. Grants

In order to conform with the provisions of local laws and regulations, or with local compensation practices and policies, in foreign countries in which the Company or any of its Subsidiaries or Affiliates operate, but subject to the limitations set forth herein regarding the maximum number of shares issuable hereunder and the maximum award to any single Grantee, the Committee may (a) modify the terms and conditions of Grants to Grantees employed or engaged outside the United States, (b) establish subplans with modified exercise procedures and such other modifications as may be necessary or advisable under the circumstances, and (c) take any action which it deems advisable to obtain, comply with, or otherwise reflect any necessary governmental regulatory procedures, exemptions, or approvals with respect to the Plan. The decision to grant non-US Grants or to establish subplans shall be at the sole discretion of the Committee. The Committee may amend, modify, or terminate any subplans at any time, and such amendment, modification, or termination may be made without prior notice to the Grantees. The Company, Subsidiaries, Affiliates, and members of the Committee shall not incur any liability of any kind to any Grantee as a result of any change, amendment, or termination of any subplan at any time. The benefits and rights provided under any subplan or by any non-US Grants (a) are wholly discretionary and, although provided by either the Company, a Subsidiary, or Affiliate, do not constitute regular or periodic payments, and (b) are not to be considered part of the Grantee’s salary or compensation under the Grantee’s employment or service with the Grantee’s local employer for purposes of calculating any severance, resignation, redundancy, or other end of service payments, vacation, bonuses, long-term service awards, indemnification, pension or retirement benefits, or any other payments, benefits, or rights of any kind. If a subplan is terminated, the Committee may direct the payment of non-US Grants (or direct the deferral of payments whose amount shall be determined) prior to the dates on which payments would otherwise have been made, and, in the Committee’s discretion, such payments may be made in a lump sum or in installments, subject to applicable law.

21.	Effective Dates

(a)        Effective Date of the Plan. The Plan was first effective as of May 14, 2014. This 2017 amendment and restatement shall be effective May 10, 2017, upon approval by the Company’s stockholders.

(b)        Effectiveness of Section 16 Provisions. The provisions of the Plan that refer to, or are applicable to persons subject to, Section 16 of the Exchange Act shall remain in effect for so long as the Common Stock is registered under the Exchange Act.

22.	Miscellaneous

(a)        Company Policies. All Grants granted under the Plan shall be subject to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time.

(b)        Substitute Grants. The Committee may make a Grant to an employee, a non-employee director, or an independent contractor, consultant, or advisor of another corporation or other entity, if such person shall become an Eligible Participant by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization, or liquidation involving the Company and such entity. Any such Grant shall be made in substitution for a stock option, restricted stock grant, or other incentive award granted by such entity, but the terms and conditions of the substitute Grant may vary from the terms and conditions required by the Plan and from those of the substituted stock incentives. The Committee shall prescribe the provisions of the substitute Grants.

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(c)        Compliance with Law. Notwithstanding anything in the Plan or any Grant Letter to the contrary, the Plan, the exercise of Grants, and the obligations of the Company to issue or transfer shares of Common Stock under Grants shall be subject to all applicable laws and required approvals by any governmental or regulatory agencies. With respect to persons subject to Section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan shall comply with all applicable conditions of Rule 16b-3 or any successor provisions under the Exchange Act. The Committee may revoke any Grant if it is contrary to law or modify any Grant to bring it into compliance with any valid and mandatory government regulations. The Committee may, in its sole discretion, agree to limit its authority under this Section 22(c). All Grants shall be subject to any required approvals by any governmental or regulatory agencies. Notwithstanding anything in this Plan or a Grant Letter to the contrary, the Plan, the Grant Letter, and a Grant awarded hereunder shall be subject to all applicable laws, including any laws, regulations, restrictions, or governmental guidance that becomes applicable in the event of the Company’s participation in any governmental programs, and the Committee reserves the right to modify a Grant Letter and a Grant as necessary to conform to any restrictions imposed by any such laws, regulations, restrictions, or governmental guidance or to conform to any applicable clawback or recoupment policies, share trading policies, and other policies that may be implemented by the Board from time to time. As a condition of participating in the Plan, and by the Grantee’s acceptance of the Grant, the Grantee is deemed to have agreed to any such modifications that may be imposed by the Committee, and agrees to sign such waivers or acknowledgments as the Committee may deem necessary or appropriate with respect to such modifications.

(d)        Governing Law. Except to the extent preempted by any applicable federal law, the Plan and the Grant Letters shall be construed and administered in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of laws thereunder.

(e)        Severability. In the event any provision of the Plan or of any Grant Letter shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan or Grant Letter, and the Plan or Grant Letter shall be construed or enforced as though the illegal or invalid provision had not been included.

(f)        Headings. The section headings of the Plan are for reference only. In the event of a conflict between a section heading and the content of a Section of the Plan, the content of the Section shall control.

23.	Index of Defined Terms

For purposes of the Plan:

“Affiliate” is defined in Section 12(b).

“Associate” is defined in Section 12(b).

“Beneficial Owner” is defined in Section 12(b).

“Board” shall mean the Board of Directors of Radian Group Inc. The term “director” shall refer to an individual member of the Board.

“Change of Control” is defined in Section 12(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” is defined in Section 4(a).

“Common Stock” is defined in Section 3(a).

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“Company” is defined in the preamble to the Plan. For purposes of the Plan, the term “Company” includes Radian Group Inc. and all of its Subsidiaries as a group.

“Eligible Participant” is defined in Section 5(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

The “Fair Market Value” of a share of Common Stock shall be as determined in Section 6(b).

“Full Value Grants” is defined in Section 3(d).

“GAAP” is defined in Section 10(j).

“Grant” is defined in Section 2.

“Grantee” is defined in Section 5.

“Grant Letter” is defined in Section 2.

“Performance Award” is defined in Section 10(a).

“Performance Share Awards” is defined in Section 9(a).

“Person” is defined in Section 12(b).

“Plan” shall mean this Radian Group Inc. Equity Compensation Plan as defined in the preamble, as the same may be amended from time to time.

A share of “Restricted Stock” shall mean a share of Common Stock which is granted pursuant to a Restricted Stock Grant.

“Restricted Stock Grant” is defined in Section 7.

“Restricted Stock Units” is defined in Section 7.

“Restriction Period” is defined in Section 7(a).

“SAR” is defined in Section 8(a).

“Stock Option” is defined in Section 6(a).

“Subcommittee” is defined in Section 4(c).

“Subsidiary” shall mean any corporation or other entity in which, at the time of reference, the Company owns, directly or indirectly, stock or similar interests comprising more than 50% of the combined voting power of all outstanding securities of such entity.

“Successor Grantee” is defined in Section 11(a).

“2008 Plan” is defined in the preamble to the Plan.

“2008 Plan Awards” is defined in Section 3(c).

A-18	2017 Proxy Statement

“2008 Plan Shares” is defined in Section 3(a).

“2017 Amendment Effective Date” is defined in the preamble to the Plan.

“2017 Plan Reserve” is defined in Section 3(a), subject to adjustment from time to time as provided in Section 3.

* * *

This amendment and restatement of the Radian Group Inc. 2014 Equity Compensation Plan was adopted by the Board of Directors of the Company on February 8, 2017, and was approved by the stockholders of the Company at the annual meeting of stockholders held on May 10, 2017.

A-19	2017 Proxy Statement

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

When properly signed, dated and returned, this proxy will be voted in accordance with the choices specified below. If no choice is specified, this proxy will be voted “FOR” each of the nominees in Item 1, “FOR” Items 2, 4 and 5 and for a frequency of “1 Year” with respect to Item 3. The Proxies are authorized to vote in their discretion on such other matters as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof.

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A	Proposals	—	The board of directors recommends a vote “FOR” Items 1, 2, 4 and 5 and for a frequency of “1 Year” with respect to Item 3, which were all proposed by the Company.

     Item 1 - To elect ten directors, each for a one-year term, to serve until their successors have been duly elected and qualified;

                   Nominees:

	For	Against	Abstain

1(a) Herbert Wender	☐	☐	☐

1(b) David C. Carney	☐	☐	☐

1(c) Howard B. Culang	☐	☐	☐

1(d) Lisa W. Hess	☐	☐	☐

	For	Against	Abstain

1(e) Stephen T. Hopkins	☐	☐	☐

1(f) Brian D. Montgomery	☐	☐	☐

1(g) Gaetano Muzio	☐	☐	☐

1(h) Gregory V. Serio	☐	☐	☐

	For	Against	Abstain

1(i) Noel J. Spiegel	☐	☐	☐

1(j) Richard G. Thornberry	☐	☐	☐

		For	Against	Abstain		For	Against	Abstain

Item 2 - To approve, by an advisory, non-binding vote, the compensation of Radian’s named executive officers.		☐	☐	☐	Item 4 - Approve the Amended and Restated Radian Group Inc. Equity Compensation Plan to increase the number of shares available under the Plan and to make certain other changes.	☐	☐	☐

	1 Year	2 Years	3 Years	Abstain

Item 3 - To approve, by an advisory, non-binding vote, the frequency of the advisory vote on the compensation of Radian’s named executive officers.	☐	☐	☐	☐	Item 5 - Ratify the appointment of PricewaterhouseCoopers LLC as Radian’s independent registered public accounting firm for the year ending December 31, 2017.	☐	☐	☐

     NOTE: Such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

▼   PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — RADIAN GROUP INC.	+
PROXY FOR THE 2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 10, 2017
THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby authorizes Edward J. Hoffman and J. Franklin Hall, and each of them, individually, as proxies and agents of the undersigned (the “Proxies”), each with power of substitution, to vote and otherwise represent, as indicated on the reverse side hereof, all of the shares of common stock of Radian Group Inc. (the “Company”) which the undersigned is entitled to vote at the 2017 Annual Meeting of Stockholders of the Company (the “Annual Meeting”) to be held at 1601 Market St., 12th Floor, Philadelphia, Pennsylvania 19103, at 9:00 a.m. local time, on May 10, 2017, and any postponement(s) or adjournment(s) thereof.

The undersigned acknowledges receipt of the Notice of 2017 Annual Meeting of Stockholders, the Proxy Statement and the 2016 Annual Report. All other proxies heretofore given by the undersigned to vote shares of the Company’s common stock at the Annual Meeting are expressly revoked.

(Continued and to be marked, dated and signed, on the other side)

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

C	Non-Voting Items

Change of Address — Please print new address below.

⬛	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.	+